SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM 8-K
                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

    Date of report (Date of earliest event reported) December 28, 1995

                      Commission File Number 1-16914

                         THE E.W. SCRIPPS COMPANY
          (Exact name of registrant as specified in its charter)




   Delaware                                         51-0304972
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                   Identification Number)

1105 N. Market Street
Wilmington, Delaware                                     19801
(Address of principal executive offices)               (Zip Code)

    Registrant's telephone number, including area code:  (302) 478-4141

                                 Not Applicable
(Former name, former address and former fiscal year, if changed since last report.)

                    INDEX TO THE E. W. SCRIPPS COMPANY

                 REPORT ON FORM 8-K DATED DECEMBER 28, 1995



Item No.                                                      Page


  5       Other Events

          (A)  Description of the Transactions                   3

          (B)  Litigation Regarding the Transactions             3

          (C)  Description of Scripps and New Scripps            4

          (D)  Description of Scripps Cable                     64

          (E)  Financial Statements and Financial Information   86

          (F)  Signatures                                       86

  7       Financial Statements and Exhibits

          (A)  Index to Financial Statements and
               Financial Information                         F - 1

          (B)  Index to Pro Forma Financial Information      P - 1

          (C)  Index to Exhibits                             E - 1

                  DESCRIPTION OF THE TRANSACTIONS

On October 28, 1995, The E.W. Scripps Company ("Scripps") and Comcast Corporation ("Comcast") reached an agreement pursuant to which Scripps will contribute all of its non-cable television assets to Scripps Howard, Inc. ("SHI" - a wholly-owned subsidiary of Scripps and the direct or indirect parent of all of Scripps' operations) and SHI's cable television system subsidiaries ("Scripps Cable") will be transferred to and held directly by Scripps. Scripps Cable will then be acquired by Comcast through a tax-free merger (the "Merger") with Scripps. The remaining SHI business will continue as "New Scripps", which will be distributed in a tax-free "spin-off" to Scripps shareholders (the "Spin-Off") and thereafter renamed The E.W. Scripps Company. As a condition of the Merger Scripps has agreed to retire or defease its $61 million aggregate principal amount 7.375% notes due in 1998 ("Defeasance"). The Merger, Spin-off and Defeasance are
collectively referred to as the "Transactions."   Upon completion of the
Transactions the separate existence of Scripps will cease.

The total value in Comcast shares that Scripps shareholders are expected to receive is $1.575 billion, subject to certain closing adjustments. Scripps shareholders will also receive one New Scripps Common Voting Share for each share of Scripps Common Voting Stock held and one New Scripps Class A Common Share for each share of Scripps Class A Common Stock held.

Scripps' historical basis in its assets and liabilities will be carried over to New Scripps. The transactions will be recorded as a reverse-spin transaction, accordingly New Scripps' results of operations for periods prior to the consummation of the Transactions will represent the historical results previously reported by Scripps. Because Scripps Cable represents an entire business segment that will be divested, its results will be reported as "discontinued operations" for all periods presented. Results of the remaining business segments, including results for divested operating units within these segments through their dates of sale, will be reported as "continuing operations." Management of New Scripps intends to maintain the dividend payment policy of Scripps. Future dividends will be subject to New Scripps' earnings, financial condition, and capital requirements.

The closing date of the Transactions is expected to be in the latter part of 1996, subject to regulatory approvals and certain other conditions. Controlling shareholders in Scripps and Comcast have agreed to vote in favor of the Merger. Upon completion of the Transactions New Scripps expects to record a gain of approximately $1.2 billion and a distribution to shareholders of approximately $1.58 billion.


                    LITIGATION REGARDING THE TRANSACTIONS

On October 30, 1995, three purported class actions on behalf of Scripps stockholders were filed in the Court of Chancery, New Castle County, State of Delaware with respect to the proposed transactions: Steven J. Gutter v. Daniel J. Meyer, et al., Case No. 14650; David Shaev v. Lawrence A. Leser, et al., Case No. 14653 and Jack Shanfield v. Lawrence A. Leser, et al., Case No. 14655. These actions are expected to be consolidated and are collectively referred to herein as the "Stockholders' Litigation".

The Scripps Stockholders' Litigation challenges the terms of the proposed transactions by Scripps and certain of its directors. The Scripps Stockholders' Litigation alleges that the defendants breached their fiduciary duties to the stockholders of Scripps with respect to the proposed transactions because they failed to obtain the best price for the disposition of the cable assets and have failed to maximize shareholder value. The Scripps Stockholders' Litigation further claims, among other things, that the defendants breached their fiduciary duties to the Scripps stockholders by entering into the transactions to benefit The Scripps Trust and Scripps family members contrary to the best interests of the other stockholders of Scripps.

The Scripps Stockholders' Litigation seeks to have the Merger enjoined or, if the Merger is consummated, to have it rescinded and to recover unspecified amounts of damages, fees, and expenses. In addition, the actions seek an order to have a Scripps stockholders' committee consisting of purported class members to participate in the review of any transaction relating to the disposition of the Scripps cable television business.

The defendants named in the Scripps Stockholders' Litigation deny the material allegations asserted against them. It is the defendants' intention to defend vigorously the Scripps Stockholders' Litigation. Defendants are unable to evaluate the likelihood of the outcome, favorable or unfavorable, or to estimate the amount or range of potential loss, if any.

                    DESCRIPTION OF SCRIPPS AND NEW SCRIPPS

                                   BUSINESS

If the Transactions are consummated, the newspaper, broadcasting and entertainment businesses of Scripps will continue to be operated by New Scripps, which is a wholly owned subsidiary of Scripps and the direct or indirect parent of all of Scripps' newspaper, broadcasting and entertainment businesses. Accordingly, the discussions set forth below of the Scripps newspaper, broadcasting and entertainment business also serves as a discussion of the New Scripps businesses.

Scripps publishes daily newspapers in fifteen markets, operates local television stations in nine markets, and its entertainment division primarily produces television programming and licenses comic characters.

                                    Newspapers

General - Scripps publishes daily newspapers in fifteen markets. From its Washington bureau Scripps operates the Scripps Howard News Service, a supplemental wire service covering stories in the capital, other parts of the United States, and abroad.

Scripps acquired or divested the following newspaper operations between January 1, 1990 and September 30, 1995:

1995 - Divested the Watsonville, California, daily newspaper.

1993 - Acquired the remaining 2.7% minority interest in the Knoxville News-Sentinel. Divested the Tulare, California, and San Juan, Puerto Rico newspapers.

1992 - Acquired three daily newspapers in California (including The Monterey County Herald in connection with the sale of The Pittsburgh Press). Divested The Pittsburgh Press.

Revenues - The composition of Scripps's newspaper operating revenues for the nine months ended September 30, 1995 and 1994 and for the most recent five years is as follows:


( in thousands )

                                                    For the nine months                              For the years ended
                                                    ended September 30,                                December 31,
                                                    1995          1994       1994       1993         1992        1991        1990
Newspaper advertising:
     Local ROP                                  $   141,270   $ 135,328  $  190,147  $ 177,028   $ 168,286   $ 165,900   $ 175,196
     Classified ROP                                 136,146     122,272     161,835    141,994     122,081     118,641     123,537
     National ROP                                    12,014      11,653      15,595     11,999      12,094      12,438      14,814
     Preprint                                        47,576      43,956      63,103     57,304      50,720      45,729      44,502

Total newspaper advertising                         337,006     313,209     430,680    388,325     353,181     342,708     358,049
Circulation                                          93,192      87,173     116,117    112,393     102,679      98,126      95,306
Joint operating agency distributions                 31,732      32,064      44,151     38,647      40,018      36,647      37,394
Other                                                 6,408       5,776       8,274      8,815       8,971       7,840       7,896

Total                                               468,338     438,222     599,222    548,180     504,849     485,321     498,645
Divested newspapers                                     294       2,725       3,716     19,874     103,838     205,565     213,543

Total newspaper operating revenues              $   468,632   $ 440,947  $  602,938  $ 568,054   $ 608,687   $ 690,886   $ 712,188


Scripps's newspaper operating revenues are derived primarily from advertising and circulation. Advertising rates and revenues vary among Scripps's newspapers depending on circulation, type of advertising, local market conditions, and competition. Advertising revenues are derived from run-of-paper ("ROP") advertisements included with news stories in the body of the newspaper and from preprinted advertisements that are generally produced by advertisers and inserted into the newspaper.

ROP is further broken down among "local," "classified," and "national" advertising. Local refers to advertising that is not in the classified advertising section and is purchased by in-market advertisers. Classified refers to advertising in the section of the newspaper that is grouped by type of advertising, e.g., automotive and help wanted. National refers to advertising purchased by businesses that operate beyond the local market and purchase advertising from many newspapers, primarily through advertising agencies. ROP advertisements are generally more profitable to Scripps than preprinted advertisements.

Advertising revenues vary through the year, with the first and third quarters generally having lower revenues than the second and fourth quarters. Advertising rates and volume are highest on Sundays, primarily because circulation and readership is greatest on Sundays.

Advertising information for Scripps' newspapers is as follows:

( in thousands )
                                                    For the nine months                          For the years ended
                                                    ended September 30,                            December 31,
                                                    1995          1994       1994       1993         1992        1991        1990
Newspaper advertising inches:
     Local                                            4,883       4,955       7,180      6,618       7,016       6,915       7,686
     Classified                                       8,119       7,893      10,889      9,750       8,817       8,280       8,680
     National                                           242         235         358        283         311         363         410

Total full-run advertising inches                    13,244      13,083      18,427     16,651      16,144      15,558      16,776

Circulation revenues are derived from home delivery sales of newspapers to subscribers and from single-copy sales made through retail outlets and vending machines. Circulation information for Scripps' newspapers is as follows:

( in thousands ) (1)                               Morning
                                                     (M)
                  Newspaper                        Evening        1995       1994       1993         1992        1991        1990
                                                     (E)
            Daily Paid Circulation
Albuquerque (NM) Tribune (2)                          E            30.0        32.4       34.7        35.5        38.6        40.1
Birmingham (AL) Post-Herald (2)                     M (3)          58.2        59.6       60.1        61.9        60.6        62.0
Bremerton (WA) Sun                                    E            35.9        38.2       39.6        38.6        40.4        41.2
Cincinnati (OH) Post (2)                            E (6)          87.4        90.9       95.1        98.5       100.9       104.3
Denver (CO) Rocky Mountain News                       M           331.0       344.9      342.9       356.9       355.9       352.0
El Paso (TX) Herald Post (2)                          E            22.3        23.7       25.2        27.6        28.3        28.2
Evansville (IN) Courier (2)                           M            61.8        62.8       64.3        63.9        62.8        63.2
Knoxville (TN) News-Sentinel                          M           124.9       127.9      123.9       126.0       103.9       104.2
Memphis (TN) Commercial Appeal                        M           190.2       198.0      196.2       191.8       194.9       210.5
Monterey County (CA) Herald                         M (5)          34.7        35.3       34.3        36.7        35.3        35.6
Naples (FL) Daily News                                M            47.8        45.2       44.1        42.0        39.8        36.7
Redding (CA) Record-Searchlight                       E            37.7        37.1       38.4        38.6        40.6        40.4
San Luis Obispo (CA)
     Telegram-Tribune                                 E            32.2        32.2       32.5        31.5        32.5        32.3
Stuart (FL) News                                      M            36.3        34.7       33.1        30.9        29.7        29.4
Ventura County (CA)                               M (4),(7)        96.3       102.9       99.6        97.8        98.9        99.6





Total Daily Circulation                                         1,226.7     1,265.8    1,264.0     1,278.2     1,263.1     1,279.7



           Sunday Paid Circulation
Bremerton (WA) Sun                                                 39.6        40.5       40.7        39.5
Denver (CO) Rocky Mountain News                                   436.1       447.2      453.3       430.1       425.4       407.9
Evansville (IN) Courier                                           114.0       116.4      118.6       118.1       117.7       116.9
Knoxville (TN) News-Sentinel                                      174.8       177.9      183.5       182.9       174.9       171.9
Memphis (TN) Commercial Appeal                                    269.4       279.9      279.5       282.3       282.4       288.8
Monterey County (CA) Herald                          (5)           38.1        39.1       35.1        38.2        37.3        37.2
Naples (FL) Daily News                                             61.4        58.4       57.4        54.8        51.7        48.5
Redding (CA) Record-Searchlight                                    39.9        40.3       40.7        40.9        40.0        39.3
Stuart (FL) News                                                   44.4        43.1       40.6        37.5        35.4        34.7
Ventura County (CA)                                  (7)          104.0       108.8      106.2       105.4       107.2       107.8




Total Sunday Circulation                                        1,321.7     1,351.6    1,355.6     1,329.7     1,272.0     1,253.0

 (1) Based on Audit Bureau of Circulation
Publisher's Statements ("Statements") for the six-month periods ending September 30, except figures for the Naples Daily News and the Stuart
News which are from the Statements for the twelve-month periods ending September 30.

(2) This newspaper is published under a JOA with another newspaper in its market. See
"Joint Operating Agencies."

(3) Will move to evening distribution in 2000.

(4) Ventura County edition moved from evening to morning distribution in March 1990.
Thousand Oaks and Simi Valley editions moved to morning distribution in January 1995. (see
(7)).

(5) Acquired in 1992.

(6) Includes circulation of The Kentucky Post.

(7) Prior year amounts have been restated.
Ventura County, Thousand Oaks, and Simi Valley
Star are now reported as separate editions of a single newspaper.

Joint operating agency distributions represent Scripps' share of profits of newspapers managed by the other party to a joint operating agency (see "Joint Operating Agencies"). Other newspaper operating revenues include commercial printing.

Joint Operating Agencies - Scripps is currently a party to newspaper joint operating agencies ("JOAs") in five markets. A JOA combines all but the editorial operations of two competing newspapers in a market in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. The Newspaper Preservation Act of 1970 ("NPA") provides a limited exemption from anti-trust laws, generally permitting the continuance of JOAs in existence prior to the enactment of the NPA and the formation, under certain circumstances, of new JOAs between newspapers. Except for Scripps' JOA in Cincinnati, all of Scripps' JOAs were entered into prior to the enactment of the NPA. From time to time the legality of pre-NPA JOAs has been challenged on anti-trust grounds but no such challenge has yet succeeded in the courts.

JOA revenues less JOA expenses, as defined in each JOA, equals JOA profits, which are split between the parties to the JOA. In each case JOA expenses exclude editorial expenses. Scripps manages the JOA in Evansville and receives approximately 80% of JOA profits. Each of the other four JOAs are managed by the other party to the JOA. Scripps receives approximately 20% to 40% of JOA profits for those JOAs.

The table below provides certain information about Scripps' JOAs.

                                                         Year JOA   Year of
                               Publisher of               Entered     JOA
  Newspaper                   of Other Newspaper           Into     Expiration
 Managed by Scripps:
  The Evansville Courier       Hartmann Publications        1938       1998
 Managed by Other Publisher:
  The Albuquerque Tribune      Journal Publishing Company   1933       2022
  Birmingham Post-Herald       Newhouse Newspapers          1950       2015
  The Cincinnati Post          Gannett Newspapers           1977       2007
  El Paso Herald Post          Gannett Newspapers           1936       2015

The JOAs generally provide for automatic renewal terms of ten years unless an advance notice of termination ranging from two to five years is given by either party. Scripps has notified Hartmann Publications of its intent to terminate the Evansville JOA.

Competition - Scripps' newspapers compete for advertising revenues primarily with other local media, including other local newspapers, television and radio stations, and direct mail. Competition for advertising revenues is based upon audience size and demographics, price, and effectiveness. Newspapers compete with all other information and entertainment media for consumers' discretionary time.

All of Scripps' newspaper markets are highly competitive, particularly Denver, the largest market in which Scripps publishes a newspaper.

Newspaper Production - Scripps' daily newspapers are printed using offset or flexographic presses and use computer systems for writing, editing, and composing and producing the advertising and news material printed in each edition.

Raw Materials and Labor Costs - Scripps consumed approximately 142,000 metric tons of newsprint for the nine months ended September 30, 1995, a 4% decrease from the same period in 1994. Scripps purchases newsprint from various suppliers, many of which are Canadian. Management believes that Scripps' sources of supply of newsprint are adequate for its anticipated needs. Newsprint prices have risen dramatically in 1994 and 1995. As a result newsprint costs accounted for approximately 22% of Scripps' newspaper operating expenses for the nine months ended September 30, 1995, as compared to 18% in the same period of 1994.

Labor costs accounted for approximately 43% of Scripps' newspaper operating expenses in 1995. A substantial number of Scripps' newspaper employees are represented by labor unions. See "Employees."

                           Broadcast Television

General - Scripps' television operations consist of nine network-affiliated television stations. Scripps acquired or divested the following broadcast operations between January 1, 1990 and September 30, 1995:

  1993 - Divested radio stations and Memphis television station.

  1991 - Acquired Baltimore television station WMAR.

Revenues - The composition of Scripps' broadcasting operating revenues for the nine months ended September 30, 1995 and 1994 and for the most recent five years is as follows:

( in thousands )
                                                   For the nine months                          For the years ended
                                                   ended September 30,                              December 31,
                                                    1995          1994       1994       1993         1992        1991        1990
Local advertising                               $   108,199   $ 103,124  $  142,491  $ 130,603   $ 120,148   $ 106,610   $  98,235
National advertising                                 91,090      87,768     122,668    114,558     109,204      99,459      89,110
Political advertising                                   758       5,121      14,291      1,344       8,836         665       8,292
Other                                                11,664       6,432       8,734      8,439       9,037       9,661       9,509

Total                                               211,711     202,445     288,184    254,944     247,225     216,395     205,146
Divested television and radio stations                                                  29,350      30,062      29,055      30,434

Total broadcasting operating revenues           $   211,711   $ 202,445  $  288,184  $ 284,294   $ 277,287   $ 245,450   $ 235,580


Scripps' television operating revenues are derived primarily from the sale of time to businesses for commercial messages that appear during entertainment and news programming. Local advertising refers to time purchased by local businesses; national refers to regional and national businesses; political refers to campaigns for elective office.

The first and third quarters of each year generally have lower advertising revenues than the second and fourth quarters, due in part to higher retail advertising during the holiday seasons and political advertising in election years. Advertising rates are based primarily upon the size and demographics of the audience for each program.

Information concerning Scripps' stations and the markets in which they operate is as follows:

                                                                         Current
                                                   Expiration           Affiliation  Stations
                                          Network    of FCC   Rank of   Agreement     in
           Station and Market          Affiliation  License  Market (1)  Expires     Market (3) 1995  1994 1993  1992  1991  1990
   WXYZ, Detroit, Ch. 7                     ABC       1997       9         2004        6
        Average Audience Share (2)                                                               21    21   21    22    23    22
        Station Rank in Market (3)                                                                1     1    1     1     1     1
   WEWS, Cleveland, Ch. 5                   ABC       1997       13        2004       10
        Average Audience Share (2)                                                               19    20   20    21    20    21
        Station Rank in Market (3)                                                                1     1    1     1     1     1
   WFTS, Tampa, Ch. 28                    ABC (6)     1997       15        2004       10
        Average Audience Share (2)                                                               10     8    8     7     7     8
        Station Rank in Market (3)                                                                4     4    4     4     4     4
   KNXV, Phoenix, Ch. 15                  ABC (6)   1993 (4)     19        2004       11
        Average Audience Share (2)                                                               10    10    9    10    10     8
        Station Rank in Market (3)                                                                4     4    4     4     4     5
   WMAR, Baltimore, Ch. 2 (5)             ABC (6)     1996       23        2004        6
        Average Audience Share (2)                                                               15    17   19    17    21    21
        Station Rank in Market (3)                                                                3     3    2     2     1     2
   WCPO, Cincinnati, Ch. 9                CBS (7)     1997       30        1996        5
        Average Audience Share (2)                                                               17    19   21    22    20    24
        Station Rank in Market (3)                                                                1     1    1     1     1     1
   KSHB, Kansas City, Ch. 41              NBC (6)     1998       31        2004        7
        Average Audience Share (2)                                                               10    11   10    11     9    10
        Station Rank in Market (3)                                                                4     4    4     4     4     4
   WPTV, W. Palm Beach, Ch. 5               NBC       1997       45        2004        6
        Average Audience Share (2)                                                               18    20   24    23    25    25
        Station Rank in Market (3)                                                                1     1    1     1     1     1
   KJRH, Tulsa, Ch. 2                       NBC       1998       59        2004        7
        Average Audience Share (2)                                                               16    16   15    16    17    17
        Station Rank in Market (3)                                                                3     4    3     3     3     3

All market and audience data is based on November A.C. Nielsen Company survey, except for 1995 which is based on the May survey.

(1)  Rank of Market represents the
relative size of the television market
in the United States.
(2)  Represents the number of television
households tuned to a specific station
Sign-On/Sign-Off, Sunday - Saturday,
as a percentage of total viewing
households in Area of Dominant
Influence.
(3)  Stations in Market does not include
public broadcasting stations, satellite
stations, or translators which
rebroadcast signals from distant stations.
Station Rank in Market is based on
Average Audience Share as described in
(2).
(4)  Scripps filed an application for
renewal of the FCC license on June 1,
1993 for a term to expire in 1998.
Petitions to deny or revoke this license are pending.
(5)  Station purchased May 30, 1991.
(6)  Prior to January 1995 WFTS and KNXV
were FOX affiliates and WMAR was a NBC
affiliate; prior to September 1994 KSHB
was a FOX affiliate.
(7)  Affiliation will change to ABC in
June 1996.  The ABC affiliation
agreement has a term of ten years.

Competition - Scripps' television stations compete for advertising revenues primarily with other local media, including other television stations, radio stations, newspapers, and direct mail. Competition for advertising revenues is based upon audience size and demographics, price, and effectiveness. Television stations compete for consumers' discretionary time with all other information and entertainment media. Continuing technological advances will improve the capability of alternative service providers such as traditional cable, "wireless" cable, and direct broadcast satellite television to offer video services in competition with terrestrial broadcasting. The degree of competition from such service providers and from local telephone companies which are pursuing efforts to enter this market is expected to increase. Scripps intends to undertake upgrades in its services as may be permitted by the FCC to maintain its competitive posture, and such facility upgrades may require large capital investments. Technological advances in interactive media services will increase these competitive pressures.

Network Affiliation and Programming - Scripps' television stations are affiliated with national television networks. The networks offer a variety of programs to affiliated stations, which have the right of first refusal before such programming may be offered to other television stations in the same market. Networks compensate affiliated stations for carrying network programming.

In addition to network programs, Scripps' television stations broadcast locally produced programs, syndicated programs, sports events, movies, and public service programs. News is the focus of Scripps' locally produced programming. Advertising during local news programs accounts for more than 30% of a station's revenues.

Federal Regulation of Broadcasting - Television broadcasting is subject to the jurisdiction of the Federal Communications Commission ("FCC") pursuant to the Communications Act of 1934, as amended ("Communications Act"). The Communications Act prohibits the operation of television broadcasting stations except in accordance with a license issued by the FCC and empowers the FCC to revoke, modify, and renew broadcasting licenses, approve the transfer of control of any corporation holding such licenses, determine the location of stations, regulate the equipment used by stations, and adopt and enforce necessary regulations.

Television broadcast licenses are granted for a maximum of five years, and are renewable upon application. Application for renewal of the license for Scripps' Phoenix station was filed in 1993 and is still pending. A petition to deny this renewal application, raising Equal Employment Opportunity issues, has been filed by the League of United Latin American
Citizens ("LULAC") and is still pending.   While there can be no assurance
regarding the outcome of this petition, Scripps has never had a license revoked, has never been denied a renewal, and all previous renewals have been for the maximum term.

FCC regulations govern the multiple ownership of television stations and other media. Under the multiple ownership rule, a license for a television station will generally not be granted or renewed if (i) the applicant already owns, operates, or controls a television station serving substantially the same area, or (ii) the grant of the license would result in the applicant's owning, operating, or controlling, or having an interest in, more than twelve television stations or in television stations whose total national audience reach exceeds 25% of all television households.
FCC rules also generally prohibit "cross-ownership" of a television station and daily newspaper or cable television system in the same service area. Scripps' television station and daily newspaper in Cincinnati were owned by Scripps at the time the cross-ownership rules were enacted and enjoy "grandfathered" status. These properties would become subject to the cross-ownership rules upon their sale. The FCC and Congress are actively considering some relaxation of these ownership restrictions.

Under the Cable Television Consumer Protection and Competition Act of 1992 ("1992 Act"), each television broadcast station gained "must-carry" rights on any cable system defined as "local" with respect to that station. Stations may waive their must-carry rights and instead negotiate retransmission consent agreements with local cable companies. Scripps' stations have generally elected to negotiate retransmission consent agreements with cable companies.

Management believes Scripps is in substantial compliance with all applicable regulatory requirements.

                               Entertainment

General - Scripps' Entertainment segment includes United Media, a licensor and syndicator of news features and comics, Home & Garden Television ("HGTV"), Scripps Howard Productions ("SHP"), Cinetel Productions ("Cinetel"), an independent producer of cable television programming, and Scripps' equity interests in The Television Food Network and SportSouth, both cable television networks.

HGTV was launched on December 30, 1994. Cinetel was acquired on March 31, 1994. SHP began operations in 1993 and began selling programs in 1995.

Revenues - The composition of Scripps' entertainment revenues for the nine months ended September 30, 1995 and 1994 and for the most recent five years is as follows:

( in thousands )
                                                    For the nine months                          For the years ended
                                                    ended September 30,                               December 31,
                                                    1995          1994       1994       1993         1992        1991        1990
Licensing                                       $    38,682   $  38,054  $   49,236  $  55,083   $  57,136   $  62,167   $  63,127
Syndication of comics and features                   13,613      13,545      17,998     18,814      19,013      19,827      20,689
Film and television production                        8,921       4,422       5,725     10,757      11,060       9,617       7,896
Other                                                 7,748         322         514         87

Total entertainment operating revenues          $    68,964   $  56,343  $   73,473  $  84,741   $  87,209   $  91,611   $  91,712


Scripps, under the trade name United Media, is a leading distributor of news columns, comics, and other features for the newspaper industry. Included among these features is "Peanuts", one of the most successful strips in the history of comic art. United Media sold its worldwide "Garfield" and "US Acres" copyrights in 1994. Film and television production revenues prior to 1994 were primarily related to "Garfield" television programming.

United Media owns and licenses worldwide copyrights relating to "Peanuts" and other character properties for use on numerous products, including plush toys, greeting cards, and apparel, for promotional purposes, and for exhibit on television, video cassettes, and other media. Merchandise, literary, and exhibition licensing revenues are generally a negotiated percentage of the licensee's sales. Scripps generally receives a fixed fee for the use of its copyrights for promotional and advertising purposes. More than half of the licensing revenues are from markets outside the United States. Scripps generally pays a percentage of gross syndication and licensing royalties to the creators of these properties.

HGTV features 24 hours of daily programming focusing on home repair and remodeling, gardening, decorating, and home electronics. While most of the programming is transmitted by HGTV, affiliated local television stations throughout the United States may insert local programming and advertisements in certain time periods. The subscriber base has been established through a collaboration of local television stations (one per market) and cable television systems. Several of the largest cable television system operators have entered into agreements to carry the new network in exchange for permission to carry the signals of local television stations affiliated with HGTV.

Scripps expects to invest an additional $45,000,000 in HGTV over the next three years, including capital expenditures and pre-tax operating losses.

HGTV revenues are derived from the sale of advertising time and from fees received from cable television and other distribution systems that carry the network. Such license fees are generally based on the number of subscribers who can receive HGTV.

HGTV programming is transmitted via satellite to cable television systems. The HGTV audience includes satellite dish owners, who can view HGTV programming without paying a fee.

Scripps established SHP to acquire, create, develop, produce, and own programming product for domestic and international television, including prime-time series for network and first-run syndication, movies, and miniseries for network, cable, and pay cable television broadcast, along with news, information, and entertainment services for the emerging multimedia marketplace. Cinetel produces programs for cable television, such as Club Dance at the Whitehorse Cafe and Shadetree Mechanic.

Scripps' film and television program production revenues are derived from the licensing of programming to broadcast and cable television networks, the fees for which are negotiated with the networks. License fees are recognized as revenue when the programs are available for broadcast. The success of Scripps' programs is dependent upon public taste, which is unpredictable and subject to change. Consequently, operating revenues are subject to substantial fluctuations.

Programs are developed and produced internally and in collaboration with a number of independent writers, producers and creative teams under production arrangements. SHP generally licenses a program prior to commencing production. The initial license fee generally covers the cost of production. SHP retains the distribution rights for foreign, syndicated television, cable television, and home video markets.

Competition - Scripps' syndication operations compete for a limited amount of newspaper space with other distributors of news columns, comics, and other features. Competition is primarily based on price and popularity of the features. Popularity of licensed characters is a primary factor in obtaining and renewing merchandise and promotional licenses.

Scripps' program and production operations compete with all forms of entertainment. In addition to competing for market share with other entertainment companies, Scripps competes to obtain creative talents, story properties, advertiser support and broadcast rights. A significant number of other companies produce and/or distribute programs and provide programming to cable television and other system operators. Competition is primarily based on price, quality of the programming, and public taste.


                                 Employees

As of September 30, 1995 Scripps had approximately 6,700 full-time employees, of whom approximately 4,800 were engaged in newspapers, 1,500 in broadcasting, and 350 in entertainment. Various labor unions represent approximately 1,900 employees, primarily in newspapers. Collective bargaining agreements covering approximately 50% of union-represented employees are being negotiated currently or will be negotiated in 1996. Except for work stoppages at The Pittsburgh Press, which was sold in 1992, Scripps has not experienced any work stoppages since March 1985. Scripps considers its relationship with employees to be generally satisfactory.


                                PROPERTIES

The properties used in Scripps' newspaper operations generally include business and editorial offices and printing plants.

Scripps' television operations require offices and studios and other real property for towers upon which broadcasting transmitters and antenna equipment are located. Increased capital expenditures in 1994 and 1995 are associated with more local news programming, primarily, in Kansas City, Phoenix, and Tampa. Ongoing advances in the technology for delivering video signals to the home, such as "high definition television," may, in the future, require a high level of capital expenditures in order to maintain competitive position.

Scripps' entertainment operations require offices and studios and other real and personal property to deliver programming product. HGTV and Cinetel operate from an 80,000 square-foot production facility in Knoxville.

Management believes Scripps' present facilities are generally well-maintained and are sufficient to serve its present needs.

                             LEGAL PROCEEDINGS

Scripps is involved in litigation arising in the ordinary course of business, such as defamation actions and various governmental and administrative proceedings relating to, among other things, renewal of broadcast licenses, none of which is expected to result in material loss.


        DIRECTORS AND EXECUTIVE OFFICERS OF SCRIPPS AND NEW SCRIPPS

                            Executive Officers

The Executive officers of Scripps and New Scripps are identical. Executive officers serve at the pleasure of the Boards of Directors. Certain information as of December 1, 1995, about such officers appears in the table below.

     Name             Age                           Position

Lawrence A. Leser       60    Chairman of the Board of Directors (since August
                              1994); Chief Executive Officer (since 1985);
                              Director (since 1977); President
                              (1985 to August 1994)

William R. Burleigh     60    President (since August 1994); Chief Operating
                              Officer (since May 1994); Director (since 1990);
                              Executive Vice President (1990 to August 1994);
                              Senior Vice President/Newspapers and Publishing
                              (1986 to 1990)

Daniel J. Castellini    55    Senior Vice President/Finance and
                              Administration (since 1986)

F. Steven Crawford      47    Senior Vice President/Cable (since September
                              1992); Vice President, Cable (1990 to September
                              1992); General Manager, TeleScripps Cable
                              Company (1983 to 1990)

Paul F. (Frank) Gardner 53    Senior Vice President/Broadcasting
                              (since April 1993); Senior Vice President,
                              News Programming, Fox Broadcasting Company
                              (1991 to 1993); Vice President and General
                              Manager, WCPO Television, Cincinnati (1988
                              to 1991)

Alan M. Horton          52    Senior Vice President/Newspapers (since May
                              1994); Vice President/Operations, Newspapers
                              (1992 to May 1994); Editor, Naples Daily News
                              (1987 to 1992)

Craig C. Standen        53    Senior Vice President/Corporate Development
                              (since August 1994); Vice President/Marketing-
                              Advertising, Newspapers (1990 to August 1994)

J. Robert Routt         41    Vice President and Controller (since 1985)

E. John Wolfzorn        50    Treasurer (since 1979)

M. Denise Kuprionis     39    Corporate Secretary (since 1987)

Gregory L. Ebel         40    Vice President/Human Resources (since
                              1994); Senior Vice President, PNC Bank Ohio
                              (1990 to 1994)

Richard A. Boehne       39    Vice President/Corporate Communications and
                              Investor Relations (since 1995); Director of
                              Corporate Communications and Investor
                              Relations (1989 to 1994)

                                 Directors

The directors of Scripps and New Scripps are identical. Each director serves until the next succeeding annual meeting of stockholders and until their respective successors are elected and qualified. Certain information as of December 1, 1995, about such directors appears in the table below.

                                                   Principal Occupation or
                             Director             Occupation/Business
    Name                Age   Since                  Experience for
                                                      Past Five Years

Daniel J. Meyer(1)       59    1988      Chairman since January 1, 1991,
                                         Chief Executive Officer since
                                         April 24, 1990, President and
                                         Chief Operating Officer from
                                         November 1987 through April 1990,
                                         of Cincinnati Milacron Inc. (a
                                         manufacturer of metal working and
                                         plastics processing machinery and
                                         systems).

Nicholas B. Paumgarten   50    1988      Managing Director of J.P. Morgan &
                                         Co. Inc. since February 10, 1992
                                         (an investment banking firm);
                                         Managing Director of Dillon,
                                         Read & Co. Inc. from March 19, 1991
                                         through February 9, 1992 (an
                                         investment banking firm); Managing
                                         Director from 1981 through
                                         March 18, 1991 of The First Boston
                                         Corporation (an investment banking
                                         firm).

David R. Huhn             58    1991     Retired; President of McAlpin's,
                                         Inc., a subsidiary of Mercantile
                                         Stores Co., Inc. from October 16,
                                         1991 through February 3, 1994;
                                         Chairman and Chief Executive Officer
                                         from September 1989 through
                                         October 15, 1991, of Mercantile
                                         Stores Co., Inc.

John H. Burlingame(2)     62    1988     Executive Partner since 1982 of
                                         Baker & Hostetler (law firm).

William R. Burleigh       60    1990     President of Scripps since August
                                         1994; Chief Operating Officer since
                                         May 1994, Executive Vice President
                                         from March 1990 through August 1994,
                                         Senior Vice President/Newspapers
                                         and Publishing of Scripps from
                                         September 1986 to March 1990;
                                         and Vice President and General
                                         Editorial Manager of Scripps from
                                         January 1984 to September 1986.

Lawrence A. Leser(3)      60    1977     Chairman of Scripps since
                                         August 1994, Chief Executive
                                         Officer since July 1985, President
                                         from July 1985 through August 1994.

Charles E. Scripps(4)     75    1946     Chairman of the Executive Committee
                                         of Scripps since August 1994;
                                         Chairman of the Board of Directors
                                         of Scripps from 1953 to August 1994.

Paul K. Scripps(5)        50    1986     Chairman since December 1989 and
                                         Vice Chairman and Editorial Director
                                         from December 1988 through
                                         December 3, 1989, of John P. Scripps
                                         Newspapers, a subsidiary of Scripps.

Robert P. Scripps(6)      77    1949     A Director of Scripps since 1949.

 (1) Mr. Meyer is a director of Cincinnati Milacron Inc., Star Bank Corporation (bank holding company), Hubbell Incorporated (manufacturer of wiring and lighting devices) and Sunbeam Corporation (a consumer products company).

(2) Mr. Burlingame is a Trustee of the Scripps Trust.

(3) Mr. Leser is a director of Union Central Life Insurance Company and AK Steel Holding Corporation (steel manufacturer).

(4) Mr. Charles E. Scripps is the brother of Robert P. Scripps and Chairman of the Board of Trustees of the Scripps Trust.

(5) Mr. Paul K. Scripps serves as a director of the Company pursuant to an agreement between the Scripps Trust and John P. Scripps. See "Certain Transactions--John P. Scripps Newspapers."

(6) Mr. Robert P. Scripps is a Trustee of the Scripps Trust and the brother of Charles E. Scripps.

Committees. The Scripps Board has, and after the Spin-Off the New Scripps Board will have, an Executive Committee, an Audit Committee and a Compensation Committee. The functions of each of these committees are described and the members of each are listed below.

Charles E. Scripps, Lawrence A. Leser and John H. Burlingame are the members of the Executive Committee. The Executive Committee exercises all of the powers of the Board in the management of corporate business and affairs between Board meetings, except the power to fill vacancies on the Board or its committees.

Daniel J. Meyer, Nicholas B. Paumgarten and David R. Huhn are the members of the Audit Committee, which nominates the independent auditors each year, reviews the audit plans of both the internal and independent auditors, evaluates the adequacy of and monitors compliance with corporate accounting policies, and reviews the annual financial statements. The internal and independent auditors have unrestricted access to the Audit Committee.

Charles E. Scripps, Daniel J. Meyer and David R. Huhn are the members of the Compensation Committee, which establishes overall compensation policy, determines compensation of senior management and administers the Scripps Incentive Plan (as defined).

Compensation of Directors. Each director elected by the holders of Scripps Class A Common Stock receives an annual fee of $22,000, and an additional $2,000 for each meeting that he attends of the Scripps Board or a committee thereof on which he serves. Additionally, for each committee of which he is chairman, such director receives an annual fee of $3,000. Directors elected by the holders of Scripps Common Voting Stock, with the exception of Charles E. Scripps, do not receive any compensation for services as directors or committee members. Charles E. Scripps receives a fee for such services at the annual rate of $50,000, but does not receive any additional fees for his attendance at Scripps Board or Committee meetings. It is expected that New Scripps will compensate directors following the Spin-Off substantially in accordance with the foregoing practices.

                       EXECUTIVE COMPENSATION

Prior to the Spin-Off, Scripps executive officers will not have received any compensation from New Scripps for serving as executive officers thereof. It is expected that New Scripps will compensate its executive officers following the Spin-Off substantially in accordance with the compensation practices of Scripps. Stockholders interested in the compensation paid by Scripps to its executive officers may refer to Scripps' Proxy Statement for its 1995 Annual Meeting of Stockholders, a copy of which is on file with the SEC and is available without charge upon written or oral request to Investor Relations, The E.W. Scripps Company, 312 Walnut Street, Cincinnati, Ohio 45202, telephone (513) 977-3825.

                     Scripps Stock Plans Assumed by New Scripps

Scripps maintains the following stock plans: (i) the 1987 Long-Term Incentive Plan ("Scripps Incentive Plan") and (ii) the 1994 Non-Employee Directors' Stock Option Plan ("Scripps Director's Plan," and collectively, the "Scripps Stock Plans"). In connection with the Merger and related transactions, New Scripps will assume the Scripps Stock Plans and the options and awards outstanding thereunder. All references in such plans to Scripps and Scripps Class A Common Stock will be deemed to refer to New Scripps and New Scripps Class A Common Shares. Approval of the
Merger by the holders of Scripps Common Voting Stock will constitute approval of New Scripps' assumption of the Scripps Stock Plans for purposes of the stockholder approval requirements of Rule 16b-3 under the Exchange Act.

Scripps Incentive Plan. Upon consummation of the Spin-Off, New Scripps will assume the Scripps Incentive Plan and all options and awards outstanding thereunder. All such options and awards will be adjusted in accordance with the plan by the Compensation Committee so as to prevent enlargement or dilution of the rights represented by such options and awards. No amendments will be made to the Scripps Incentive Plan as a result of the Spin-Off. All information appearing below about the Scripps Incentive Plan will continue to apply to the plan after assumption thereof by New Scripps.

The purpose of the Scripps Incentive Plan is to promote the long-term growth and profitability of Scripps by enabling it to attract and retain the best available persons for positions of substantial responsibility. Grants of incentive or nonqualified stock options, stock appreciation rights (in tandem with or independent of options) ("SARs"), restricted or nonrestricted share awards, performance units, or any combination thereof, may be made under the Scripps Incentive Plan. Participation is limited to officers and other key employees of Scripps selected by the Compensation Committee. Directors who are not officers of Scripps are not eligible to participate in the Scripps Incentive Plan. Scripps has reserved 3,250,000 shares of Class A Common Stock for issuance under the plan. The maximum number of shares of Scripps Class A Common Stock with respect to which options, SARs, restricted stock or performance units, or any combination thereof, may be granted under the Scripps Incentive Plan to any employee in any one calendar year is limited to 500,000 shares.

Stock Options and SARs. The exercise price of stock options granted under the Scripps Incentive Plan shall not be less than 100% of the fair market value of the shares on the date the option is granted. The Compensation Committee may grant incentive or nonqualified options. Options may be exercised upon payment of the exercise price in cash, in shares previously acquired by the optionee, or a combination of cash and such shares.
Options may also be exercised in accordance with a "cashless" exercise procedure that permits the optionee to sell all or a portion of the shares underlying the option or obtain a margin loan from a broker sufficient to enable payment in either case of the exercise price of the option. The Compensation Committee shall determine the date or dates on which each option shall become exercisable. The Compensation Committee may accelerate the vesting of any option or SAR held by an employee who retires or whose employment is otherwise terminated for any reason other than cause.
"Cause" means, generally, conviction of a felony, conduct that could cause demonstrable and serious injury to Scripps, or gross dereliction of duty or other grave misconduct. Retired employees have a period of five years following retirement to exercise their options and SARs. Upon a change in control of Scripps there will be an automatic acceleration of the vesting of any outstanding option or SAR as of the date of such change in control.

The Compensation Committee is authorized to grant SARs under the Scripps Incentive Plan independently of or in tandem with stock options. The exercise of an option shall result in an immediate forfeiture of its corresponding tandem SAR, and the exercise of a tandem SAR shall cause an immediate forfeiture of its corresponding option. A tandem SAR shall expire at the same time as and shall be transferable only when and under the same conditions as the related option. Tandem SARs shall be exercised only when, to the extent and on the conditions that the related option is exercisable. Upon exercise, the optionee shall be entitled to distribution of an amount equal to the difference between the fair market value of a share of Scripps Class A Common
Stock on the date of exercise and the exercise price of the option to which the SAR corresponds. The Compensation Committee shall decide whether such distribution shall be in cash, in shares, or in a combination thereof. All tandem SARs will be exercised automatically on the last day prior to the expiration date of the related option.
An independent SAR will entitle an employee to receive, with respect to each share of Class A Common Stock as to which the SAR is exercised, the excess of the fair market value of one share of such stock on the date of exercise over its fair market value on the date such SAR was granted. As defined in the Scripps Incentive Plan, "fair market value" means the average of the highest and lowest selling prices of the Scripps Class A Common Stock as reported on the New York Stock Exchange on the date in question. Independent SARs may become exercisable at such times or times, and on such conditions as the Compensation Committee may specify, except that no such SAR will become exercisable during the first six months following the date on which it was granted. The Scripps Incentive Plan provides that each independent SAR will be exercised automatically on the last day prior to its expiration date. Payments of the amount to which an employee is entitled upon the exercise of an independent SAR shall be made in cash or shares of Scripps Class A Common Stock, or in any combination thereof, as the Compensation Committee shall determine. To the extent that the payment is made in shares, the shares will be valued at their fair market value on the day of exercise of such SAR.

No option, SAR or performance unit shall be transferable by an employee otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. The Scripps Incentive Plan provides that the Compensation Committee shall make adjustments as it deems appropriate in the number and kind of shares reserved for issuance under the Plan, and the number and kind of shares covered by grants made under the plan and in the exercise price of outstanding options, in certain events, such as reorganization, recapitalization, stock split or merger. The Compensation Committee may also authorize cash awards to any participant in order to assist him or her in meeting tax obligations with respect to shares received under the plan.

Share Awards. The Compensation Committee may award shares of Scripps Class A Common Stock under the Scripps Incentive Plan and place restrictions on transfer of such shares. Each award shall specify the applicable restrictions, if any, on such shares, the duration of such restrictions, and the time at which such restrictions shall lapse. Participants will be required to deposit shares with Scripps during the period of any restriction on transfer.

Performance Units. The Compensation Committee may grant performance units to participants under the Scripps Incentive Plan. Each unit shall have a dollar value determined at the time of grant. The value of each unit may be fixed or it may fluctuate based on a performance factor (e.g., return on equity) selected by the Compensation
Committee. The Compensation Committee shall establish performance goals that, depending on the extend to which they are met, will determine the final value of the performance units or the final number of units actually earned by participants, or both. Performance units that are earned by a participant may be paid in restricted or nonrestricted shares, in cash, or in a combination of both in the Compensation Committee's discretion.

Miscellaneous. The Scripps Incentive Plan provides for vesting, exercise or forfeiture of rights granted under the Scripps Incentive Plan on retirement, death, disability, termination of employment or a change of control. The Board of Directors may modify, suspend or terminate the Scripps Incentive Plan as long as it does not impair the rights of any participant thereunder. The holders of Scripps Common Voting
Stock must approve any increase in the maximum number of shares reserved for issuance under the plan, any change in the classes of employees eligible to participate in the plan and any material increase in the benefits accruing to participants. The Scripps
Incentive Plan was approved by the holders of Scripps Common Voting
Stock in December 1987 and shall terminate in December 1997 except with respect to awards or options then outstanding.

Scripps Directors' Option Plan. Upon consummation of the Spin-Off, New Scripps will assume the Scripps Directors' Plan and all options outstanding thereunder. All such options will be adjusted in accordance with the plan by the Compensation Committee so as to prevent enlargement or dilution of the rights represented by such options. No amendments will be made to this plan as a result of the Spin-Off. All information appearing below about the Scripps
Directors' Plan will continue to apply to the plan after assumption thereof by New Scripps.

The purpose of the plan is to strengthen the alignment of interests between non-employee directors and the stockholders of Scripps through the increased ownership by such directors of shares of Scripps Class A
Common Stock. The total number of shares of Class A Common Stock of Scripps that may be made subject to options awarded under the Plan is 50,000. Participation is limited to non-employee directors of Scripps elected by the holders of Class A Common Stock.

Under the plan, each qualified director shall receive a one-time non-qualified stock option for 5,000 shares of Class A Common Stock at the time of initial election. On December 9, 1994, each of the three non-employee directors currently in office received an option for 5,000 shares of Class A Common Stock. The plan was subsequently approved by the holders of the Common Voting Stock.

The exercise price of each option granted under the plan shall be equal to the fair market value of a share of Scripps Class A Common Stock on the date that the option is granted. Options may be exercised in whole or in part upon payment of the exercise price in cash or in shares of Scripps Class A Common Stock previously acquired or a combination of cash and such shares. The plan also provides for "cashless exercise" of options pursuant to which a participant pays the exercise price of his options by selling all or part of the underlying common shares.

The stock options granted under the plan to the current non-employee directors of the Company are exercisable and shall expire on December 9, 2004. All other stock options granted under the plan shall be exercisable on the first anniversary of the recipient's election as a director by the holders of Scripps Class A Common Stock and shall have terms of ten years from the date of grant.

Options granted under the plan are not transferable except as permitted by applicable law. The plan provides for appropriate adjustments in the number and kind of shares reserved for issuance under the plan or covered by options granted under the Plan and in the exercise price of outstanding options in the event of a reorganization, stock split, merger, or similar event. The plan will continue in effect until its expiration on December 9, 2004, and options then outstanding will continue in effect until the expiration of their terms.

Rule 16b-3. Pursuant to Section 16(b) of the Exchange Act, directors, certain officers and 10% stockholders of Scripps are generally liable to Scripps for repayment of any "short-swing" profits realized from any non-exempt purchase and sale of Scripps Common Stock occurring within a six-month period. Rule 16b-3, promulgated under the Exchange Act, provides an exemption from Section 16(b) liability for certain transactions by an officer or director pursuant to an employee benefit plan that complies with such rule. Specifically, the grant of an option under an employee benefit plan that complies with Rule 16b-3 will not be deemed the purchase of a security and the actual or deemed sale of shares in connection with certain option exercises will not be deemed a sale for Section 16(b) purposes. The Scripps Stock Plans are designed to comply with Rule 16b-3.

Federal Income Tax Consequences of the Scripps Stock Plans. The following is a summary of the federal income tax consequences of transactions under the Scripps Stock Plans.

Non-Qualified Stock Options. In general, with respect to non-qualified stock options under each of the Scripps Stock Plans (a) no income is realized by the optionee at the time the option is granted, (b) upon exercise of the option, the optionee realizes ordinary income in an amount equal to the excess of the fair market value of the shares of Class A Common Stock on the date of exercise over the option price paid for the shares, and Scripps is entitled to a tax deduction in the same amount, and
(c) at disposition of the Class A Common Stock received upon the exercise of the option, the optionee receives, as either short-term or long-term capital gain (or loss) the difference between the amount realized and the fair market value of the shares on the date of exercise.

Incentive Stock Options. No taxable income is realized by the optionee upon the grant or exercise of an incentive stock option under the Scripps Incentive Plan. If Class A Common Stock is issued to an optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such stock is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (a) upon the sale of such stock a long-term capital gain or loss will be realized in an amount equal to the difference between the option price and the amount realized by the optionee and (b) no deduction will be allowed to Scripps for federal income tax purposes. The excess (if any) of the fair market value of the shares on the date of exercise over the option price, however, is includable in alternative minimum taxable income unless the shares are disposed of in the taxable year the option is exercised.

If Class A Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, generally (i) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares and (ii) Scripps will be entitled to deduct the amount realized as ordinary income by the optionee if Scripps satisfies certain federal withholding or reporting requirements. Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction for Scripps.

Stock Appreciation Rights. No income will be realized by an optionee in connection with the grant of a stock appreciation right under the Scripps Incentive Plan. When the right is exercised, the optionee will generally be required to recognize as ordinary income in the year of exercise an amount equal to the sum of the amount of cash and the fair market value of any shares received. Scripps will be entitled to a deduction equal to the amount included in such optionee's ordinary income by reason of the exercise if Scripps satisfies certain federal withholding or reporting requirements. If the optionee receives Class A Common Stock upon the exercise of a stock appreciation right, the post-exercise appreciation (or depreciation) will be treated in the same manner as discussed above under "Non-Qualified Stock Options."

Restricted Stock Awards. A recipient of a restricted stock award under the Scripps Incentive Plan generally will recognize ordinary income equal to the difference between the fair market value of the restricted stock at the time the stock is transferable or not subject to a substantial risk of forfeiture and the consideration, if any, paid for the stock. A recipient may elect, however, within 30 days of the date of grant, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock on such date (determined without regard to any restrictions other than restrictions which will never lapse) over the consideration, if any, paid for such restricted stock. Scripps generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the recipient if Scripps satisfies certain federal withholding requirements.

Performance Units. A recipient of performance units under the Scripps Incentive Plan will recognize ordinary income when the objectives for a performance unit are satisfied. The time at which a recipient of a performance unit will recognize ordinary income will generally depend upon whether the recipient receives restricted or nonrestricted stock, cash or a combination thereof. Scripps generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the recipient if Scripps satisfies certain witholding requirements.

Capital Gains. Under current law, capital gains are subject to the same tax rates that apply to ordinary income, except the rate may not exceed 28%. Capital losses may be utilized to offset capital gains to the extent of capital gains, and $3,000 of capital losses in excess of capital gains ($1,500 in the case of a married individual filing a separate return) is deductible against other income.

To receive long-term capital gain (loss) treatment with respect to any appreciation (depreciation) in the value of Class A Common Stock acquired pursuant to the Scripps Stock Plans, the participant must hold such shares for more than one year. Shares held for one year or less will receive short-term capital gain or loss treatment.

Dividends and Dividend Equivalents. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant and may be deductible by Scripps. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participants, but will not be deductible by Scripps.

$1,000,000 Deduction Limitation. Scripps is not entitled to deduct annual remuneration in excess of $1 million (the "Deduction Limitation") paid to certain of its employees unless such remuneration satisfies an exception to the Deduction Limitation, including an exception for performance-based compensation established by a compensation committee and approved by shareholders. Thus, unless options, rights or awards granted under the Scripps Incentive Plan satisfy an exception to the Deduction Limitation, Scripps' deduction with respect to such options, rights or awards will be subject to the Deduction Limitation.

Under Treasury Regulations, compensation attributable to stock options or stock appreciation rights is deemed to satisfy the performance based compensation exception if:

   "the grant or award is made by the compensation committee; the plan under which the option or right is granted states the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee; and, under the terms of the option or right the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award . . ."

If a compensation committee comprised solely of two or more "outside directors" within the meaning of Section 162(m) of the Code makes grants, Scripps' deduction with respect to options granted under the Scripps Incentive Plan will not be subject to the Deduction Limitation.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to persons known to Scripps to be the beneficial owners of more than five percent of Scripps Class A Common Stock or Scripps Common Voting Stock. Unless otherwise indicated, all information is as of September 30, 1995, and the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them. Assuming that the Spin-Off had occurred as of the aforesaid date, the information in the table below would also reflect the number of Class A Common Shares and Common Voting Shares of New Scripps, and the respective percentages thereof, beneficially owned by the persons named in such table.

                                                          Common
Name and Address                     Class A              Voting
of Beneficial Owner               Common Stock   Percent   Stock     Percent

The Edward W. Scripps Trust(1)     32,610,000     54.3%  16,040,000    80.2%
312 Walnut Street
Cincinnati, Ohio

Jack R. Howard(2)                   3,659,198      6.1%     170,000     0.9%
c/o Scripps Howard, Inc.
Attn: Corporate Secretary
312 Walnut Street
Cincinnati, Ohio

Paul K. Scripps and                   189,097      0.3%   1,616,113     8.1%
John P. Scripps Trust(3)
525 C Street, Suite 306
San Diego, California

Wellington Management Company(4)    3,442,030      5.7%          -0-     -0-
75 State Street
Boston, Massachusetts

The Capital Group                   3,113,400      5.2%          -0-     -0-
Companies, Inc. (5)
333 South Hope Street
Los Angeles, California

Chemical Bank, Trustee(6)              71,367      0.1%    1,392,000    7.0%
270 Park Avenue
New York, New York


(1) Under the Trust Agreement establishing the Scripps Trust, the Scripps Trust must retain voting stock sufficient to ensure control of Scripps (and following the Spin-Off, New Scripps) until the final distribution of the Scripps Trust estate unless earlier stock dispositions are necessary for the purpose of preventing loss or damage to such estate. The Scripps Trust will terminate upon the death of the last to survive of four persons specified in the Scripps Trust, the youngest of whom is 72 years of age. Upon the termination of the Scripps Trust, substantially all of its assets (including all shares of capital stock of Scripps or, following the Spin-Off, New Scripps, held by the Scripps Trust) will be distributed to the grandchildren of Robert Paine Scripps (a son of Edward W. Scripps), of whom there are 28. Certain of these grandchildren have entered into an agreement among themselves, other cousins and Scripps which will restrict transfer and govern voting of shares of Scripps Common Voting Stock (and, following the Spin-Off, New Scripps Common Voting Shares) to be held by them upon termination of the Scripps Trust and distribution of the Scripps Trust estate. This agreement will apply to the New Scripps Common Voting Shares following the Spin-Off. See "Certain Transactions--Scripps Family Agreement."

(2) The shares listed for Mr. Howard consist of 3,327,385 shares of Scripps Class A Common Stock and 170,000 shares of Scripps Common Voting Stock held in an irrevocable trust established for the benefit of Mr. Howard and his wife and of which Mr. Howard and his wife are the sole trustees; and 331,813 shares of Scripps Class A Common Stock owned by Mr. Howard's wife. Mr. Howard disclaims any beneficial interest in these shares except those held in the irrevocable trust.

(3) The shares listed for Mr. Paul K. Scripps include 119,520 shares of Scripps Common Voting Stock and 400 shares of Scripps Class A Common Stock held in various trusts for the benefit of certain relatives of Paul K. Scripps and 100 shares of Scripps Class A Common Stock owned by his wife. Mr. Scripps is a trustee of the aforesaid trusts. Mr. Scripps disclaims beneficial ownership of the shares held in such trusts and the shares owned by his wife. The shares listed also include 1,445,453 shares of Scripps Common Voting Stock and 188,497 shares of Scripps Class A Common Stock held by five trusts of which Mr. Scripps is a trustee. Mr. Scripps is the sole beneficiary of one of such trusts, holding 349,018 shares of Scripps Common Voting Stock and 47,124 shares of Scripps Class A Common Stock. He disclaims beneficial ownership of the shares held in the other four trusts.

(4) Represents shares of Class A Common Stock held as of December 31, 1994. Wellington Management Company ("Wellington"), an investment advisory firm, has filed a Schedule 13G with the SEC with respect to Scripps Class A Common Stock. According to the Schedule 13G for the year ended December 31, 1994, the shares listed in the table are owned by various clients of Wellington, which possesses investment or voting power with respect to such shares pursuant to the provisions of investment advisory agreements with such clients.

(5) Represents shares of Class A Common Stock held as of December 31, 1994. The Capital Group Companies, Inc. ("Capital"), the parent company of six investment management companies, has filed a Schedule 13G with the SEC with respect to the Scripps Class A Common Stock. According to the
Schedule 13G for the year ended December 31, 1994, the shares listed in the table are owned by various clients of Capital, which possesses investment or voting power with respect to such shares pursuant to the provisions of investment advisory agreements with such clients.

(6) Represents shares of Class A Common Stock held as of December 31, 1994 and Common Voting Stock held as of September 30, 1995. The shares shown in the table are held in two trusts of which Chemical Bank is the sole trustee. These trusts were established by Jack R. Howard's parents for the benefit of his sister.

                          Security Ownership of Management

The following information is set forth with respect to Scripps Class A Common Stock and Scripps Common Voting Stock beneficially owned as of September 30, 1995, by each director, each named executive officer, and by all directors and executive officers of Scripps as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them. Assuming that the Spin-Off had occurred as of the aforesaid date, the information in the table below would also reflect the number of New Scripps Class A Common Shares and New Scripps Common Voting Shares, and the respective percentages thereof, beneficially owned by the persons named in the table.

  Name of Individual                           Common
 or Number of Persons           Class A        Voting
    in Group                  Common Stock     Percent     Stock   Percent

William R. Burleigh(l)          32,515            *         ---      ---

John H. Burlingame(2)                0           ---        ---      ---

David R. Huhn(3)                   500            *         ---      ---

Lawrence A. Leser(4)            34,240            *         ---      ---

Daniel J. Meyer                    300            *         ---      ---

Nicholas B. Paumgarten(5)        3,250            *         ---      ---

Charles E. Scripps(2)(6)        39,680            *         ---      ---

Paul K. Scripps(7)             189,097            *      1,616,113    8.0%

Robert P. Scripps(2)                 0           ---        ---

Daniel J. Castellini(8)         24,735            *         ---       ---

Paul F. (Frank) Gardner(9)      26,974            *         ---       ---

Craig C. Standen(10)            11,355            *         ---       ---

All directors and executive
  officers as a group
  (19 persons) (11)         33,001,930          55.0%    17,656,113  88.3%

* Shares owned represent less than one percent of the outstanding shares of such class of stock.

   (1) The shares listed for Mr. Burleigh do not include 165,000 shares of Scripps Class A Common Stock underlying exercisable options held by him.

   (2) This person is a Trustee of the Scripps Trust and has the power, together with the other Trustees, to vote and dispose of the 32,610,000 shares of Scripps Class A Common Stock and the 16,040,000 shares of Scripps Common Voting Stock held by the Scripps Trust. Messrs. Charles E. Scripps and Robert P. Scripps have a life income interest in the Scripps Trust.
Mr. Burlingame disclaims any beneficial interest in the shares held by the Scripps Trust.

  (3)     The shares listed for Mr. Huhn are held jointly with his wife.

  (4) The shares listed for Mr. Leser include 5,500 shares of Scripps Class A Common Stock owned by his wife and 640 shares of Scripps Class A Common Stock owned by one of his children. Mr. Leser disclaims any beneficial interest in these shares. The shares listed do not include 285,500 shares of Scripps Class A Common Stock underlying exercisable options held by Mr. Leser.

  (5) The shares listed for Mr. Paumgarten include 2,000 shares of Scripps Class A Common Stock held in trusts for the benefit of Mr. Paumgarten's sons, and 850 shares of Scripps Class A Common Stock owned by his wife. Mr. Paumgarten is the sole trustee of the aforesaid trusts. Mr. Paumgarten disclaims beneficial ownership of the shares held in such trusts and the shares owned by his wife.

  (6) The shares listed for Mr. Charles E. Scripps include 300 shares of Scripps Class A Common Stock owned by his wife. Mr. Scripps disclaims any beneficial interest in these shares.

  (7) The shares listed for Mr. Paul K. Scripps include 119,520 shares of Scripps Common Voting Stock and 400 shares of Scripps Class A Common Stock held in various trusts for the benefit of certain relatives of Paul
K. Scripps and 100 shares of Scripps Class A Common Stock owned by his wife. Mr. Scripps is a trustee of the aforesaid trusts. Mr. Scripps disclaims beneficial ownership of the shares held in such trusts and the shares owned by his wife. The shares listed also include 1,445,453 shares of Scripps Common Voting Stock and 188,497 shares of Scripps Class A Common Stock held by five trusts of which Mr. Scripps is a trustee. Mr. Scripps is the sole beneficiary of one of such trusts, holding 349,018 shares of Scripps Common Voting Stock and 47,124 shares of Scripps Class A Common Stock. He disclaims beneficial ownership of the shares held in the other four trusts.

  (8) The shares listed for Mr. Castellini include 1,000 shares of Scripps Class A Common Stock owned by his wife. Mr. Castellini disclaims any beneficial interest in these shares. The shares listed for Mr. Castellini do not include 109,000 shares of Scripps Class A Common Stock underlying exercisable options held by him.

  (9) The shares listed for Mr. Gardner do not include 56,500 shares of Scripps Class A Common Stock underlying exercisable options held by him.

 (10) The shares listed for Mr. Standen include 180 shares of Scripps Class A Common Stock held by Mr. Standen as custodian for the benefit of his children. Mr. Standen disclaims any beneficial interest in these shares. The shares listed for Mr. Standen do not include 40,275 shares of Scripps Class A Common Stock underlying exercisable options held by him.

 (11) The shares listed include 32,610,000 shares of Scripps Class A Common Stock and 16,040,000 shares of Scripps Common Voting Stock owned by the Scripps Trust.

                           CERTAIN TRANSACTIONS

Scripps Family Agreement. Scripps and certain persons and trusts are parties to an agreement (the "Scripps Family Agreement") restricting the transfer and governing the voting of shares of Scripps Common Voting Stock that such persons and trusts may acquire or own at or after the termination of the Scripps Trust. Such persons and trusts (the "Signatories") consist of certain grandchildren of Robert Paine Scripps who are beneficiaries of the Scripps Trust, the descendants of John P. Scripps, and certain trusts of which descendants of John P. Scripps are trustees and beneficiaries. Robert Paine Scripps and John P. Scripps were sons of the founder of Scripps.

If the Scripps Trust were to have terminated as of September 30, 1995, the Signatories would have held in the aggregate approximately 86% of the outstanding shares of Scripps Common Voting Stock as of such date.

Once effective, the provisions restricting transfer of shares of Scripps Common Voting Stock under the Scripps Family Agreement will continue until twenty-one years after the death of the last survivor of the descendants of Robert Paine Scripps and John P. Scripps alive when the Scripps Trust terminates. The provisions of the Scripps Family Agreement governing the voting of Scripps Common Voting Stock will be effective for a ten year period after termination of the Scripps Trust and may be renewed for additional ten year periods pursuant to certain provisions set forth in the Agreement.

No Signatory will be able to dispose of any shares of Scripps Common Voting Stock (except as otherwise summarized below) without first giving other Signatories and Scripps the opportunity to purchase such stock.
Signatories will not be able to convert shares of Scripps Common Voting Stock into shares of Scripps Class A Common Stock except for a limited period of time after giving other Signatories and Scripps the aforesaid opportunity to purchase and except in certain other limited circumstances.

Signatories will be permitted to transfer shares of Scripps Common Voting Stock to their lineal descendants or trusts for the benefit of such descendants, or to any trust for the benefit of such a descendant, or to any trust for the benefit of the spouse of such descendant or any other person or entity. Descendants to whom such shares are sold or transferred outright, and trustees of trusts into which such shares are transferred, must become parties to the Scripps Family Agreement or such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Signatories will also be permitted to transfer shares of Scripps Common Voting Stock by testamentary transfer to their spouses provided such shares are converted to Scripps Class A Common Stock and to pledge such shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert Paine Scripps or John P. Scripps, or if a person who is a descendant of Robert Paine Scripps or John P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement. Any valid transfer of shares of Scripps Common Voting Stock made by Signatories without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Class A Common Shares.

The Scripps Family Agreement provides that Scripps will call a meeting of the Signatories prior to each annual or special meeting of the stockholders of Scripps held after termination of the Scripps Trust (each such meeting hereinafter referred to as a "Required Meeting"). At each Required Meeting, Scripps will submit for decision by the Signatories each matter, including election of directors, that Scripps will submit to its stockholders at the annual meeting or special meeting with respect to which the Required Meeting has been called. Each Signatory will be entitled, either in person or by proxy, to cast one vote for each share of Scripps Common Voting Stock owned of record or beneficially by him on each matter brought before the meeting. Each Signatory will be bound by the decision reached with respect to each matter brought before such meeting, and, at the related meeting of the stockholders of Scripps, will vote his shares of Scripps Common Voting Stock in accordance with decisions reached at the meeting of the Signatories.

Following the Spin-Off, the Scripps Family Agreement will apply to the New Scripps Common Voting Shares and the New Scripps Class A Common Shares held by the Signatories after termination of the Scripps Trust.

John P. Scripps Newspapers. In connection with the merger in 1986 of the John P. Scripps Newspaper Group ("JPSN") into a wholly owned subsidiary of Scripps (the "JPSN Merger"), Scripps and the Scripps Trust entered into certain agreements discussed below. All of these agreements will apply to New Scripps, the New Scripps Class A Common Shares and the New Scripps Common Voting Shares following the Spin-Off.

JPSN Board Representation Agreement. The Scripps Trust and John P. Scripps entered into a Board Representation Agreement dated March 14, 1986 in connection with the JPSN Merger. Under this agreement, the surviving adult children of Mr. Scripps who are stockholders of Scripps have the right to designate one person to serve on the Scripps Board so long as they continue to own in the aggregate 25% of the sum of (i) the shares issued to them in the JPSN Merger and (ii) the shares received by them from John P. Scripps's estate. In this regard, the Scripps Trust has agreed to vote its Scripps Common Voting Stock in favor of the person designated by John P. Scripps's children. Pursuant to this agreement, Paul K. Scripps currently serves on Scripps Board. The Board Representation Agreement terminates upon the earlier of the termination of the Scripps Trust or the completion of a public offering by Scripps of its Common Voting Stock.

Stockholder Agreement. The former stockholders of the John P. Scripps Newspaper Group, including John P. Scripps and Paul K. Scripps, entered into a Stockholder Agreement with Scripps in connection with the JPSN Merger. This agreement restricts to certain transferees the transfer of Scripps Common Voting Stock received by such stockholders pursuant to the JPSN Merger. These restrictions on transfer will terminate on the earlier of the termination of the Scripps Trust or completion of a public offering of Scripps Common Voting Stock. Under the agreement, if a stockholder has received a written offer to purchase 25% or more of his shares of Scripps Common Voting Stock, Scripps has a "right of first refusal" to purchase such shares on the same terms as the offer. On the death of any of these stockholders, Scripps is obligated to purchase from the stockholder's estate a sufficient number of shares of the Scripps Common Stock to pay federal and state estate taxes attributable to all shares included in such estate. This obligation expires in 2006. Under certain other circumstances, such as bankruptcy or insolvency of a stockholder, Scripps has an option to buy all shares of Scripps Common Stock owned by such stockholder. Under the agreement, stockholders owning 25% or more of the outstanding shares of Scripps Common Voting Stock issued pursuant to the JPSN Merger may require Scripps to register shares of Scripps Common Voting Stock (subject to the right of first refusal mentioned above) under the Securities Act for sale at the stockholders' expense in a public offering. In addition, the former stockholders of the John P. Scripps Newspaper Group will be entitled, subject to certain conditions, to include shares of Scripps Common Voting Stock (subject to the right of first refusal) that they own in any registered public offering of shares of the same class by Scripps. The registration rights expire three years from the date of a registered public offering of shares of Scripps Common Voting Stock.

Other Transactions. Mr. Charles E. Scripps and Mr. Robert P. Scripps, directors of Scripps and New Scripps, are general partners in Jefferson Building Partnership (the "Jefferson Partnership"), which was formed in 1984. The Albuquerque Publishing Company, a subsidiary of Scripps that is a 50% owned partnership that operates The Albuquerque Tribune under a joint operating agreement, leases the facilities for The Albuquerque Tribune from a partnership controlled in part by the Jefferson Partnership. This lease terminates in 2004. Total rent under the lease through September 30, 1995, was approximately $700,000. The Albuquerque Publishing Company has an option to purchase the property that is exercisable until 2034. The purchase price will be equal to 7.7 times the basis rent for the lease year in which the property is purchased. The parties to the Albuquerque joint operating agreement lease the land on which the Albuquerque facilities are situated to the Jefferson Partnership under a lease terminating in 2034 and providing for rent of $150,000 per year, subject to certain adjustments for inflation. The Jefferson Partnership has subleased the land to the Albuquerque Publishing Company as part of the facilities lease arrangement described above.

Mr. Charles E. Scripps is a Trustee of the Scripps Trust. Mr. Scripps is expected to continue to serve as a Trustee of the Scripps Trust in 1996. As a Trustee, Mr. Scripps shares the power, together with the other two Trustees, to vote and dispose of the 32,610,000 shares of Scripps Class A Common Stock and 16,040,000 shares of Scripps Common Voting Stock held by the Scripps Trust. Following the Spin-Off, the Scripps Trust will hold 32,610,000 New Scripps Class A Common Shares and 16,040,000 New Scripps Common Voting Shares. Mr. Scripps has a life income interest in the Scripps Trust.

Mr. John H. Burlingame, a director of Scripps and a Trustee of the Scripps Trust, is the Executive Partner of Baker & Hostetler, which is general counsel to Scripps and the Scripps Trust. Baker & Hostetler has performed legal services for Scripps and the Scripps Trust for many years and is expected to do so in the future.

Mr. Nicholas B. Paumgarten, a director of Scripps, is a Managing Partner of J.P. Morgan & Co. Incorporated ("J.P. Morgan"). Morgan Guaranty Trust Company of New York (an affiliate of J.P. Morgan) is a lender to Scripps under a revolving credit agreement. Another affiliate of J.P. Morgan, J.P. Morgan Securities Inc., has performed investment banking services for Scripps in the past and may perform such services in the future.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER
                                 MATTERS

New Scripps shares do not currently trade in a public market. New Scripps' Class A Common Shares issued in the Spin-Off are expected to be listed on the New York Stock Exchange ("NYSE") and to trade under the symbol "SSP," which is the symbol under which Scripps Class A Common Stock currently trades on the NYSE.

There are approximately 4,500 owners of Scripps' Class A Common Stock and 27 owners of Scripps' Common Voting Stock (which does not have a public market), based on security position listings. Upon completion of the Transactions the separate existence of Scripps will cease.

Scripps has declared cash dividends in every year since its incorporation in 1922. Management of New Scripps intends to maintain the dividend payment policy of Scripps. Future dividends will be subject to New Scripps' earnings, financial condition, and capital requirements.

The range of market prices of Scripps' Class A Common Stock, which represents the high and low sales prices for each full quarterly period (with the exception of the 4th quarter of 1995 which is through December 20, 1995) and quarterly cash dividends are as follows:


                                                             1st            2nd            3rd            4th
                                                           Quarter        Quarter        Quarter        Quarter         Total
                        1995
Market price of common stock:
   High                                                      $32.750        $32.375        $34.625        $40.375
   Low                                                        26.750         28.000         30.625         33.500

Cash dividends per share of common stock                       $ .11          $ .13          $ .13          $ .13          $ .50

                        1994
Market price of common stock:
   High                                                      $29.250        $29.500        $30.500        $31.000
   Low                                                        24.875         23.000         27.875         27.500

Cash dividends per share of common stock                       $ .11          $ .11          $ .11          $ .11          $ .44

                        1993
Market price of common stock:
   High                                                      $29.125        $28.500        $26.625        $30.875
   Low                                                        23.750         24.750         22.875         25.125

Cash dividends per share of common stock                       $ .11          $ .11          $ .11          $ .11          $ .44

                          SELECTED FINANCIAL DATA

The following selected financial data has been derived from the consolidated financial statements of Scripps. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto included elsewhere herein.

The income statement data for the five years ended December 31, 1994 and the balance sheet data as of the same dates have been derived from the audited consolidated financial statements of Scripps. The income statement data for the nine months ended September 30, 1995 and 1994 and the balance sheet data as of the same dates have been derived from the unaudited consolidated financial statements of Scripps, which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations for such periods. Operating results for the nine month periods are not necessarily indicative of results that may be expected for the entire year or for future interim periods.

THE E.W. SCRIPPS COMPANY
SELECTED FINANCIAL DATA
( in millions, except share data )                      September 30,                                December 31,
                                                       1995       1994       1994       1993        1992        1991        1990
Summary of Operations
     Operating Revenues:
          Newspapers                               $   468.3  $   438.2  $    599.2 $    548.2  $    504.8  $    485.3  $    498.6
          Broadcast television                         211.7      202.4       288.2      254.9       247.2       216.4       205.1
          Entertainment                                 69.0       56.3        73.5       84.7        87.2        91.6        91.7
          Total                                        749.0      697.0       960.9      887.9       839.3       793.3       795.4
          Divested operating units *                     0.3        2.7         3.7       57.4       178.1       281.0       301.7
               Total operating revenues            $   749.3  $   699.7  $    964.6 $    945.2  $  1,017.4  $  1,074.3  $  1,097.2
     Operating Income (Loss):
          Newspapers                               $    88.5  $    90.8  $    119.8 $     76.7  $     88.7  $     70.8  $     81.2
          Broadcast television                          57.5       62.5        94.5       69.1        61.6        49.6        60.8
          Entertainment                                (7.9)      (0.8)       (7.1)        3.2         7.7         9.6         9.9
          Corporate                                   (12.8)     (11.2)      (15.5)     (13.6)      (15.0)      (12.7)      (14.8)
          Total                                        125.3      141.3       191.7      135.4       143.1       117.3       137.2
          Divested operating units *                   (0.1)      (0.1)       (0.2)        7.5      (14.6)        33.2        31.8
          Unusual items                                                       (7.9)      (0.9)                              (36.4)
               Total operating income                  125.1      141.3       183.6      142.0       128.5       150.4       132.6
     Interest expense                                  (8.6)     (12.9)      (16.3)     (26.4)      (33.8)      (38.4)      (43.3)
     Net gains and unusual items                                   31.6        14.7       94.4        74.5
     Miscellaneous, net                                  2.6      (0.4)       (0.9)      (2.4)       (3.6)       (0.5)       (1.9)
     Income taxes                                     (52.3)     (67.6)      (80.4)     (86.4)      (65.1)      (48.4)      (44.1)
     Minority interests                                (2.6)      (7.1)       (7.8)     (16.2)       (9.1)       (7.2)       (8.4)
     Income from continuing operations             $    64.2  $    84.9  $     92.8 $    104.9  $     91.4  $     55.9  $     34.9

Share Data
     Income from continuing operations (excluding
          unusual items and net gains)                  $.80     $  .90       $1.25     $  .72      $  .80        $.75        $.77
     Unusual items and net gains                                    .23       (.04)        .68         .42                   (.31)
     Income from continuing operations                  $.80      $1.13       $1.22      $1.41       $1.22        $.75        $.46

     Dividends                                         $ .37      $ .33       $ .44      $ .44       $ .40       $ .40       $ .40

     Common stock price:
          High                                       $34.625    $30.500     $31.000    $30.875     $29.000     $24.500     $24.000
          Low                                         26.750     23.000      23.000     22.875      22.125      14.750     $13.000

Other Financial Data
     EBITDA (see page 31) - excluding divested
          operating units * and unusual items:
          Newspapers                               $   116.0  $   117.3  $    154.9 $    114.1  $    122.8  $    100.8  $    106.7
          Broadcast television                          76.7       77.8       115.8       89.5        81.6        65.9        74.6
          Entertainment                                (5.7)        0.5       (5.3)        4.2         8.5        10.4        10.7
          Corporate                                   (12.2)     (10.7)      (14.8)     (13.0)      (13.4)      (11.7)      (13.8)
          Total **                                     174.9      185.0       250.6      194.7       199.6       165.5       178.2
     Depreciation and amortization of
          intangible assets **                          49.6       43.7        58.9       60.8        64.3        56.2        49.1
     Net cash provided by continuing operations**       57.8      105.2       170.2      142.0       127.0       135.9       154.7
     Investing activity:**
          Capital expenditures                        (40.8)     (29.2)      (54.0)     (36.8)      (86.9)     (114.2)      (49.1)
          Other (investing)/divesting activity, net   (39.9)       23.4        18.9      105.4        21.9     (127.9)        13.8
     Total assets **                                 1,362.6    1,315.8     1,286.7    1,255.1     1,286.6     1,296.3     1,095.4
     Long-term debt (including current portion)        110.5      137.2       110.4      247.9       441.9       491.8       367.6
     Net debt (including current portion) ***           70.0      137.2       104.7      235.9       440.6       475.2       367.6
     Stockholders' equity                            1,161.0    1,073.7     1,083.5      859.6       733.1       676.6       639.0
     Net debt % of total capitalization                   6%        11%          9%        22%         38%         41%         37%

*        Refers to operating units sold prior to
         September 30, 1995, but does not include cable
         television, which is reported as a discontinued
         business segment.  Because Scripps will receive
         no proceeds from the divestiture of its cable
         television segment, that segment is excluded from
         the Summary of Operations.
**       Excludes cable television.
***      Net debt is defined as long-term debt less
         cash equivalents and short-term investments.

 Note:   Certain amounts may not foot as each is
         rounded independently.

                     Notes to Selected Financial Data

In the periods presented Scripps acquired and divested the following:
Acquisitions
  1994 - The remaining 13.9% minority interest in Scripps Howard Broadcasting Company ("SHB") in exchange for 4,952,659 shares of Scripps Class A Common stock. Cinetel Productions (an independent producer of programs for cable television).
  1993 -   Remaining 2.7% minority interest in the Knoxville News-
           Sentinel.  5.7% of the outstanding shares of SHB.
  1992 -   Three daily newspapers in California (including The Monterey
           County Herald in connection with the sale of The Pittsburgh Press).
  1991 -   Baltimore television station WMAR.

Divestitures
  1995 - Watsonville, California, daily newspaper. No gain or loss was realized.
  1993 -   Book publishing; newspapers in Tulare, California, and San
           Juan; Memphis television station; radio stations. The net gains on the divestitures increased net income $46.8 million, $.63 per share.
  1992 - The Pittsburgh Press; TV Data; certain other investments. The net gains on the divestitures increased net income $45.6 million, $.61 per share.

Total operating income included the following unusual items:
  1994 - Loss on program rights expected be sold as a result of changes in television network affiliations. The loss reduced net income $4.9 million, $.07 per share.
  1993 - Change in estimate of disputed music license fees; gain on the sale of certain publishing equipment; a restructuring charge. The net effect of the unusual items reduced net income $0.6 million, $.01 per share.
  1992 - Operating losses of $32.7 million during the Pittsburgh Press strike (reported in divested operating units) reduced net income $20.2 million; $.27 per share.
  1990 -   Payments to JOA partner related to termination of Knoxville
           JOA.  Net income was reduced $23.7 million, $.31 per share.

Net gains and unusual items included the following unusual items:
  1994 - Sale of worldwide Garfield and U.S. Acres copyrights. The sale resulted in a pre-tax gain of $31.6 million, $17.4 million after-tax, $.23 per share.
           Estimated loss on sale of real estate associated with changes in television network affiliations; special contribution to a charitable foundation; lawsuits associated with divested operating units. These items totaled $16.9 million and combined with the estimated change in the tax liability for prior years reduced net income $15.1 million, $.20 per share.
1993 - Received $2.5 million fee in connection with Ogden, Utah, newspaper sale. Combined with the change in the estimate of prior year tax liabilities and the effect of the increase in the federal income tax rate to 35% from 34%, net income was increased $4.8 million, $.06 per share.
1992 - Write-down of real estate and investments totaled $3.5 million. Combined with the adjustment of the tax liability for prior years, net income was increased $6.1 million, $.08 per share.


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

On October 28, 1995 The E.W. Scripps Company ("Scripps") and Comcast Corporation ("Comcast") reached an agreement pursuant to which Scripps will contribute all of its non-cable television assets to Scripps Howard, Inc. ("SHI" - a wholly-owned subsidiary of Scripps and the direct or indirect parent of all of Scripps' operations) and SHI's cable television system subsidaries ("Scripps Cable") will be transferred to and held directly by Scripps. Scripps Cable will then be acquired by Comcast through a tax-free merger (the "Merger") with Scripps. The remaining SHI business will continue as "New Scripps", which will be distributed in a tax-free "spin-off" to Scripps shareholders (the "Spin-Off") and thereafter renamed The E.W. Scripps Company. The Merger and the Spin-Off are collectively referred to as the "Transactions." Upon completion of the Transactions the separate existence of Scripps will cease.

Because Scripps Cable represents an entire business segment that will be divested, its results are reported as "discontinued operations" in
Scripps' consolidated financial statements.   Results of the
remaining business segments, including results for divested operating units within these segments through their dates of sale, are reported as "continuing operations."

Scripps' historical basis in its assets and liabilities will be carried over to New Scripps. The Transactions will be recorded as a reverse spin transaction, accordingly New Scripps' results of operations for periods prior to the consummation of the Transactions will represent the historical results of operations previously reported by Scripps.
Scripps Cable is excluded from Management's Discussion and Analysis of Financial Condition and Results of Operations results because management believes its results are not relevant to understanding Scripps' ongoing operations.

Consolidated results of continuing operations were as follows:

( in thousands, except per share data )             (Unaudited)
                                              For the nine months ended                         For the years ended
                                                     September 30,                                  December 31,
                                              1995     Change       1994         1994    Change       1993     Change       1992
Operating revenues:
     Newspapers                           $   468,338   6.9 %  $   438,222   $   599,222   9.3 %  $   548,180   8.6 %  $   504,849
     Broadcast television                     211,711   4.6 %      202,445       288,184  13.0 %      254,944   3.1 %      247,225
     Entertainment                             68,964  22.4 %       56,343        73,473 (13.3)%       84,741  (2.8)%       87,209
     Total                                    749,013   7.5 %      697,010       960,879   8.2 %      887,865   5.8 %      839,283
     Divested operating units                     294                2,725         3,716               57,350              178,072
Total operating revenues                  $   749,307   7.1 %  $   699,735   $   964,595   2.1 %  $   945,215  (7.1)%  $ 1,017,355

Operating income:
     Newspapers                           $    88,491  (2.5)%  $    90,776   $   119,759  56.1 %  $    76,701 (13.5)%  $    88,680
     Broadcast television                      57,455  (8.0)%       62,455        94,540  36.9 %       69,071  12.1 %       61,629
     Entertainment                            (7,905)                (752)       (7,083)                3,239 (58.0)%        7,708
     Corporate                               (12,782) (14.6)%     (11,154)      (15,471) (13.5)%     (13,625)   8.9 %     (14,956)
     Total                                    125,259 (11.4)%      141,325       191,745  41.6 %      135,386  (5.4)%      143,061
     Divested operating units                   (130)                 (64)         (220)                7,476             (14,577)
     Unusual items                                                               (7,915)                (900)
Total operating income                        125,129 (11.4)%      141,261       183,610  29.3 %      141,962  10.5 %      128,484
Interest expense                              (8,623)             (12,934)      (16,274)             (26,397)             (33,792)
Net gains and unusual items                                         31,621        14,651               94,374               74,483
Miscellaneous, net                              2,603                (387)         (917)              (2,413)              (3,583)
Income taxes                                 (52,285)             (67,597)      (80,441)             (86,387)             (65,145)
Minority interest                             (2,587)              (7,068)       (7,833)             (16,228)              (9,087)

Income from continuing operations         $    64,237 (24.3)%  $    84,896   $    92,796 (11.5)%  $   104,911  14.8 %  $    91,360

Per share of common stock:
     Income from continuing operations          $ .80 (29.2)%        $1.13         $1.22 (13.5)%        $1.41  15.6 %        $1.22
Note Ref.
    (i)   Garfield gain                                             ( .23)        ( .23)
   (ii)   Net gains on sales of
              divested operating units                                                                 ( .63)               ( .61)
  (iii)   TV programs/property write-downs                                           .09
  (iv)    Special charitable contribution                                            .06
   (v)    Change in tax liability                                                    .07               ( .07)               ( .11)
  (vi)    Lawsuits re: divested operating units                                      .05
 (vii)    ASCAP adjustment and other items                                                                .02
(viii), (ix)  Pittsburgh strike and write-downs                                                                                .30

     Adjusted income from continuing operations
         (excluding unusual items and
         net gains)                             $ .80 (11.1)%        $ .90        $ 1.25  73.6 %        $ .72 (10.0)%        $ .80

 Note:  The sum of the reported income
        per share from continuing operations and the per share effect of unusual items and net gains may not equal the adjusted income per share from continuing operations as each is computed independently based on the weighted average shares outstanding for the respective periods.

( in thousands )                                     (Unaudited)
                                              For the nine months ended                          For the years ended
                                                    September 30,                                    December 31,
                                              1995     Change       1994         1994    Change       1993     Change       1992

Other Financial and Statistical Data -
excluding divested operating units and
unusual items
Total advertising revenues                $   554,420   7.5 %  $   515,654   $   718,864  11.8 %  $   643,269   7.1 %  $   600,406

Advertising revenues as a percentage of        74.0 %               74.0 %        74.8 %               72.5 %               71.5 %
   total revenues

EBITDA:
     Newspapers                           $   116,009  (1.1)%  $   117,342   $   154,917  35.8 %  $   114,061  (7.1)%  $   122,806
     Broadcast television                      76,710  (1.4)%       77,794       115,829  29.5 %       89,477   9.6 %       81,604
     Entertainment                            (5,680)                  543       (5,344)                4,156 (51.4)%        8,544
     Corporate                               (12,151) (13.5)%     (10,710)      (14,820) (14.0)%     (13,000)   3.0 %     (13,396)
     Total                                $   174,888  (5.5)%  $   184,969   $   250,582  28.7 %  $   194,694  (2.4)%  $   199,558

Effective income tax rate                      43.9 %               42.4 %        44.4 %               41.6 %               39.3 %

Weighted average shares outstanding            79,930   6.5 %       75,059        76,246   2.1 %       74,650   0.1 %       74,602

Total capital expenditures                $    40,792  39.9 %  $    29,150   $    53,951  49.6 %  $    36,073 (56.7)%  $    83,332


Earnings before interest, income taxes, depreciation, and amortization ("EBITDA") is included in the discussion of segment results because:

    Changes in depreciation and amortization are often unrelated to current performance. Management believes the year-over-year change in EBITDA is a more useful measure of year-over-year performance than the change in operating income because, combined with information on capital spending plans, it is a more reliable indicator of results that may be expected in future periods.

    Banks and other lenders use EBITDA to determine Scripps' borrowing capacity.

    Financial analysts use EBITDA to value communications media companies.

    Acquisitions of communications media businesses are based on multiples of EBITDA.

EBITDA should not, however, be construed as an alternative measure of the amount of Scripps' income or cash flows from operating activities.

Operating losses for the nine-month period ended September 30, 1995 and 1994 for HGTV totaled $10,500,000, $6,400,000 after-tax, $.08 per share and $3,500,000, $1,900,000 after-tax, $.03 per share. For the full year of 1994 operating losses for HGTV amounted to $7,700,000 and reduced Scripps' net income by $4,500,000, $.06 per share.

In the third quarter of 1994 Scripps acquired the remaining 13.9% minority interest in Scripps Howard Broadcasting Company ("SHB") in exchange for 4,952,659 shares of Scripps Class A Common stock. In 1993 Scripps purchased 5.7% of the outstanding shares of SHB and the remaining 2.7% minority interest in the Knoxville News-Sentinel.

The average balance of outstanding debt decreased $64,000,000 in 1995 through September 30, $202,000,000 in 1994 and $101,000,000 in 1993.

The effective income tax rate in all periods is affected by the changes in estimate of the tax liability for prior years described in (v) below.

Net gains and unusual items affecting the comparability of Scripps' reported results of operations include the following:

     (i) In 1994 Scripps sold its worldwide Garfield and U.S. Acres copyrights. The sale resulted in a pre-tax gain of $31,600,000, $17,400,000 after-tax, $.23 per share.

     (ii) Scripps divested the following operations:

          1995 - Newspaper in Watsonville, California.

          1993 - Book publishing; newspapers in Tulare, California, and San Juan; Memphis television station; radio stations.

          1992 - The Pittsburgh Press; TV Data; certain other investments.

          The business units referred to above, and any related gains on the sales of the business units, are hereinafter referred to as the "Divested Operating Units."

          The following items related to Divested Operating Units affected the comparability of Scripps' reported results of operations:


        ( in thousands, except per share data )
                                                                                                       1993             1992
        Net gains recognized (before minority
             interests and income taxes)                                                           $    91,900       $    78,000
        Net gains recognized (after minority
             interests and income taxes)                                                                46,800            45,600
        Net gains recognized per share (after minority
             interests and income taxes)                                                                 $ .63             $ .61


        The Herald, a newspaper with a circulation of approximately 37,000 in Monterey, California, was acquired on December 31, 1992 in connection with the sale of The Pittsburgh Press.

   (iii) In late 1994 and early 1995 Scripps' three television stations that had been Fox affiliates changed their network affiliation. In connection with the change certain program rights were expected to be sold at an estimated loss of $7,900,000. Two of the stations are constructing new buildings to accommodate expanded local news programming, and currently owned real estate will be sold at an estimated loss of $2,800,000. These estimated losses were recorded in the fourth quarter of 1994, reducing net income $6,600,000, $.09 per share.

    (iv) In the fourth quarter of 1994 Scripps made a special contribution to a charitable foundation that reduced pre-tax income by $8,000,000 and net income by $4,500,000, $.06 per share.

     (v) In 1992 management changed its estimate of the tax liability for prior years, increasing net income $8,400,000, $.11 per share. In 1993 management changed its estimate of the tax basis and lives of certain intangible assets. The resulting change in the estimated tax liability for prior years increased net income in 1993 by $5,400,000, $.07 per share. In 1994 the Internal Revenue Service proposed adjustments related to those intangible assets. Based upon the proposed adjustments management again changed its estimate of the tax liability for prior years, decreasing net income in 1994 by $5,300,000, $.07 per share.

    (vi) In 1994 Scripps accrued an estimate of the ultimate costs of certain lawsuits associated with Divested Operating Units. The accrual reduced net income by $3,600,000, $.05 per share.

   (vii)  Other unusual items in 1993 include the following:

          Management changed the estimate of the additional amount of copyright fees Scripps would owe when a dispute between the television industry and the American Society of Composers, Authors and Publishers was resolved. The adjustment increased operating income $4,300,000 and net income $2,300,000, $.03 per share.

          Scripps realized a $1,100,000 gain on the sale of certain publishing equipment and received a $2,500,000 fee in connection with the sale of the Ogden, Utah, Standard Examiner, increasing net income $2,300,000, $.03 per share.

          Scripps recorded a $6,300,000 restructuring charge. The charge reduced net income $3,600,000, $.05 per share.

          The federal income tax rate was increased to 35% from 34%. The effect on Scripps' deferred tax liabilities reduced net income $2,300,000, $.03 per share.

(viii) The Pittsburgh Press was not published after May 17, 1992 due to a strike. Reported 1992 results include operating losses of $32,700,000 and net losses of $20,200,000, $.27 per share, during the strike period. Scripps sold The Pittsburgh Press on December 31, 1992 (see (ii) above).

  (ix) In 1992 Scripps reduced the carrying value of certain property and investments to estimated realizable value. The resultant $3,500,000 charge reduced net income $2,300,000, $.03 per share.

Operating results, excluding the Divested Operating Units and unusual items described above, for each of Scripps' business segments are presented on the following pages. The effects of the foregoing unusual items and the Divested Operations are excluded from the segment operating results because management believes they are not relevant to understanding Scripps' ongoing operations.

NEWSPAPERS - Operating results for the newspaper segment, excluding Divested Operating Units and unusual items, were as follows:


(in thousands, except newsprint information)        (Unaudited)
                                             For the nine months ended                         For the years ended
                                                   September 30,                                   December 31,
                                              1995     Change       1994         1994    Change       1993     Change       1992
Operating revenues:
     Local                                $   141,270   4.4 %  $   135,328   $   190,147   7.4 %  $   177,028   5.2 %  $   168,286
     Classified                               136,146  11.3 %      122,272       161,835  14.0 %      141,994  16.3 %      122,081
     National                                  12,014   3.1 %       11,653        15,595  30.0 %       11,999  (0.8)%       12,094
     Preprint                                  47,576   8.2 %       43,956        63,103  10.1 %       57,304  13.0 %       50,720

     Newspaper advertising                    337,006   7.6 %      313,209       430,680  10.9 %      388,325  10.0 %      353,181
     Circulation                               93,192   6.9 %       87,173       116,117   3.3 %      112,393   9.5 %      102,679
     Joint operating agency distributions      31,732  (1.0)%       32,064        44,151  14.2 %       38,647  (3.4)%       40,018
     Other                                      6,408  10.9 %        5,776         8,274  (6.1)%        8,815  (1.7)%        8,971

Total operating revenues                      468,338   6.9 %      438,222       599,222   9.3 %      548,180   8.6 %      504,849

Operating expenses:
     Employee compensation and benefits       164,177   1.3 %      162,064       217,806  (1.1)%      220,176  11.2 %      197,961
     Newsprint and ink                         88,235  33.4 %       66,130        93,815   9.5 %       85,671   9.2 %       78,454
     Other                                     99,917   7.8 %       92,686       132,684   3.4 %      128,272  21.4 %      105,628
     Depreciation and amortization             27,518   3.6 %       26,566        35,158  (5.9)%       37,360   9.5 %       34,126

Total operating expenses                      379,847   9.3 %      347,446       479,463   1.7 %      471,479  13.3 %      416,169

Operating income                          $    88,491  (2.5)%  $    90,776   $   119,759  56.1 %  $    76,701 (13.5)%  $    88,680

Other Financial and Statistical Data:

Earnings before interest, income taxes,
     depreciation, and amortization       $   116,009  (1.1)%  $   117,342   $   154,917  35.8 %  $   114,061  (7.1)%  $   122,806
     ("EBITDA")

Percent of operating revenues:
    Operating income                           18.9 %               20.7 %        20.0 %               14.0 %               17.6 %
    EBITDA                                     24.8 %               26.8 %        25.9 %               20.8 %               24.3 %

Capital expenditures                      $    14,696  11.2 %  $    13,214   $    21,225 (12.5)%  $    24,250 (67.0)%  $    73,392

Advertising inches:
     Local                                      4,883  (1.5)%        4,955         7,180   8.5 %        6,618  (5.7)%        7,016
     Classified                                 8,119   2.9 %        7,893        10,889  11.7 %        9,750  10.6 %        8,817
     National                                     242   3.0 %          235           358  26.5 %          283  (9.0)%          311

     Total full run ROP                        13,244   1.2 %       13,083        18,427  10.7 %       16,651   3.1 %       16,144


Advertising revenue in the nine months ended September 30, 1995 increased primarily due to higher advertising rates. Increased advertising volume and higher rates led to increases in advertising revenues at all of Scripps' newspapers in 1994. Operating revenues and expenses in 1993 were boosted by the fourth-quarter-1992 acquisition of three California daily newspapers.

Because the supply of newsprint exceeded demand, its price generally declined from 1988 through August 1992. Since the first quarter of 1994 prices have increased sharply. Newsprint consumption decreased 4% in the first nine months of 1995, however the average price of newsprint increased 40% compared to the average price in the first nine months of 1994.

Depreciation expense for 1992 includes a charge of $5,500,000 to reduce the book value of certain equipment to estimated net realizable value.

Capital expenditures in 1992 included construction of the new production facility in Denver.

BROADCAST TELEVISION - Operating results for the broadcast television segment, excluding Divested Operating Units and unusual items, were as follows:

( in thousands )                                    (Unaudited)
                                              For the nine months ended                        For the years ended
                                                    September 30,                                  December 31,
                                              1995    Change       1994           1994   Change        1993   Change        1992
Operating revenues:
     Local                                $   108,199   4.9 %  $   103,124   $   142,491   9.1 %  $   130,603   8.7 %  $   120,148
     National                                  91,090   3.8 %       87,768       122,668   7.1 %      114,558   4.9 %      109,204
     Political                                    758                5,121        14,291                1,344                8,836
     Other                                     11,664  81.3 %        6,432         8,734   3.5 %        8,439  (6.6)%        9,037

Total operating revenues                      211,711   4.6 %      202,445       288,184  13.0 %      254,944   3.1 %      247,225

Operating expenses:
     Employee compensation and benefits        66,666  21.2 %       55,015        76,535   9.0 %       70,213   5.1 %       66,814
     Program rights                            31,488 (16.3)%       37,603        48,759  (9.1)%       53,621  (7.5)%       57,992
     Other                                     36,847  15.0 %       32,033        47,061  13.0 %       41,633   2.0 %       40,815
     Depreciation and amortization             19,255  25.5 %       15,339        21,289   4.3 %       20,406   2.2 %       19,975

Total operating expenses                      154,256  10.2 %      139,990       193,644   4.2 %      185,873   0.1 %      185,596

Operating income                          $    57,455  (8.0)%  $    62,455   $    94,540  36.9 %  $    69,071  12.1 %  $    61,629

Other Financial and Statistical Data:

Earnings before interest, income taxes,
     depreciation, and amortization       $    76,710  (1.4)%  $    77,794   $   115,829  29.5 %  $    89,477   9.6 %  $    81,604
     ("EBITDA")

Percent of operating revenues:
    Operating income                           27.1 %               30.9 %        32.8 %               27.1 %               24.9 %
    EBITDA                                     36.2 %               38.4 %        40.2 %               35.1 %               33.0 %

Capital expenditures                      $    15,042  16.2 %  $    12,940   $    23,532 154.9 %  $     9,234  32.9 %  $     6,948


In 1995 Scripps' Cincinnati station signed an agreement to change to ABC from CBS. In 1994 Scripps negotiated 10-year affiliation agreements with ABC to replace Fox affiliations at its Phoenix and Tampa stations and changed its Kansas City station's affiliation from Fox to NBC. Also in 1994, Scripps signed an agreement to change its Baltimore station's affiliation to ABC from NBC in January 1995 and to extend the ABC affiliation agreements at the Cleveland and Detroit television stations.

Increased demand for advertising time led to increased EBITDA at all the television stations in 1994. Demand for local and national advertising moderated at Scripps' television stations in the first nine months of 1995. Revenue in the fourth quarter of 1995 is expected to decrease versus the fourth quarter of 1994 as the 1994 period included substantial political advertising.

The increase in other revenue in the 1995 nine month period is primarily due to the new and extended affiliation agreements with ABC. The increase in employee costs, other operating expenses, depreciation and amortization, and capital expenditures in 1994 and in the first nine months of 1995 is due primarily to Scripps' expanded schedules of local news programs at the former Fox affiliates. The decrease in program rights expense is due to the availability of more network programming at the former Fox affiliates.

Program rights decreased in 1994 because the Baltimore station no longer carried Orioles baseball games. Program rights decreased in 1993 as several syndicated programs previously aired by Scripps' stations were replaced with less-costly programs.

Depreciation and amortization in the 1995 nine month period also increased as a result of the acquisition of the remaining minority interest in SHB.

ENTERTAINMENT - Operating results for the entertainment segment, excluding unusual items, were as follows:

( in thousands )                                    (Unaudited)
                                              For the nine months ended                        For the years ended
                                                    September 30,                                   December 31,
                                              1995     Change       1994         1994    Change       1993     Change       1992
Operating revenues:
     Licensing                            $    38,682   1.7 %  $    38,054   $    49,236 (10.6)%  $    55,083  (3.6)%  $    57,136
     Syndication of comics and features        13,613   0.5 %       13,545        17,998  (4.3)%       18,814  (1.0)%       19,013
     Film and television production             8,921 101.7 %        4,422         5,725 (46.8)%       10,757  (2.7)%       11,060
     Other                                      7,748                  322           514                   87

Total operating revenues                       68,964  22.4 %       56,343        73,473 (13.3)%       84,741  (2.8)%       87,209

Operating expenses:
     Employee compensation and benefits        14,603  47.2 %        9,920        14,040   1.4 %       13,849   1.4 %       13,656
     Artists' royalties                        26,663   1.1 %       26,360        34,668  (5.3)%       36,592  (2.0)%       37,346
     Production costs                          10,662                2,712         3,408 (57.4)%        7,993  (3.3)%        8,267
     Other                                     22,716  35.1 %       16,808        26,701  20.5 %       22,151  14.2 %       19,396
     Depreciation and amortization              2,225  71.8 %        1,295         1,739  89.6 %          917   9.7 %          836

Total operating expenses                       76,869  34.6 %       57,095        80,556  (1.2)%       81,502   2.5 %       79,501

Operating income (loss)                   $   (7,905)          $     (752)   $   (7,083)          $     3,239 (58.0)%  $     7,708

Other Financial and Statistical Data:

Earnings before interest,
      income taxes, depreciation,
      and amortization ("EBITDA")         $   (5,680)          $       543   $   (5,344)          $     4,156 (51.4)%  $     8,544

Percent of operating revenues:
    Operating income (loss)                   (11.5)%               (1.3)%        (9.6)%                3.8 %                8.8 %
    EBITDA                                     (8.2)%                1.0 %        (7.3)%                4.9 %                9.8 %

Capital expenditures                      $     9,549          $     2,581   $     7,989          $       981          $       297


HGTV, a 24-hour cable television network, was launched on December 30, 1994. Scripps expects to invest an additional $45,000,000 in HGTV in the next three years, including capital expenditures and pre-tax operating losses. Operating losses for HGTV for the nine-months ended 1995 and 1994 totaled $10,500,000 and $3,500,000. Operating losses for HGTV amounted to $7,700,000 for the year ended December 31, 1994.

Scripps acquired Cinetel Productions in Knoxville, Tennessee, on March 31, 1994. Cinetel is one of the largest independent producers of programs for cable television. Cinetel's results of operations are included in the Entertainment segment from the date of acquisition. SHP began operations in 1993 and began selling programs in 1995.

In 1994 Scripps completed the sale of its Garfield and U.S. Acres copyrights, resulting in the decrease in licensing and syndication revenues. Film and television revenues prior to 1994 primarily relate to Garfield.

Excluding Garfield, domestic licensing revenues increased 12% in the 1995 nine month period and 7.6% for the full year of 1994. Foreign licensing revenues increased 21% in 1995 and were flat in 1994. In Japan, which accounts for approximately 70% of foreign licensing revenue and 47% of total licensing revenue, revenues in local currency decreased 6% in 1995, 8% in 1994 and 12% in 1993. The change in the exchange rate for the Japanese yen increased licensing revenues $1,900,000 in 1995, $1,600,000 in 1994 and $2,700,000 in 1993.

Capital expenditures in 1995 and 1994 primarily relate to the launch of HGTV.

LIQUIDITY AND CAPITAL RESOURCES

Cash flow provided by continuing operating activities for the nine months ended September 30 was $57,800,000 in 1995 compared to $105,200,000 in 1994. Payment of income taxes related to the settlement with the Internal Revenue Service of the audits of the 1985 through 1987 federal income tax returns caused the decrease. For the full year of 1994 cash flow from operating activities for continuing operations was $170,200,000 compared to $142,000,000 in 1993.

Scripps expects to finance its capital requirements and investments in HGTV primarily through cash flow from operations.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders,
The E.W. Scripps Company:


We have audited the accompanying consolidated balance sheets of The E.W. Scripps Company and subsidiary companies as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedule listed in the Index at Item E-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, as of December 31, 1993 the Company changed its method of accounting for certain investments to conform with Statement of Financial Accounting Standards No. 115.

As discussed in Note 1 to the consolidated financial statements, in 1992 the Company changed its method of accounting for postretirement benefits other than pensions to conform with Statement of Financial Accounting Standards No. 106.






DELOITTE & TOUCHE LLP
Cincinnati, Ohio
January 23, 1995 (December 27, 1995 as to Notes 1 and 12)

THE E.W. SCRIPPS COMPANY
CONSOLIDATED BALANCE SHEETS
( in thousands )                                                              (Unaudited)
                                                                                 As of                        As of
                                                                             September 30,                 December 31,
                                                                                  1995                 1994            1993
ASSETS
Current Assets:
     Cash and cash equivalents                                              $      14,579        $      16,609   $      18,606
     Short-term investments                                                        38,000
     Accounts and notes receivable (less allowances - $4,022, $4,538,             142,555              146,003         142,821
        and $5,728)
     Program rights and production costs                                           46,199               35,073          42,823
     Refundable income taxes                                                       23,255               25,214
     Inventories                                                                   16,476               11,768           9,369
     Deferred income taxes                                                         18,350               16,606          13,201
     Net assets of discontinued operations                                        305,760
     Miscellaneous                                                                 20,796               16,821          15,685
     Total current assets                                                         625,970              268,094         242,505

Net assets of discontinued operations                                                                  322,737         329,899

Investments                                                                        52,108               34,879          79,765

Property, Plant, and Equipment                                                    424,493              419,534         412,220

Goodwill and Other Intangible Assets                                              500,704              514,396         467,694

Other Assets:
     Program rights and production costs (less current portion)                    55,577               38,779          43,257
     Miscellaneous                                                                  9,551               11,005           9,656
     Total other assets                                                            65,128               49,784          52,913

TOTAL ASSETS                                                                $   1,668,403        $   1,609,424   $   1,584,996

See notes to consolidated financial statements.

THE E.W. SCRIPPS COMPANY
CONSOLIDATED BALANCE SHEETS
( in thousands, except share data )                                           (Unaudited)
                                                                                 As of                       As of
                                                                               September 30,               December 31,
                                                                                  1995                 1994            1993
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Current portion of long-term debt                                       $      47,043                      $        96,383
    Accounts payable                                                               80,868        $     123,120          71,624
    Customer deposits and unearned revenue                                         20,847               20,757          16,475
    Accrued liabilities:
        Employee compensation and benefits                                         29,924               31,372          31,362
        Artist and author royalties                                                 9,277                8,177          10,985
        Interest                                                                    2,297                1,999           2,834
        Income taxes                                                                2,345                2,507           7,763
        Miscellaneous                                                              39,617               43,437          33,460
    Total current liabilities                                                     232,218              231,369         270,886

Deferred Income Taxes                                                              78,806               67,876         106,107

Long-Term Debt (less current portion)                                              63,461              110,431         151,535


Other Long-Term Obligations and Minority Interests                                132,871              116,280         196,833

Stockholders' Equity:
    Preferred stock, $.01 par - authorized:  25,000,000 shares; none outstanding
    Common stock, $.01 par:
        Class A - authorized:  120,000,000 shares;  issued and
          outstanding:  1995 -
          60,028,980 shares; 1994 - 59,671,242 shares; and 1993 -
          54,586,495 shares                                                           600                  597             546
        Voting - authorized:  30,000,000 shares; issued and
          outstanding:  1995 - 19,990,833 shares; 1994 and 1993 -
          20,174,833 shares                                                           200                  202             202
    Total                                                                             800                  799             748
    Additional paid-in capital                                                    252,655              248,098          97,945
    Retained earnings                                                             886,515              823,204         733,978
    Unrealized gains on securities available for sale                              21,997               12,518          27,381
    Unvested restricted stock awards                                              (1,823)              (2,036)         (1,009)
    Foreign currency translation adjustment                                           903                  885             592
    Total stockholders' equity                                                  1,161,047            1,083,468         859,635

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $   1,668,403        $   1,609,424   $   1,584,996

See notes to consolidated financial statements.

THE E.W. SCRIPPS COMPANY
CONSOLIDATED STATEMENTS OF INCOME
( in thousands, except per share data )                                  (Unaudited)
                                                                   For the nine months ended            For the years ended
                                                                       September 30,                        December 31,
                                                                    1995          1994          1994          1993       1992
Operating Revenues:
    Advertising                                                 $   337,234  $   315,301    $   433,551  $   401,247 $   432,799
    Circulation                                                      93,242       87,598        116,684      116,413     123,375
    Other newspaper revenue                                          38,156       38,048         52,703       50,394      52,513
    Total newspapers                                                468,632      440,947        602,938      568,054     608,687
    Broadcasting                                                    211,711      202,445        288,184      284,294     277,287
    Entertainment                                                    68,964       56,343         73,473       84,741      87,209
    Other                                                                                                      8,126      44,172
    Total operating revenues                                        749,307      699,735        964,595      945,215   1,017,355

Operating Expenses:
    Employee compensation and benefits                              252,914      234,488        318,629      336,609     378,758
    Newsprint and ink                                                88,260       66,374         94,160       89,062      90,044
    Program rights and production costs                              42,150       40,315         60,082       63,731      68,367
    Other operating expenses                                        191,222      173,563        249,178      253,002     287,353
    Depreciation                                                     34,477       29,823         40,040       41,089      44,172
    Amortization of intangible assets                                15,155       13,911         18,896       19,760      20,177
    Total operating expenses                                        624,178      558,474        780,985      803,253     888,871

Operating Income                                                    125,129      141,261        183,610      141,962     128,484

Other Credits (Charges):
    Interest expense                                                (8,623)     (12,934)       (16,274)     (26,397)    (33,792)
    Net gains and unusual items                                                   31,621         14,651       94,374      74,483
    Miscellaneous, net                                                2,603        (387)          (917)      (2,413)     (3,583)
    Net other credits (charges)                                     (6,020)       18,300        (2,540)       65,564      37,108

Income from Continuing Operations
    Before Taxes and Minority Interests                             119,109      159,561        181,070      207,526     165,592
Provision for Income Taxes                                           52,285       67,597         80,441       86,387      65,145

Income from Continuing Operations
    Before Minority Interests                                        66,824       91,964        100,629      121,139     100,447
Minority Interests                                                    2,587        7,068          7,833       16,228       9,087

Income From Continuing Operations                                    64,237       84,896         92,796      104,911      91,360
Income From Discontinued Operations                                  28,650       14,130         29,887       23,775      14,959
Cumulative Effect of Accounting Change - Adoption of
    FAS No. 106 (net of deferred income taxes of $15,533)                                                               (22,413)

Net Income                                                      $    92,887  $    99,026    $   122,683  $   128,686 $    83,906

Per Share of Common Stock:
    Income From Continuing Operations                                  $.80        $1.13          $1.22        $1.41       $1.22
    Income From Discontinued Operations                                 .36          .19            .39          .32         .20
    Cumulative Effect of Accounting Change                                                                                 (.30)

    Net Income                                                        $1.16        $1.32          $1.61        $1.72       $1.12

 Note: The sum of the income per share amounts may not equal the net income per share amount as each is computed independently based on the weighted average shares outstanding.

See notes to consolidated financial statements.

THE E.W. SCRIPPS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
( in thousands, except share data )                                   Nine months ended
                                                                       September 30,               Years ended December 31,
                                                                    1995          1994          1994          1993       1992
Cash Flows from Operating Activities:
Income from continuing operations                               $    64,237  $    84,896    $    92,796  $   104,911 $    91,360
Adjustments to reconcile income from continuing operations
      to net cash flows from continuing operating activities:
      Depreciation and amortization                                  49,632       43,734         58,936       60,849      64,349
      Deferred income taxes                                           4,462        6,719          2,400       41,174      21,386
      Minority interests in income of subsidiary companies            2,587        7,068          7,833       16,228       9,087
      Net gains and unusual items                                               (31,621)        (1,109)     (91,878)    (77,990)
      Changes in certain working capital accounts, net of
         effects from subsidiary companies purchased and sold      (71,099)     (12,232)          9,040          315      11,230
      Miscellaneous, net                                              7,997        6,685            337       10,424       7,583
Net cash provided by continuing operating activities                 57,816      105,249        170,233      142,023     127,005

Income from discontinued operations                                  28,650       14,130         29,887       23,775      14,959
Adjustment to derive cash flows from discontinued operating          53,928       47,717         48,737       59,754      61,156
activities:
Net cash provided by discontinued operating activities               82,578       61,847         78,624       83,529      76,115

Net operating activities                                            140,394      167,096        248,857      225,552     203,120

Cash Flows from Investing Activities:
Additions to property, plant, and equipment                        (40,792)     (29,151)       (53,952)     (36,845)    (86,919)
Purchase of subsidiary companies and investments                   (44,270)     (27,561)       (32,389)     (41,459)    (16,646)
Sale of subsidiary companies, copyrights, and investments             2,729       47,591         47,592      140,538      36,966
Miscellaneous, net                                                    1,621        3,332          3,659        6,398       1,595
Net cash provided by (used in) investing activities of             (80,712)      (5,789)       (35,090)       68,632    (65,004)
continuing operations
Net cash provided by (used in) investing activities of             (29,028)     (29,075)       (40,496)     (64,007)    (61,117)
discontinued cable operations
Net investing activities                                          (109,740)     (34,864)       (75,586)        4,625   (126,121)

Cash Flows from Financing Activities:
Increase in long-term debt                                                                                                50,500
Payments on long-term debt                                             (38)    (111,038)      (137,885)    (194,015)   (100,602)
Dividends paid                                                     (29,576)     (24,679)       (33,457)     (32,847)    (29,841)
Dividends paid to minority interests                                (1,274)      (2,655)        (3,817)      (4,189)     (4,489)
Miscellaneous, net                                                      704        1,284          1,649        1,998       (538)
Net cash provided by (used in) financing activities of
continuing operations                                              (30,184)    (137,088)      (173,510)    (229,053)    (84,970)
Net cash provided by (used in) financing activities of              (2,500)      (1,045)        (1,758)      (1,494)       (153)
discontinued cable operations
Net financing activities                                           (32,684)    (138,133)      (175,268)    (230,547)    (85,123)

Increase (Decrease) in Cash and Cash Equivalents                    (2,030)      (5,901)        (1,997)        (370)     (8,124)

Cash and Cash Equivalents:
Beginning of year                                                    16,609       18,606         18,606       18,976      27,100

End of period                                                   $    14,579  $    12,705    $    16,609  $    18,606 $    18,976


Supplemental Cash Flow Disclosures:
   Acquisition of remaining minority interest in Scripps
         Howard Broadcasting
         Company in exchange for 4,952,659 shares of Class A                 $   146,724    $   146,724
         Common stock
   Interest paid, excluding amounts capitalized                 $     8,325       13,586         17,109  $    32,123 $    36,109
   Income taxes paid                                                 51,422       67,580        127,009       44,962      34,940
   Increase in program rights and related liabilities                75,373       32,746         30,685       51,614      48,251
   Received in the sale of The Pittsburgh Press:
        Net tangible assets of The Monterey County Herald                                                                 20,375
        Pittsburgh Post-Gazette preferred stock                                                                           14,000

See notes to consolidated financial statements.

THE E.W. SCRIPPS COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
( in thousands, except share data )                                                         Unrealized
                                                                                             Gains on    Unvested      Foreign
                                                                   Additional               Securities   Restricted     Currency
                                                         Common      Paid-in     Retained    Available     Stock     Translation
                                                         Stock       Capital     Earnings    for Sale     Awards      Adjustment
As of December 31, 1991                               $      746 $     92,351 $   584,074              $     (851) $         274
Net income                                                                         83,906
Dividends:  declared and paid - $.40 per share                                   (29,841)
Class A Common shares issued pursuant to
    compensation plans, net:
    86,164 shares issued, 3,500 shares forfeited,                       2,015                                (373)
Amortization of restricted stock awards                                                                        708
Foreign currency translation adjustment                                                                                       95

As of December 31, 1992                                      746       94,366     638,139                    (516)           369
Net income                                                                        128,686
Dividends:  declared and paid - $.44 per share                                   (32,847)
Class A Common shares issued pursuant to
    compensation plans, net:
    165,775 shares issued, 4,270 shares forfeited,
    and 17,071 shares  repurchased                             2        3,054                                (817)
Tax benefits on compensation plans                                        525
Amortization of restricted stock awards                                                                        324
Foreign currency translation adjustment                                                                                      223
Adoption of FAS No. 115, net of
    deferred income tax of $14,744                                                        $     27,381

As of December 31, 1993                                      748       97,945     733,978       27,381     (1,009)           592
Net income                                                                        122,683
Dividends:  declared and paid - $.44 per share                                   (33,457)
Acquisition of minority interest in Scripps Howard
    Broadcasting Company in exchange for
    4,952,659 shares of Class A Common stock                  49      146,675
Class A Common shares issued pursuant to
    compensation plans:
    140,025 shares issued,  2,810 shares forfeited,
    and 5,127 shares repurchased                               2        3,226                              (1,527)
Tax benefits on compensation plans                                        252
Amortization of restricted stock awards                                                                        500
Foreign currency translation adjustment                                                                                      293
Increase (decrease) in unrealized gains
    on securities available for sale, net
    of deferred income tax of $7,992                                                          (14,863)

As of December 31, 1994                                      799      248,098     823,204       12,518     (2,036)           885
Net income                                                                         92,887
Dividends:  declared and paid - $.37 per share                                   (29,576)
Conversion of 184,000 Voting common shares
    to 184,000 Class A common shares
Class A Common shares issued pursuant to
    compensation plans:
    191,750 shares issued,  1,250 shares forfeited,
    and 16,762 shares repurchased                              1        3,950                                (538)
Tax benefits on compensation plans                                        607
Amortization of restricted stock awards                                                                        751
Foreign currency translation adjustment                                                                                       18
Increase (decrease) in unrealized gains
    on securities available for sale, net
    of deferred income tax of $5,104                                                             9,479

As of September 30, 1995                              $      800 $    252,655 $   886,515 $     21,997 $   (1,823) $         903

See notes to consolidated financial statements.

THE E.W. SCRIPPS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Proposed Transaction - On October 28, 1995 The E.W. Scripps Company ("Scripps") and Comcast Corporation ("Comcast") reached an agreement pursuant to which Scripps will contribute all of its non-cable television assets to Scripps Howard, Inc. ("SHI" - a wholly-owned subsidiary of Scripps and the direct or indirect parent of all of Scripps' operations) and SHI's cable television system subsidiaries ("Scripps Cable") will be transferred to and held directly by Scripps. Scripps Cable will then be acquired by Comcast through a tax-free merger (the "Merger") with Scripps. The remaining SHI business will continue as "New Scripps", which will be distributed in a tax-free "spin-off" to Scripps shareholders (the "Spin-Off") and thereafter renamed The E.W. Scripps Company. The Merger and the Spin-Off are collectively referred to as the "Transactions." Upon completion of the Transactions the separate existence of Scripps will cease. Scripps' historical basis in its assets and liabilities will be carried over to New Scripps. The Transaction will be recorded as a reverse-spin transaction, accordingly New Scripps' results of operations for periods prior to the consummation of the Transactions will represent the historical results previously reported by Scripps.

The closing date of the Transactions is expected to be in the latter part of 1996 subject to regulatory approvals and certain other conditions. Controlling shareholders in Scripps and Comcast have agreed to vote in favor of the Merger.

Because Scripps Cable represents an entire business segment that will be divested, its results are reported as "discontinued operations" for all periods presented. See Note 12. Results of the remaining business segments, including results for divested operating units within these segments through their dates of sale, are reported as "continuing operations."

Nature of Operations - Scripps publishes daily newspapers in fifteen markets, operates local television stations in nine markets, and its entertainment division primarily produces television programming and licenses comic characters. The relative importance of each line of business is indicated in the Segment Information presented in Note 9.

The newspaper and television operations are diversified geographically and Scripps has a diverse customer base. More than 70% of Scripps' operating revenues are derived from advertising, and as a result operating results can be affected by changes in the demand for advertising nationally and in Scripps' local markets.

Scripps grants credit to substantially all of its customers. Management believes bad debt losses resulting from default by a single customer, or defaults by customers in any depressed region or business sector, would not have a material effect on Scripps' financial position.

Unaudited Interim Financial Statements - The combined financial statements as of September 30, 1995 and for the nine months ended September 30, 1995 and 1994 are unaudited. In management's opinion the interim financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations and cash flows for these periods.

The results for the interim periods are not necessarily indicative of the results that may be expected for the full year.

Use of Estimates - Preparation of the financial statements requires the use of estimates. Scripps' financial statements include estimates for such items as income taxes payable and self-insured risks. Self-insured risks are primarily employee medical costs and disability income, workers' compensation, and general liability. The recorded liability for self-
insured risks is not discounted.   Management does not believe it is likely
that its estimates for such items will change materially in the near term.

Consolidation - The consolidated financial statements include the accounts of Scripps and its majority-owned subsidiary companies.

Program Rights and Production Costs - Program rights are recorded at the time such programs become available for broadcast. Amortization is computed using the straight-line method based on the license period or based on usage, whichever yields the greater accumulated amortization for each program. The liability for program rights is not discounted for imputed interest.

Production costs represent costs incurred in the production of programming for distribution. Amortization of capitalized costs is based on the percentage of current period revenues to anticipated total revenues for each program.

Program and production costs are stated at the lower of unamortized cost or fair value. The portion of the unamortized balance expected to be amortized within one year is classified as a current asset.

Estimated fair values (which are based on current rates available to Scripps for debt of the same remaining maturity) and the carrying amounts of Scripps' program rights liabilities were as follows:

( in thousands )                                                              (Unaudited)
                                                                                 As of                        As of
                                                                               September 30,               December 31,
                                                                                  1995                 1994            1993
Liabilities for programs available for broadcast:
     Carrying amount                                                        $      78,700        $      48,300   $      64,300
     Fair value                                                                    70,000               42,800          58,700


Goodwill and Other Intangible Assets - Goodwill and other intangible assets are stated at the lower of unamortized cost or fair value. Fair value is estimated based upon estimated future net cash flows. An impairment loss is recognized when the unamortized cost of the asset exceeds the undiscounted estimated future net cash flows. Goodwill represents the cost of acquisitions in excess of tangible assets and identifiable intangible assets received. Non-competition agreements are amortized on a straight-line basis over the terms of the agreements. Goodwill acquired after October 1970, customer lists, and other intangible assets are amortized on a straight-line basis over periods of up to 40 years. Goodwill acquired before November 1970 ($6,600,000) is not amortized.

The Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard ("FAS") No. 121 - Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of in March 1995.
The standard requires that long-lived assets and certain identifiable intangible assets to be reviewed for impairment and that long-lived assets to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. The standard, which Scripps is required to adopt in 1996, will not have any impact on Scripps' results of operations or financial position.

Property, Plant, and Equipment - Depreciation is computed using the straight-line method over estimated useful lives as follows:

  Buildings and improvements                            35 years
  Newspaper presses                                     20 years
  Other newspaper production equipment                  5 to 10 years
  Television transmitting towers                        15 years
  Other television and program production equipment     5 to 15 years
  Office and other equipment                            5 to 10 years

Interest costs related to major capital projects are capitalized and classified as property, plant, and equipment.

Income Taxes - Deferred income taxes are provided for temporary differences between the tax basis and reported amounts of assets and liabilities that will result in taxable or deductible amounts in future years. Scripps' temporary differences primarily result from accelerated depreciation and amortization for tax purposes and accrued expenses not deductible for tax purposes until paid. Also, Scripps received a tax certificate from the Federal Communications Commission upon the 1993 sale of the Memphis television and radio stations, enabling Scripps to defer payment of income taxes on the $60,500,000 tax-basis gain for a minimum of two years.

Investments - Scripps adopted Statement of Financial Accounting Standards ("FAS") No. 115 - Accounting for Certain Investments in Debt and Equity Securities on December 31, 1993.

Investments in 20%- to 50%-owned companies and in all joint ventures are accounted for under the equity method. Investments in other debt and equity securities are classified as available for sale and are carried at fair value. Fair value is determined by reference to quoted market prices for those or similar securities. Unrealized gains or losses on those securities are recognized as a separate component of stockholders' equity. The cost of securities sold is determined by specific identification.

Newspaper Joint Operating Agencies - Scripps is currently a party to newspaper joint operating agencies ("JOAs") in five markets. A JOA combines all but the editorial operations of two competing newspapers in a market. In each JOA the managing party distributes a portion of JOA profits to the other party. Scripps manages the JOA in Evansville. The JOAs in Albuquerque, Birmingham, Cincinnati, and El Paso are managed by the other parties to the JOAs. Scripps managed the JOA in Pittsburgh prior to the sale of The Pittsburgh Press.

Scripps includes the full amount of company-managed JOA assets and liabilities, and revenues earned and expenses incurred in the operation of the JOA, in the consolidated financial statements. Distributions of JOA operating profits to the non-managing party are included in other operating expenses in the Consolidated Statements of Income.

For JOAs managed by the other party, Scripps includes distributions of JOA operating profits in operating revenues in the Consolidated Statements of Income. Scripps does not include any assets or liabilities of JOAs managed by other parties in its Consolidated Balance Sheets as Scripps has no residual interest in the net assets of the JOAs.

Inventories - Inventories are stated at the lower of cost or market. The cost of newsprint included in inventory is computed using the last in, first out ("LIFO") method. At December 31 newsprint inventories were approximately 65% of total inventories in 1994 and 62% in 1993. The cost of other inventories is computed using the first in, first out ("FIFO") method. Inventories would have been $1,200,000 and $200,000 higher at December 31, 1994 and 1993 if FIFO (which approximates current cost) had been used to compute the cost of newsprint.

Postemployment Benefits - Scripps adopted FAS No. 106 - Employers' Accounting for Postretirement Benefits Other Than Pensions in 1992. Postretirement benefits are recognized during the years that employees render service. Other postemployment benefits, such as disability-related benefits and severance, are recognized when the benefits become payable.

Stock-Based Compensation - The FASB issued FAS No. 123 - Accounting for Stock-Based Compensation in October 1995. The standard defines a fair value based method of accounting for stock-based compensation, but permits compensation expense to continue to be measured using the intrinsic value based method previously used. Scripps intends to continue measuring compensation expense using the intrinsic value based method and under the provisions of the standard, which must be adopted in 1996, will be required to make pro forma disclosures of net income and earnings per share as if the fair value method had been used. Pro forma net income and earnings per share for the nine months ended September 30, 1995 have not been quantified.

Cash and Cash Equivalents - Cash and cash equivalents represent cash on hand, bank deposits, and highly liquid debt instruments with an original maturity of up to three months. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.

Short-term Investments - Short-term investments represent excess cash invested in securities not meeting the criteria to be classified as cash equivalents. Short-term investments primarily consist of preferred stocks, and are carried at cost plus accrued dividends, which approximates fair value.

Net Income Per Share - Net income per share computations are based upon the weighted average common shares outstanding. Common stock equivalents in the form of stock options are excluded from the computations as they have no material effect on the per share amounts. Weighted average shares outstanding were as follows:

( in thousands )                                                         (Unaudited)
                                                                  For the nine months ended              For the years ended
                                                                         September 30,                    December 31,
                                                                    1995          1994          1994          1993       1992
Weighted average shares outstanding                                  79,930       75,059         76,246       74,650      74,602

2.   ACQUISITIONS AND DIVESTITURES

Acquisitions

1994 - Scripps acquired the remaining 13.9% minority interest in Scripps Howard Broadcasting Company in exchange for 4,952,659 shares of Class A Common stock. Scripps acquired Cinetel Productions (an independent producer of programs for cable television).

1993 - Scripps acquired the remaining 2.7% minority interest in the Knoxville News-Sentinel for $2,800,000. Scripps purchased 5.7% of the outstanding shares of Scripps Howard Broadcasting Company for $28,900,000.

1992 - Scripps purchased three daily newspapers in California (including The Herald in connection with the sale of The Pittsburgh Press - see
Note 2B).

The following table presents additional information about the acquisitions:

( in thousands )
                                                                         For the nine months          For the years ended
                                                                         ended September 30,                December 31,
                                                                                  1994          1994          1993       1992
Goodwill and other intangible assets acquired                                $   105,545    $   108,690  $    19,486 $     7,401
Other assets acquired                                                             14,596         14,596                    7,177
Reduction in minority interests                                                   45,468         45,958       12,287
Previous interest in acquired newspaper                                                                                  (3,936)
Class A Common stock issued                                                    (146,724)      (146,724)
Liabilities assumed and notes issued                                               (899)          (899)                    (603)

Cash paid                                                                         17,986         21,621       31,773      10,039
Net assets of The Herald:
     Tangible assets                                                                                                      21,602
     Liabilities assumed                                                                                                 (1,227)

Total acquisitions                                                           $    17,986    $    21,621  $    31,773 $    30,414



The acquisitions have been accounted for as purchases. The acquired operations have been included in the Consolidated Statements of Income from the dates of acquisition. Pro forma results are not presented because the combined results of operations would not be significantly different from the reported amounts.

Divestitures

Scripps divested the following operating units:

1995 - Newspaper in Watsonville, California.

1993 - Book publishing; newspapers in Tulare, California, and San Juan; Memphis television station; radio stations.

1992 - The Pittsburgh Press; TV Data; certain other investments.

The following table presents additional information about the divestitures:

( in thousands, except per share data )
                                                        For the nine months ended                          For the years ended
                                                                 September 30,                                 December 31,
                                                                    1995                                      1993       1992
Cash received                                                   $     2,711                              $   140,509 $    36,919
Notes and preferred stock                                                                                                 14,150
Net assets of The Herald:
     Tangible assets                                                                                                      21,602
     Liabilities assumed                                                                                                 (1,227)

Total proceeds                                                        2,711                                  140,509      71,444
Net assets (liabilities) disposed                                     2,711                                   48,635     (6,539)

Net gains recognized (before minority
     interests and income taxes)                                $         0                              $    91,874 $    77,983

Net gains recognized (after minority
     interests and income taxes)                                                                         $    46,800 $    45,600

Net gains recognized per share (after minority
     interests and income taxes)                                                                               $ .63       $ .61

Included in net assets (liabilities) disposed in 1992 are pension and other postretirement benefit obligations totaling $36,500,000.

Included in the consolidated financial statements are the following results of divested operating units (excluding gains on sales):

( in thousands )
                                                                For the nine months ended              For the years ended
                                                                       September 30,                        December 31,
                                                                    1995          1994          1994          1993       1992
Operating revenues                                              $       300  $     2,700    $     3,700  $    57,400 $   178,100
Operating income (loss)                                               (100)        (100)          (200)        7,500    (14,600)

3.  UNUSUAL CREDITS AND CHARGES

1994 - Scripps sold its worldwide Garfield and U.S. Acres copyrights. The sale resulted in a pre-tax gain of $31,600,000, $17,400,000 after tax, $.23 per share.

Scripps' three television stations that had been Fox affiliates changed their network affiliation. In connection with the change certain program rights were expected to be sold at an estimated loss of $7,900,000. Two of the stations are constructing new buildings to accommodate expanded local news staffs, and currently owned real estate will be sold at an estimated loss of $2,800,000. These estimated losses were recorded in 1994, reducing net income $6,600,000, $.09 per share.

Scripps made a special contribution of 589,165 shares of Turner
Broadcasting Class B common stock to a charitable foundation. The contribution reduced pre-tax income by $8,000,000 and net income by $4,500,000, $.06 per share.

Management changed its estimate of the tax liability for prior years as a result of an audit by the Internal Revenue Service ("IRS"). The adjustment decreased net income by $5,300,000, $.07 per share (see Note 4).

Scripps accrued an estimate of the ultimate costs of certain lawsuits associated with divested operating units. The accrual reduced net income by $3,600,000, $.05 per share.

1993 - Operating results include net pre-tax gains of $91,900,000, $46,800,000 after-tax, $.63 per share (see Note 2).

Management changed the estimate of the additional amount of music license fees Scripps would owe when a dispute between the television industry and the American Society of Composers, Authors and Publishers ("ASCAP") was resolved. The adjustment increased operating income $4,300,000 and net income $2,300,000, $.03 per share.

Scripps realized a $1,100,000 gain on sale of certain publishing equipment and received a $2,500,000 fee in connection with the sale of the Ogden, Utah, Standard Examiner, increasing net income $2,300,000, $.03 per share.

Scripps recorded a $6,300,000 restructuring charge. The charge reduced net income $3,600,000, $.05 per share.

Management changed its estimate of the tax liability for prior years (see
Note 4). The adjustment increased net income $5,400,000, $.07 per share. The federal income tax rate was increased to 35% from 34%. The effect on Scripps' deferred tax liabilities reduced net income $2,300,000, $.03 per share.

1992 - Operating results include pre-tax gains of $78,000,000, $45,600,000 after-tax, $.61 per share (see Note 2).

The Pittsburgh Press was not published after May 17 due to a strike. Reported 1992 results include operating losses of $32,700,000 and net losses of $20,200,000, $.27 per share, during the strike period.

Management changed its estimate of the tax liability for prior years (see
Note 4).  The adjustment increased net income $8,400,000, $.11 per share.

Scripps reduced the carrying value of certain property and investments to estimated realizable value. The resultant $3,500,000 charge reduced net income $2,300,000, $.03 per share.

4.INCOME TAXES

In 1995 Scripps reached agreement with the IRS to settle the audits of its 1985 through 1988 tax returns. There was no effect on net income as a result of the settlement. The IRS is currently examining Scripps' consolidated income tax returns for the years 1988 through 1991. Pursuant to the terms of the Merger New Scripps will indemnify Comcast, on an after-tax basis, against all tax liabilities of Scripps attributable to periods prior to completion of the Merger.

In 1992 management changed its estimate of the tax liability for prior years, increasing net income $8,400,000, $.11 per share. In 1993 management changed its estimate of the tax basis and lives of certain intangible assets. The resulting change in the estimated tax liability for prior years increased net income $5,400,000, $.07 per share. In 1994 the IRS proposed adjustments related to those intangible assets. Based upon the proposed adjustments management again changed its estimate of the tax liabilities for prior years, decreasing net income in 1994 $5,300,000, $.07 per share.

Management believes that adequate provision for income taxes has been made for all open years.

The approximate effects of the temporary differences giving rise to Scripps' deferred income tax liabilities (assets) are as follows:

( in thousands )                                                              (Unaudited)                     As of
                                                                             September 30,                 December 31,
                                                                                  1995                 1994            1993
Accelerated depreciation and amortization                                   $      71,393        $      60,087   $      90,314
Deferred gain on sale of Memphis television and radio stations                     23,599               23,599          23,126
Investments                                                                        10,031                4,927          12,900
Accrued expenses not deductible until paid                                       (24,785)             (27,745)        (20,625)
Deferred compensation and retiree benefits                                       (11,830)             (12,470)        (10,380)
Other temporary differences, net                                                  (4,671)                6,008           1,167

Total                                                                              63,737               54,406          96,502
State net operating loss carryforwards                                            (8,773)              (7,922)         (7,258)
Foreign tax credits and other carryforwards                                                                            (1,371)
Valuation allowance for state deferred tax assets and foreign tax credits           5,492                4,786           5,033

Net deferred tax liability                                                  $      60,456        $      51,270   $      92,906

Scripps' state net operating loss carryforwards expire from 2000 through 2019.

The provision for income taxes consists of the following:

( in thousands )                                                        (Unaudited)
                                                                For the nine months ended           For the years ended
                                                                       September 30,                     December 31,
                                                                    1995          1994          1994          1993       1992
Current:
     Federal                                                    $    37,093  $    45,283    $    61,026  $    33,114 $    33,287
     State and local                                                  6,343       12,008         12,351        7,829       6,455
     Foreign                                                          3,780        3,389          4,412        3,745       4,017

Total current                                                        47,216       60,680         77,789       44,688      43,759

Deferred:
     Federal                                                          8,555         (27)        (6,787)       51,813      14,128
     Other                                                            1,011        1,805          1,195        4,105       7,258

Total deferred                                                        9,566        1,778        (5,592)       55,918      21,386

Total income taxes                                                   56,782       62,458         72,197      100,606      65,145
Income taxes allocated to stockholders' equity                      (4,497)        5,139          8,244     (14,219)

Provision for income taxes                                      $    52,285  $    67,597    $    80,441  $    86,387 $    65,145

The difference between the statutory rate for federal income tax and the effective income tax rate is summarized as follows:

                                                                          (Unaudited)
                                                                  For the nine months ended           For the years ended
                                                                         September 30,                     December 31,
                                                                    1995          1994          1994          1993       1992
Statutory rate                                                       35.0 %       35.0 %          35.0 %        35.0 %      34.0 %
Effect of:
     State and local income taxes                                       5.1          5.4            4.7          3.7         5.5
     Amortization of goodwill                                           2.6          1.5            2.2          2.4         2.9
     Increase in tax rate to 35% on deferred tax liabilities                                                     1.1
     Change in estimated tax basis and lives of certain assets                                      2.1        (2.5)       (5.5)
     Difference between foreign and U.S. tax rates,
         including foreign tax credits                                  0.1          0.3            0.3          0.4         0.9
     Miscellaneous                                                      1.1          0.2            0.1          1.5         1.5

Effective income tax rate                                            43.9 %       42.4 %          44.4 %        41.6 %      39.3 %

5.LONG-TERM DEBT

Long-term debt consisted of the following:

( in thousands )                                                              (Unaudited)                   As of
                                                                             September 30,                December 31,
                                                                                  1995                 1994            1993
Variable Rate Credit Facilities                                                                                  $      88,000
7.375% notes, due in 1998                                                   $      61,272        $      61,161          99,264
9.0% notes, due in 1996                                                            47,000               47,000          50,000
8.5% notes, payable through 1994                                                                                         8,334
Other notes                                                                         2,232                2,270           2,320

Total long-term debt                                                              110,504              110,431         247,918
Current portion of long-term debt                                                  47,043                               96,383

Long-term debt (less current portion)                                       $      63,461        $     110,431   $     151,535


Fair value of long-term debt *                                              $     113,400        $     109,600   $     260,900

Weighted average interest rate on Variable Rate
     Credit Facilities at December 31                                                                                     3.4%

    *  Fair value is estimated based on current rates available to New
       Scripps for debt of the same remaining maturity.


Scripps has a Competitive Advance/Revolving Credit Agreement ("Variable Rate Credit Facility") which expires in September 1996 and permits maximum borrowings up to $50,000,000. Maximum borrowings under the Variable Rate Credit Facility are changed as Scripps' anticipated needs change and are not indicative of Scripps' short-term borrowing capacity. The Variable Rate Credit Facility may be extended upon mutual agreement.

Certain long-term debt agreements contain maintenance requirements on net worth and coverage of interest expense and restrictions on dividends and incurrence of additional indebtedness.

Pursuant to the terms of the Merger, Scripps will retire or defease its 7.375% notes due in 1998.

Interest costs capitalized were as follows:

( in thousands )                                                        (Unaudited)
                                                                For the nine months ended            For the years ended
                                                                      September 30,                       December 31,
                                                                    1995          1994          1994          1993       1992
Capitalized interest costs                                      $       300  $         0    $         0  $       100 $     4,500

6.INVESTMENTS

Investments consisted of the following:

( in thousands, except share data )                                           (Unaudited)                    As of
                                                                               September 30,              December 31,
                                                                                  1995                 1994            1993
Securities available for sale:
     Short-term investments, primarily preferred stocks                     $      38,000
     Turner Broadcasting Class C preferred stock
          (convertible into 1,309,092 shares of Class B common stock)              36,000        $      21,436   $      35,345
     Pittsburgh Post-Gazette preferred stock,
          $25 million face value, 8% cumulative dividend                                                                14,000
     Turner Broadcasting Class B common stock (589,165 shares)                                                          15,907
     Other                                                                          5,766                2,351           3,938

Total securities available for sale                                                79,766               23,787          69,190
Investments accounted for under the equity method                                  10,342               11,092          10,575

Total investments                                                           $      90,108        $      34,879   $      79,765

Unrealized gains on securities available for sale                           $      33,586        $      19,270   $      42,125

7.PROPERTY, PLANT, AND EQUIPMENT AND INTANGIBLE ASSETS

Property, plant, and equipment consisted of the following:

( in thousands )                                                                (Unaudited)                 As of
                                                                               September 30,             December 31,
                                                                                  1995                 1994            1993
Land and improvements                                                       $      39,760        $      40,668   $      43,112
Buildings and improvements                                                        181,153              176,769         175,836
Equipment                                                                         510,281              484,495         452,320

Total                                                                             731,194              701,932         671,268
Accumulated depreciation                                                          306,701              282,398         259,048

Net property, plant, and equipment                                          $     424,493        $     419,534   $     412,220

Goodwill and other intangible assets consisted of the following:

( in thousands )                                                              (Unaudited)                      As of
                                                                             September 30,                 December 31,
                                                                                  1995                 1994            1993
Goodwill                                                                    $     440,920        $     439,462   $     382,946
Customer lists                                                                    133,329              133,334         131,708
Licenses and copyrights                                                            28,221               28,221          28,221
Non-competition agreements                                                         18,289               18,689          18,689
Other                                                                              32,247               32,247          24,817

Total                                                                             653,006              651,953         586,381
Accumulated amortization                                                          152,302              137,557         118,687

Net goodwill and other intangible assets                                    $     500,704        $     514,396   $     467,694


8.EMPLOYEE BENEFIT PLANS

Scripps sponsors defined benefit plans covering substantially all non-union employees. Benefits are generally based on the employees' compensation and years of service. Funding is based on the requirements of the plans and applicable federal laws.

Scripps also sponsors defined contribution plans covering substantially all non-union employees. Scripps matches a portion of employees' voluntary contributions to these plans.

Union-represented employees are covered by retirement plans jointly administered by subsidiaries of Scripps and the unions or by union-administered, multi-employer plans. Funding is based upon negotiated agreements.

Retirement plans expense consisted of the following:

( in thousands )
                                                                                                   For the years ended
                                                                                                        December 31,
                                                                                                1994          1993       1992
Service cost                                                                                $     8,729  $     7,819 $     7,832
Interest cost                                                                                    11,509       13,111      14,026
Actual return on plan assets                                                                      1,637     (13,487)    (13,404)
Net amortization and deferral                                                                  (14,990)      (2,619)     (4,860)

Defined benefit plans                                                                             6,885        4,824       3,594
Multi-employer plans                                                                              1,028        1,044       1,664
Defined contribution plans                                                                        3,573        3,570       3,754

Total                                                                                            11,486        9,438       9,012
Curtailment losses (gains) included in gain
     on the sales of subsidiary companies                                                                        253     (3,632)

Total retirement plans expense                                                              $    11,486  $     9,691 $     5,380


Assumptions used in the accounting for the defined benefit plans were as follows:



                                                                                                1994          1993         1992
Discount rate as of December 31                                                                    8.5%         7.0%        8.0%
Expected long-term rate of return on plan assets                                                   9.5%         8.0%        9.0%
Rate of increase in compensation levels                                                            5.0%         3.5%        4.5%


The funded status of the defined benefit plans at December 31 was as follows:

( in thousands )
                                                                                                1994          1993       1992
Actuarial present value of vested benefits                                                  $ (121,602)  $ (133,754) $ (130,236)

Actuarial present value of accumulated benefits                                             $ (130,126)  $ (142,751) $ (138,029)

Actuarial present value of projected benefits                                               $ (159,871)  $ (176,212) $ (166,960)
Plan assets at fair value                                                                       155,283      171,837     176,895

Projected benefits in excess of plan assets                                                     (4,588)      (4,375)       9,935
Unrecognized net loss                                                                             3,404       10,725       1,594
Unrecognized prior service cost                                                                   9,432        9,766       9,142
Unrecognized net asset at the date FAS No. 87 was
     adopted, net of amortization                                                              (10,429)     (11,846)    (13,203)

Net pension asset (liability) recognized in the balance sheet                               $   (2,181)  $     4,270 $     7,468


Plan assets consist of marketable equity and fixed-income securities.

Scripps has unfunded health and life insurance benefit plans that are provided to certain retired employees. The combined number of 1) active employees eligible for such benefits and 2) retired employees receiving such benefits is approximately 5% of Scripps' current workforce. The actuarial present value of the projected benefit obligation at December 31 was $6,900,000 in 1994 and $6,300,000 in 1993. The cost of the plan was:
1994, $500,000; 1993, $600,000; and 1992,  $600,000 (excluding $3,200,000 related to divested operating units).

9.SEGMENT INFORMATION

The Other segment includes book publishing operations which were sold in 1993 and TV Data which was sold in 1992.

Broadcasting operating income in 1994 was reduced by $7,900,000 as a result of the program rights write-down and was increased in 1993 by $4,300,000 as a result of the change in estimate of the additional amount of copyright fees owed ASCAP (see Note 3).

Financial information relating to Scripps' business segments is as follows:

( in thousands )                                                        (Unaudited)
                                                                 For the nine months ended           For the years ended
                                                                       September 30,                       December 31,
                                                                    1995          1994          1994          1993       1992
OPERATING REVENUES
Newspapers                                                      $   468,632  $   440,947    $   602,938  $   568,054 $   608,687
Broadcasting                                                        211,711      202,445        288,184      284,294     277,287
Entertainment                                                        68,964       56,343         73,473       84,741      87,209
Other                                                                                                          8,126      44,172
Total continuing operations                                     $   749,307  $   699,735    $   964,595  $   945,215 $ 1,017,355

OPERATING INCOME
Newspapers                                                      $    88,361  $    90,712    $   119,539  $    75,389 $    60,234
Broadcasting                                                         57,455       62,455         86,625       81,958      69,955
Entertainment                                                       (7,905)        (752)        (7,083)      (1,561)       8,151
Other                                                                                                          (199)       5,100
Corporate                                                          (12,782)     (11,154)       (15,471)     (13,625)    (14,956)
Total continuing operations                                     $   125,129  $   141,261    $   183,610  $   141,962 $   128,484

DEPRECIATION
Newspapers                                                      $    22,758  $    21,383    $    28,399  $    30,070 $    31,879
Broadcasting                                                          9,164        6,749          9,323        9,470       9,174
Entertainment                                                         1,924        1,247          1,667          899         826
Other                                                                                                             25         733
Corporate                                                               631          444            651          625       1,560
Total continuing operations                                     $    34,477  $    29,823    $    40,040  $    41,089 $    44,172

AMORTIZATION OF INTANGIBLE ASSETS
Newspapers                                                      $     4,763  $     5,273    $     6,858  $     6,902 $     6,636
Broadcasting                                                         10,091        8,590         11,966       12,212      12,119
Entertainment                                                           301           48             72           18          10
Other                                                                                                            628       1,412
Total continuing operations                                     $    15,155  $    13,911    $    18,896  $    19,760 $    20,177

ASSETS
Newspapers                                                      $   605,496  $   633,612    $   621,008  $   667,167 $   705,112
Broadcasting                                                        533,169      524,228        515,617      465,622     491,653
Entertainment                                                       116,798       85,094         84,816       82,538      39,037
Other                                                                                                                     25,393
Corporate                                                           107,180       72,825         65,246       39,770      25,391
Total continuing operations                                     $ 1,362,643  $ 1,315,759    $ 1,286,687  $ 1,255,097 $ 1,286,586

CAPITAL EXPENDITURES
Newspapers                                                      $    14,696  $    13,215    $    21,226  $    24,523 $    75,648
Broadcasting                                                         15,042       12,940         23,532        9,733       8,129
Entertainment                                                         9,549        2,581          7,989          981         297
Other                                                                                                                        150
Corporate                                                             1,505          415          1,205        1,608       2,695
Total continuing operations                                     $    40,792  $    29,151    $    53,952  $    36,845 $    86,919


Corporate assets are primarily cash, investments, and refundable and deferred income taxes.

10.    COMMITMENTS AND CONTINGENCIES

Scripps accrued an estimate of the ultimate costs of certain lawsuits associated with divested operating units (see Note 3). Scripps is also involved in other litigation arising in the ordinary course of business, none of which is expected to result in material loss.

At December 31, 1994 Scripps was committed to purchase approximately $118,000,000 of program rights that are not currently available for broadcast, including programs not yet produced. If such programs are not produced Scripps' commitment would expire without obligation.

Minimum payments on non-cancelable leases at December 31, 1994 were as follows:

( in thousands )

1995                                                                                                             $      10,400
1996                                                                                                                     8,800
1997                                                                                                                     7,800
1998                                                                                                                     7,700
1999                                                                                                                     7,900
Later years                                                                                                             42,200

Total                                                                                                            $      84,800

Rental expense for cancelable and non-cancelable leases was as follows:

( in thousands )                                                        (Unaudited)
                                                                For the nine months ended            For the years ended
                                                                       September 30,                      December 31,
                                                                    1995          1994          1994          1993       1992
Rental expense, net of sublease income                          $     8,000  $     7,300    $    11,700  $     9,700 $    11,800


11.    CAPITAL STOCK AND INCENTIVE PLANS

The capital structure of Scripps includes Common Voting Stock and Class A Common Stock. The articles of Scripps provide that the holders of Class A Common Stock, who are not entitled to vote on any other matters except as required by Delaware law, are entitled to elect the greater of three or one-third of the directors.

In connection with the Transactions, New Scripps will be recapitalized to include Common Voting Shares and Class A Common Shares and the Articles of Incorporation of New Scripps will be further amended to provide for substantially the same shareholder voting rights and other terms as the Scripps certificate of incorporation currently provides for. New Scripps will issue to Scripps: (i) a number of New Scripps Common Voting Shares equal to the number of shares of Scripps Common Voting Stock then outstanding and (ii) a number of New Scripps Class A Common Shares equal to the number of shares of Scripps Class A Common Stock then outstanding. These shares will then be distributed to Scripps' shareholders in the Spin-Off.

Pursuant to the Transactions, New Scripps will assume Scripps' incentive plans. The 1987 Long-Term Incentive Plan ("1987 Plan") provides for the awarding of stock options, stock appreciation rights, performance units, and Class A Common stock to key employees. The number of shares authorized for issuance under the 1987 Plan is 3,250,000.

Stock options may be awarded to purchase Class A Common stock at not less than 100% of the fair market value on the date the option is granted. Stock options will vest over an incentive period, conditioned upon the individual's employment through that period. The plan expires on December 9, 1997, except for options then outstanding. In connection with the Transactions, the number of options and the option price will be adjusted based on the average market price of Scripps Class A Common Stock for a specified time before the Transactions are completed, and of New Scripps Class A Common Shares after the Transactions are completed. The number of options outstanding is expected to increase and the option exercise price is expected to decrease in order to preserve the economic value of the outstanding options.

Information related to stock options is as follows:

                                                                                               Number        Price
                                                                                              of Shares    per Share
Outstanding at December 31, 1991                                                              1,027,300     $16 - 24
Granted in 1992                                                                                 282,300      24 - 37
Exercised in 1992                                                                               (4,050)           18
Forfeited in 1992                                                                              (59,000)      20 - 27

Outstanding at December 31, 1992                                                              1,246,550      16 - 27
Granted in 1993                                                                                 667,500      24 - 34
Exercised in 1993                                                                             (133,775)      16 - 24
Forfeited in 1993                                                                              (40,775)      18 - 27

Outstanding at December 31, 1993                                                              1,739,500      16 - 34
Granted in 1994                                                                                 493,500      27 - 30
Exercised in 1994                                                                              (87,025)      18 - 26
Forfeited in 1994                                                                              (20,000)      18 - 26


Outstanding at December 31, 1994                                                              2,125,975      16 - 34
Granted in 1995                                                                                  25,000      28 - 34
Exercised in 1995                                                                             (174,250)      18 - 27
Forfeited in 1995                                                                               (9,000)      18 - 30

Outstanding at September 30, 1995                                                             1,967,725     $16 - 34

Exercisable at September 30, 1995                                                             1,313,725     $16 - 34


Options issued to employees of Scripps Cable totaled 221,750 at September 30, 1995, of which 140,750 were exercisable. Options issued to employees of Scripps Cable will vest and become exercisable upon completion of the Transactions.

Awards of Class A Common Stock will vest over an incentive period, conditioned upon the individual's employment throughout that period. During the vesting period shares issued are non-transferable, but the shares are entitled to all the rights of an outstanding share. Upon vesting, when the stock awards become taxable to the employees, additional awards of cash may also be made.

Information related to awards of Class A Common Stock is as follows:

( in thousands, except share data )                                    (Unaudited)
                                                                For the nine months ended               For the years ended
                                                                       September 30,                          December 31,
                                                                    1995          1994          1994          1993       1992
Shares of Class A Common stock:
     Awarded                                                         17,500       53,000         53,000       32,000      16,750
     Forfeited                                                        1,250        2,810          2,810        4,270       3,500
Compensation expense recognized:
     Continuing operations                                     $        735 $        250   $        435 $        270 $       600
     Scripps Cable                                                       65           50             65           30         100


Restricted shares issued to employees of Scripps Cable will vest upon completion of the Transactions. There were 13,500 unvested shares issued to employees of Scripps Cable at September 30, 1995.

12.    DISCONTINUED OPERATIONS

Summarized operating results for the discontinued cable television operations are as follows:

( in thousands )                                                         (Unaudited)
                                                                For the nine months ended             For the years ended
                                                                        September 30,                     December 31,
                                                                    1995          1994          1994          1993       1992

Operating revenues                                              $   207,855  $   189,595    $   255,356  $   251,792 $   238,116

Income before income taxes and minority interests                    46,188       27,572         33,526       44,811      43,488
Income taxes                                                       (17,538)     (13,287)        (3,484)     (20,363)    (27,440)
Minority interests                                                                 (155)          (155)        (673)     (1,089)

Net income                                                      $    28,650  $    14,130    $    29,887  $    23,775 $    14,959


  In 1994 customers of the Sacramento system were awarded special rebates totaling $3,000,000 in connection with litigation concerning the system's pricing in the late 1980s. The rebates reduced net income $1,600,000. Also in 1994 Scripps Cable accrued $6,500,000 as an estimate of the ultimate costs of certain lawsuits. The accrual reduced net income $4,200,000.

  In 1992 management changed its estimate of a tax deduction received in the redemption of a partnership interest in certain of its cable television systems. The resulting change in the liability for prior year income taxes decreased net income $8,400,000. In 1994 the IRS proposed adjustments related to certain intangible assets and the redemption of the partnership interest. Based upon the proposed adjustments management again changed its estimate of the tax liabilities for prior years. The resulting change in the liability for prior year income taxes increased 1994 net income $11,800,000.

Summarized balance sheet data for the discontinued cable television operations are as follows:

( in thousands )                                                              (Unaudited)                      As of
                                                                               September 30,                December 31,
                                                                                  1995                 1994            1993
Property, plant, and equipment                                              $     288,411        $     294,229   $     300,506
Goodwill and other intangible assets                                               95,275              101,717          85,295
Other assets                                                                       29,324               34,926          37,271
Deferred income tax liabilities                                                  (77,166)             (77,691)        (64,305)
Other liabilities                                                                (30,084)             (30,444)        (28,868)
Net assets of discontinued cable television operations                            305,760              322,737         329,899


The major components of cash flow for discontinued operations are as follows:

( in thousands )                                                      (Unaudited)
                                                                For the nine months ended               For the years ended
                                                                      September 30,                           December 31,
                                                                    1995          1994          1994          1993       1992

Income from discontinued operations                             $    28,650  $    14,130    $    29,887  $    23,775 $    14,959
Depreciation and amortization                                        41,105       44,264         57,331       60,029      57,580
Other, net                                                           12,823        3,453        (8,594)        (275)       3,576

Net cash provided by discontinued operating activities          $    82,578  $    61,847    $    78,624  $    83,529 $    76,115

Capital expenditures                                            $  (30,119)  $  (28,753)    $  (41,616)  $  (67,019) $  (58,299)
Other, net                                                            1,091        (322)          1,120        3,012     (2,818)

Net cash provided by (used in) investing activities of          $  (29,028)  $  (29,075)    $  (40,496)  $  (64,007) $  (61,117)
discontinued cable operations

13.    SUMMARIZED QUARTERLY FINANCIAL INFORMATION (Unaudited)

Summarized financial information is as follows:

( in thousands, except per share data )
                                                             1st            2nd            3rd            4th
1995                                                       Quarter        Quarter        Quarter        Quarter         Total
Operating revenues:
   Newspapers                                          $     151,607  $     161,112  $     155,913                 $     468,632
   Television                                                 66,968         77,080         67,663                       211,711
   Entertainment                                              26,694         21,115         21,155                        68,964

   Total operating revenues                                  245,269        259,307        244,731                       749,307

Operating expenses:
   Employee compensation and benefits                         83,820         84,233         84,861                       252,914
   Newsprint and ink                                          26,871         29,381         32,008                        88,260
   Program rights and production costs                        15,546         12,523         14,081                        42,150
   Other operating expenses                                   62,732         65,191         63,299                       191,222
   Depreciation and amortization                              16,063         16,429         17,140                        49,632

   Total operating expenses                                  205,032        207,757        211,389                       624,178

Operating income                                              40,237         51,550         33,342                       125,129
Interest expense                                             (3,353)        (2,829)        (2,441)                       (8,623)
Net gains and unusual items
Miscellaneous, net                                               782            394          1,427                         2,603
Income taxes                                                (16,971)       (21,127)       (14,187)                      (52,285)
Minority interests                                             (935)          (868)          (784)                       (2,587)

Income from continuing operations                             19,760         27,120         17,357                        64,237
Income from discontinued operations (net of income             9,354          9,019         10,277                        28,650
taxes)

Net income                                             $      29,114  $      36,139  $      27,634                 $      92,887

Per share of common stock:
     Income from continuing operations                         $ .25          $ .34          $ .22                         $ .80
     Income from discontinued operations                         .12            .11            .13                           .36

     Net income                                                $ .36          $ .45          $ .35                        $ 1.16

Weighted average shares outstanding                           79,854         79,927         80,010                        79,930

Cash dividends per share of common stock                       $ .11          $ .13          $ .13                         $ .37

( in thousands, except per share data )
                                                             1st            2nd            3rd            4th
1994                                                       Quarter        Quarter        Quarter        Quarter         Total
Operating revenues:
   Newspapers                                          $     142,037  $     151,765  $     147,145  $     161,991  $     602,938
   Broadcasting                                               60,353         73,892         68,200         85,739        288,184
   Entertainment                                              20,978         18,676         16,689         17,130         73,473

   Total operating revenues                                  223,368        244,333        232,034        264,860        964,595

Operating expenses:
   Employee compensation and benefits                         77,574         79,577         77,337         84,141        318,629
   Newsprint and ink                                          20,657         22,131         23,586         27,786         94,160
   Program rights and production costs                        12,285         14,473         13,557         19,767         60,082
   Other operating expenses                                   56,150         57,543         59,870         75,615        249,178
   Depreciation and amortization                              14,283         14,903         14,548         15,202         58,936

   Total operating expenses                                  180,949        188,627        188,898        222,511        780,985

Operating income                                              42,419         55,706         43,136         42,349        183,610
Interest expense                                             (4,576)        (4,529)        (3,829)        (3,340)       (16,274)
Net gains and unusual items                                                  31,621                      (16,970)         14,651
Miscellaneous, net                                               172          (371)          (188)          (530)          (917)
Income taxes                                                (16,681)       (35,685)       (15,231)       (12,844)       (80,441)
Minority interests                                           (1,917)        (2,886)        (2,265)          (765)        (7,833)

Income from continuing operations                             19,417         43,856         21,623          7,900         92,796
Income from discontinued operations (net of income             5,680          3,968          4,482         15,757         29,887
taxes)

Net income                                             $      25,097  $      47,824  $      26,105  $      23,657  $     122,683

Per share of common stock:
     Income from continuing operations                         $ .26          $ .59          $ .29          $ .10         $ 1.22
     Income from discontinued operations                         .08            .05            .06            .20            .39

     Net income                                                $ .34          $ .64          $ .35          $ .30         $ 1.61

Weighted average shares outstanding                           74,762         74,776         75,638         79,808         76,246

Cash dividends per share of common stock                       $ .11          $ .11          $ .11          $ .11          $ .44

( in thousands, except per share data )
                                                             1st            2nd            3rd            4th
1993                                                       Quarter        Quarter        Quarter        Quarter         Total
Operating revenues:
   Newspapers                                          $     134,463  $     143,632  $     137,414  $     152,545  $     568,054
   Broadcasting                                               61,845         77,401         67,178         77,870        284,294
   Entertainment                                              19,625         18,644         24,964         21,508         84,741
   Other                                                       4,529          3,597                                        8,126

   Total operating revenues                                  220,462        243,274        229,556        251,923        945,215

Operating expenses:
   Employee compensation and benefits                         82,760         84,637         83,288         85,924        336,609
   Newsprint and ink                                          21,218         23,386         22,176         22,282         89,062
   Program rights and production costs                        13,110         15,553         21,195         13,873         63,731
   Other operating expenses                                   56,689         64,542         60,067         71,704        253,002
   Depreciation and amortization                              15,483         14,571         15,332         15,463         60,849

   Total operating expenses                                  189,260        202,689        202,058        209,246        803,253

Operating income                                              31,202         40,585         27,498         42,677        141,962
Interest expense                                             (7,791)        (6,642)        (5,974)        (5,990)       (26,397)
Net gains and unusual items                                   23,162          1,774        (2,922)         72,360         94,374
Miscellaneous, net                                               869        (1,254)          (852)        (1,176)        (2,413)
Income taxes                                                (19,133)       (15,216)        (8,802)       (43,236)       (86,387)
Minority interests                                           (1,881)        (2,555)        (1,856)        (9,936)       (16,228)

Income from continuing operations                             26,428         16,692          7,092         54,699        104,911
Income from discontinued operations (net of income             6,170          5,395          6,975          5,235         23,775
taxes)

Net income                                             $      32,598  $      22,087  $      14,067  $      59,934  $     128,686

Per share of common stock:
     Income from continuing operations                         $ .35          $ .22          $ .10          $ .73         $ 1.41
     Income from discontinued operations                         .08            .07            .09            .07            .32

     Net income                                                $ .44          $ .30          $ .19          $ .80         $ 1.72

Weighted average shares outstanding                           74,613         74,627         74,639         74,722         74,650

Cash dividends per share of common stock                       $ .11          $ .11          $ .11          $ .11          $ .44


The sum of the quarterly net income per share amounts may not equal the reported annual amount and the sum of the income from continuing operations per share and the income from discontinued operations per share may not equal the net income per share amount because each is computed independently based upon the weighted average number of shares outstanding for that period.

THE E.W. SCRIPPS COMPANY
VALUATION AND QUALIFYING ACCOUNTS                                                                                  SCHEDULE VIII
( in thousands )
                      COLUMN A                           COLUMN B      COLUMN C     COLUMN D       COLUMN E          COLUMN F

                                                                                                   INCREASE
                                                                       ADDITIONS   DEDUCTIONS     (DECREASE)
                                                          BALANCE     CHARGED TO     AMOUNTS       RECORDED           BALANCE
                                                         BEGINNING     COSTS AND     CHARGED     ACQUISITIONS         END OF
                   CLASSIFICATION                        OF PERIOD     EXPENSES      OFF-NET    (DIVESTITURES)        PERIOD
YEAR ENDED DECEMBER 31, 1994:
Allowance for doubtful
    accounts receivable                               $       5,049 $      3,317 $      4,429                   $          3,937
Allowance for sales returns                                     679                        78                                601

Total receivable allowances                           $       5,728 $      3,317 $      4,507                   $          4,538


YEAR ENDED DECEMBER 31, 1993:
Allowance for doubtful
    accounts receivable                               $       4,709 $      5,116 $      4,249 $          (527)  $          5,049
Allowance for sales returns                                   6,148        1,262          876          (5,855)               679

Total receivable allowances                           $      10,857 $      6,378 $      5,125 $        (6,382)  $          5,728


YEAR ENDED DECEMBER 31, 1992:
Allowance for doubtful
    accounts receivable                               $       4,575 $      6,160 $      6,307 $            281  $          4,709
Allowance for sales returns                                   4,631        5,833        4,316                              6,148

Total receivable allowances                           $       9,206 $     11,993 $     10,623 $            281  $         10,857



                       DESCRIPTION OF SCRIPPS CABLE


                                  BUSINESS

General - Scripps Cable operates cable television systems in Florida, California, Colorado, Georgia, Indiana, Kentucky, South Carolina,
Tennessee, Virginia, and West Virginia. In the periods between January 1, 1990 and September 30, 1995, Scripps Cable purchased several cable television systems adjacent to existing service areas.

Cable television delivers a variety of channels and television programming, primarily video entertainment and informational programming, to subscribers who pay a monthly fee for the services they receive. Television and radio signals are received off-air or via satellite delivery by antennas, microwave relay stations and satellite earth stations and are modulated, amplified and distributed over a network of coaxial and fiber optic cable to the subscribers' television sets. Cable television systems generally operate pursuant to non-exclusive franchises awarded by local governmental authorities for specified periods of time.

Subscriber information as of the end of the past five years and at September 30, 1995 for Scripps Cable systems is as follows:

( in thousands )                                                                                                       Premium
                                                                                                                       Subs. as
                                                        Homes            Basic        Penetration       Premium           a % of
     Cable Television System Cluster                   Passed             Subs            Rate         Subs (1)           Basic
            September 30, 1995
Sacramento, CA cluster                                     446.9            231.3             52%           328.3             142%
Chattanooga, TN cluster                                    179.1            111.9             62%            67.9              61%
Knoxville, TN cluster                                      149.6            106.4             71%            54.4              51%
Atlanta, GA cluster                                         97.9             74.1             76%            45.5              61%
Bluefield, WV cluster                                       74.8             54.9             73%            30.4              55%
Lake County, FL cluster                                     70.5             49.3             70%            18.8              38%
Rome, GA cluster                                            63.9             49.5             77%            36.7              74%
Elizabethtown, KY cluster                                   48.9             43.1             88%            24.5              57%
Longmont, CO cluster                                        52.8             38.0             72%            29.2              77%

Total                                                    1,184.4            758.5             64%           635.7              84%


            December 31, 1994
Sacramento, CA cluster                                     442.0            222.8             50%           361.4             162%
Chattanooga, TN cluster                                    176.4            110.1             62%            74.9              68%
Knoxville, TN cluster                                      149.7            105.2             70%            53.3              51%
Atlanta, GA cluster                                         97.9             71.2             73%            48.4              68%
Bluefield, WV cluster                                       74.4             54.2             73%            30.9              57%
Lake County, FL cluster                                     69.0             50.8             74%            20.2              40%
Rome, GA cluster                                            60.6             47.0             78%            37.3              79%
Elizabethtown, KY cluster                                   48.8             42.2             86%            24.2              57%
Longmont, CO cluster                                        51.2             35.7             70%            29.7              83%

Total                                                    1,170.0            739.2             63%           680.3              92%

( in thousands )                                                                                                       Premium
                                                                                                                       Subs. as
                                                        Homes            Basic        Penetration       Premium           a % of
     Cable Television System Cluster                   Passed             Subs            Rate         Subs (1)           Basic
            December 31, 1993
Sacramento, CA cluster                                     436.4            210.8             48%           307.8             146%
Chattanooga, TN cluster                                    172.9            105.8             61%            71.4              67%
Knoxville, TN cluster                                      146.0            101.5             70%            50.3              50%
Atlanta, GA cluster                                         97.6             66.9             69%            38.1              57%
Bluefield, WV cluster                                       73.3             51.2             70%            30.6              60%
Lake County, FL cluster                                     67.2             47.4             71%            18.8              40%
Rome, GA cluster                                            56.3             44.6             79%            33.9              76%
Elizabethtown, KY cluster                                   48.3             40.3             83%            20.7              51%
Longmont, CO cluster                                        48.8             32.5             67%            28.0              86%

Total                                                    1,146.8            701.0             61%           599.6              86%

            December 31, 1992
Sacramento, CA cluster                                     427.9            204.7             48%           270.5             132%
Chattanooga, TN cluster                                    173.0             99.8             58%            76.8              77%
Knoxville, TN cluster                                      143.1             97.0             68%            50.7              52%
Atlanta, GA cluster                                         97.4             64.6             66%            40.2              62%
Bluefield, WV cluster                                       72.6             49.5             68%            34.1              69%
Lake County, FL cluster                                     65.8             45.4             69%            17.9              39%
Rome, GA cluster                                            53.8             42.4             79%            41.7              98%
Elizabethtown, KY cluster                                   48.0             39.8             83%            17.7              44%
Longmont, CO cluster                                        47.2             29.9             63%            27.1              91%

Total                                                    1,128.8            673.1             60%           576.7              86%

            December 31, 1991
Sacramento, CA cluster                                     418.0            203.8             49%           245.1             120%
Chattanooga, TN cluster                                    164.1             96.0             59%            68.4              71%
Knoxville, TN cluster                                      140.6             90.9             65%            46.2              51%
Atlanta, GA cluster                                         95.2             58.8             62%            36.1              61%
Bluefield, WV cluster                                       66.3             47.6             72%            29.8              63%
Lake County, FL cluster                                     63.4             42.7             67%            14.7              34%
Rome, GA cluster                                            52.2             40.2             77%            36.1              90%
Elizabethtown, KY cluster                                   47.5             38.2             80%            14.2              37%
Longmont, CO cluster                                        45.8             27.3             60%            23.2              85%

Total                                                    1,093.1            645.5             59%           513.8              80%

( in thousands )                                                                                                       Premium
                                                                                                                       Subs. as
                                                        Homes            Basic        Penetration       Premium           a % of
     Cable Television System Cluster                   Passed             Subs            Rate         Subs (1)           Basic
            December 31, 1990
Sacramento, CA cluster                                     401.3            196.0             49%           224.4             114%
Chattanooga, TN cluster                                    157.3             88.3             56%            61.2              69%
Knoxville, TN cluster                                      138.0             83.9             61%            42.6              51%
Atlanta, GA cluster                                         93.7             57.5             61%            39.0              68%
Bluefield, WV cluster                                       65.8             46.3             70%            24.3              52%
Rome, GA cluster                                            54.4             42.2             78%            22.5              53%
Lake County, FL cluster                                     59.5             39.3             66%            14.9              38%
Elizabethtown, KY cluster                                   46.9             36.2             77%            13.8              38%
Longmont, CO cluster                                        44.6             25.0             56%            20.4              82%

Total                                                    1,061.5            614.7             58%           463.1              75%

(1) Each subscription to a premium
programming service is counted as one
subscriber.


Revenues and Pricing - The composition of Scripps Cable operating revenues for the most recent five years and for the nine months ended September 30, 1995 is as follows:

( in thousands )
                                          For the nine months
                                           ended September 30,                    For the years ended December 31,
                                            1995         1994         1994          1993         1992         1991          1990
Basic and cable
     programming services               $  137,092   $  123,730   $  165,682    $  171,703   $  163,069   $  145,258    $  125,256
Premium programming services                38,945       36,447       49,242        46,401       44,559       45,280        42,050
Other monthly services                      13,055       12,720       17,422        14,611       13,002       13,807        13,634
Advertising                                  9,428        7,925       11,367         8,870        8,394        7,071         5,663
Installation and other                       9,335        8,773       11,643        10,207        9,094        6,775         6,212

Total operating revenues                $  207,855   $  189,595   $  255,356    $  251,792   $  238,118   $  218,191    $  192,815

Scripps Cable systems carry a wide variety of entertainment and information services. Basic cable generally consists of video programming broadcast by local television stations, locally produced programming, public, educational and government access channels, and distant broadcast television signals. Federal law requires customers to purchase the basic cable package in order to receive additional services. Advertiser-supported video programming such as ESPN and CNN and other entertainment and information services are included in various cable programming service packages. Premium programming consists of non-advertiser-supported entertainment services such as Home Box Office and Showtime. A customer generally pays an initial installation charge and fixed monthly fees for basic, cable programming, premium programming and other services, such as the rental of converters and remote control devices. These monthly fees constitute the primary source of revenues for Scripps Cable's systems.

Certain of Scripps Cable systems are equipped with addressable decoding converters which enable the systems to offer interactive services, such as pay-per-view programming, for which the systems charge additional fees. Addressable decoding converters also enable the systems to change customer services without visiting the customer's home. Most of Scripps Cable's systems also offer customers home shopping services, which pay the systems a share of revenues from sales of products in the systems' service areas. The systems also receive revenue from the sale of available advertising spots on advertiser-supported programming.

Rates for cable television services are established by each system. Pursuant to the Cable Television Consumer Protection Act of 1992 (the "1992 Cable Act") the Federal Communications Commission ("FCC") adopted regulations that permit franchising authorities to set rates for basic service and the provision of cable related equipment. To the extent that existing rates are found to exceed those permitted by the FCC, franchising authorities are able to require cable television systems to reduce the rates and provide refunds for up to a one-year period initially calculated from the effective date of the FCC's regulations. The FCC will also, upon a complaint by a customer or franchising authority, determine whether rates for regulated non-basic service tiers (except for service offered on a per-channel or per-program basis) are unreasonable and, if so found, reduce such rates and provide refunds from the date of such complaint. In addition, the FCC's regulations, as they now stand, limit the ability to increase revenues by increasing rates for regulated services. It is possible that, pursuant to further review by the franchising authorities and the FCC, certain additional rate reductions may be required.

Basic and cable service tier complaints have been filed against Scripps Cable systems with local franchise authorities and with the FCC's Cable Services Bureau, several of which have been resolved. Basic and cable service tier refunds ordered to date total less than $300,000. A number of basic and cable service tier complaints remain undecided. Management does not expect the refunds to be awarded, if any, to have a material impact on Scripps Cable's results of operations or financial position.

Various cable operators have initiated litigation challenging certain aspects of the 1992 Cable Act. The constitutionality of the basic scheme of rate regulation under the 1992 Cable Act has been upheld by a federal district court, and the FCC's rate regulation rules were upheld by a federal appeals court in June 1995. An appeal of that decision has been filed with the United States Supreme Court. The outcome of the remainder of this litigation can not be predicted. Management of Scripps Cable believes that the regulation of the cable television industry, including the rates charged for regulated services under present FCC rules and the cable industry's restructuring of rates and services in response to the 1992 Cable Act, remain a matter of interest to Congress, the FCC and other regulatory authorities. There can be no assurances as to what, if any, future actions such legislative and regulatory authorities may take or the effect thereof on Scripps Cable.


Competition - Cable television systems are operated under franchises granted by local authorities which are subject to renewal and re-negotiation from time to time. The 1992 Cable Act prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities to operate cable television systems in their communities without a franchise. Therefore, there is a potential for direct competition in Scripps Cable's franchise areas.

All of Scripps Cable's systems compete for subscribers with other methods of delivering entertainment and information programming to the subscriber's home, such as broadcast television, multi-channel, multi-point distribution systems, master and satellite antenna systems, direct broadcast satellite services, and home systems such as video cassette and laser disc players. Management of Scripps Cable believes competition will increase as new technologies such as more advanced "wireless cable systems" and broadcast satellite delivery services improve and gain consumer acceptance. The attractiveness of cable television compared to satellite delivery systems may be enhanced now that most satellite-distributed program signals are being electronically scrambled to permit reception only with authorized decoding equipment, generally at a cost to the viewer, making unauthorized reception of such scrambled signals by earth station viewers more difficult.

In the past federal cross-ownership restrictions have limited entry into the cable television business by potentially formidable competitors, such as the telephone companies. Recent court and administrative decisions have removed certain of the restrictions, and proposals recently under consideration by Congress and cases currently pending in the courts could result in the elimination of other such restrictions. While the regulatory scheme for telephone company offerings of video services remains uncertain, telephone companies are beginning to offer FCC-approved trials of such services. One such trial is being pursued by Bell South in a segment of Scripps Cable's Atlanta, Georgia cluster. Most observers believe that the telephone companies will be formidable competitors in offering video services and that their entry into the video market will hasten consumer demand for interactive telecommunications capabilities through any system providing video services. State regulations, however, in many cases restrict a cable operator's ability to offer competing interactive telecommunications services. (See "Regulation and Legislation.") Relatedly, many observers believe that competition from the telephone companies in the video marketplace will impose on cable operators the need to serve a sufficiently large number of subscribers in contiguous regions so as to permit the cable operator to compete in the offering of interactive telecommunications services.

Management of Scripps Cable cannot predict the extent to which competition will materialize from other cable television operators, other distribution systems for delivering video programming to the home, or other potential competitors, or to the extent of its effect on Scripps Cable's systems.

Programming - Scripps Cable purchases programming from a variety of suppliers, the charge for which is generally based upon the number of subscribers receiving the service. Program costs have risen in recent years and are expected to continue to increase due to additional programming offered subscribers, increased costs to produce or purchase programming, regulation and other factors. Program costs as a percentage of basic and premium programming service revenues have also risen in recent years due to reductions in basic revenue per subscriber as a result of re-regulation (see "Revenues and Pricing") and to discounts offered to subscribers receiving multiple premium channels.

Under the Copyright Act of 1976 cable television system operators are granted compulsory licenses permitting the carriage of the copyrighted works of local and distant broadcast signals for a statutory fee. The Copyright Royalty Tribunal is empowered to review and adjust such fees. FCC rules on syndicated exclusivity provide that if a local broadcast licensee has purchased the exclusive local distribution rights for a particular syndicated program, such licensee is generally entitled to insist that a local cable television system operator delete that program from any distant television signal carried by the cable television system.

Under the 1992 Cable Act local broadcast stations may require cable television operators to pay a fee for the right to continue to carry their local television signals. Alternatively, a local broadcaster may demand carriage under the 1992 Cable Act's "must-carry" provisions.

Regulation and Legislation - The cable television industry is subject to extensive regulation on the federal, state, and local levels. Many aspects of such regulations are currently the subject of judicial proceedings and administrative or legislative proposals. The 1992 Cable Act has significantly expanded the scope of cable television regulation. The FCC was required to complete a number of rule-making proceedings under the 1992 Cable Act, the majority of which, including certain of those related to rate regulation (see "Revenues and Pricing"), have been completed.

The 1992 Act, among other things: (i) reimposed rate regulations on most cable television systems (see "Revenues and Pricing"); (ii) reimposed "must carry" rules with respect to local broadcast television signals; (iii) granted all broadcasters the option to refuse carriage of their signals;
(iv) required that vertically integrated cable television companies not unreasonably refuse to deal with any multichannel programming distributor or discriminate in the price, terms, and conditions of carriage of programming between cable television operators and other multichannel programming distributors if the effect would be to impede retail competition; and (v) established cross-ownership rules with respect to cable television systems and direct broadcast satellite systems, multi-channel multipoint distribution systems, and satellite master antenna systems.

The provisions of local cable television franchises are subject to federal regulation under the Cable Communications Policy Act of 1984 (the "1984 Act"). Pursuant to the 1984 Act, local franchising authorities are given the right to award and renew one or more franchises for the community over which they have jurisdiction, the fees for which are prohibited from exceeding 5% of a cable television system's gross annual revenues.

It is generally agreed that there is a need for a substantial revision of the statutes governing telecommunications, and the relationship between cable television and telephone services is a substantial part of the on-going legislative effort to accomplish that goal. While legislation is by no means assured, changes could bring some relief to cable operators from the 1992 rate regulation requirements as well as provide a frame work for telephone company competition in the delivery of video services.

Management believes Scripps Cable is in substantial compliance with all applicable regulatory requirements.

                          SELECTED FINANCIAL DATA

The following selected combined financial data are derived from the combined financial statements of Scripps Cable. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Scripps Cable" and the combined financial statements and notes thereto included elsewhere herein. The income statement data for the years ended December 31, 1994, 1993, and 1992 and the balance sheet data as of December 31, 1994 and 1993 have been derived from the audited combined financial statements of Scripps Cable. The income statement data for the years ended December 31, 1991 and 1990 and the nine months ended September 30, 1995 and 1994, and the balance sheet data as of September 30, 1995 and 1994 and as of December 31, 1992, 1991, and 1990 are derived from the unaudited combined financial statements of Scripps Cable, which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations for such periods. Operating results for the nine month periods ended September 30 are not necessarily indicative of results that may be expected for the full year or for future interim periods.

SCRIPPS CABLE
SELECTED FINANCIAL DATA
( in millions )
                                                        For the nine months
                                                         ended September 30,                 For the years ended December 31,
                                                          1995        1994       1994       1993       1992       1991       1990
Summary of Operations
     Operating revenues                                 $  207.9   $  189.6   $  255.4   $  251.8   $  238.1   $  218.2   $  192.8

     Operating income
          Operating income excluding unusual items      $   43.6   $   30.4   $   42.8   $   45.2   $   43.7   $   35.7   $   26.8
          Unusual items                                               (3.0)      (9.5)                           (12.0)
               Total operating income                       43.6       27.4       33.3       45.2       43.7       23.7       26.8
     Interest expense                                     (25.8)     (25.3)     (33.8)     (29.8)     (30.9)     (34.0)     (34.5)
     Net gains and unusual items                             1.5
     Miscellaneous, net                                    (1.9)      (2.3)      (3.0)      (2.4)      (2.4)      (1.8)      (1.1)
     Income taxes                                          (6.6)      (2.7)       10.6      (8.3)     (14.9)      (0.6)        1.2
     Net income (loss)                                  $   10.8   $  (2.9)   $    7.1   $    4.7   $  (4.5)   $ (12.7)   $  (7.6)


Other Financial Data
     EBITDA (see page 70) - excluding unusual items     $   84.7   $   74.7   $  100.1   $  105.3   $  101.3   $   91.6   $   84.4
     EBITDA as a percentage of operating revenues          40.7%      39.4%      39.2%      41.8%      42.5%      42.0%      43.8%
     Depreciation and amortization                          41.1       44.3       57.3       60.0       57.6       55.9       57.6
     Net cash flow from operating activities                62.0       43.7       56.7       65.4       51.4       50.1       43.6
     Investing activity:
          Capital expenditures                            (30.1)     (28.8)     (41.6)     (67.0)     (58.3)     (36.8)     (35.9)
          Other (investing)/divesting activity, net          2.5     (26.4)     (24.6)      (3.8)      (3.0)      (4.6)      (2.8)
     Total assets                                          419.4      443.8      438.4      430.1      419.9      420.7      429.7
     Long-term debt and advances from parent company       303.4      338.9      336.3      325.0      318.3      310.7      336.3
     Stockholders' equity (deficiency)                    (21.8)     (42.6)     (32.6)     (39.7)     (44.4)     (40.0)     (32.4)

Scripps Cable acquired several cable television systems adjacent to existing service areas in the periods presented. In 1995 Scripps Cable sold its Barbourville, Ky. system.

In 1994 customers of the Sacramento cable television system were awarded special rebates in connection with litigation concerning the system's pricing in the late 1980s. The rebates and related legal fees totaled $3.0 million and reduced net income $1.7 million. In the fourth quarter of 1994 Scripps Cable accrued $6.5 million as an estimate of the ultimate costs of certain lawsuits. The accrual reduced 1994 net income $4.0 million.

In 1992 management changed its estimate of a tax deduction related to the redemption of a partnership interest in certain of Scripps Cable's cable television systems. The resulting change in the liability for prior year income taxes decreased 1992 net income $8.4 million. In the fourth quarter of 1994 the Internal Revenue Service proposed adjustments related to certain intangible assets and the redemption of the partnership interest. Based upon the proposed adjustments management again changed its estimate of the tax liabilities for prior years. The resulting change in the liability for prior year income taxes and the deferred income tax liability increased 1994 net income $11.8 million.

In 1991 Scripps Cable settled a lawsuit alleging violations of antitrust and unfair trade practice laws. The settlement and related legal fees totaled $12.0 million and reduced net income $7.9 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                        OPERATIONS OF SCRIPPS CABLE

Scripps Cable's revenues are primarily earned from subscriber fees for basic, cable programming and premium television services (including pay-per-view programming), and the rental of converters and remote control devices. Historically Scripps Cable's revenue growth has been primarily achieved through internal subscriber growth, acquisitions, and increases in rates for services provided to cable television subscribers. Regulations adopted by the Federal Communications Commission ("FCC") pursuant to the 1992 Cable Act have affected Scripps Cable's ability to increase rates for certain subscriber services or to restructure its rates for certain services. The rate regulation, which is described more fully under "Revenues and Pricing" in this Form 8-K, is generally intended to reduce subscriber rates and to limit future rate increases for basic and certain other cable programming services.

RESULTS OF OPERATIONS

Earnings before interest, income taxes, corporate management fees, depreciation, and amortization ("EBITDA") is included in the discussion of results of operations because:

   Changes in depreciation and amortization are often unrelated to current performance. Management believes the year-over-year change in EBITDA is a more useful measure of year-over-year performance than the change in operating income because, combined with information on capital spending plans, it is a more reliable indicator of results that may be expected in future periods.

   Financial analysts use EBITDA to value cable television businesses.

   Acquisitions of cable television businesses are based on multiples of EBITDA.

 EBITDA should not, however, be construed as an alternative measure of the amount of Scripps Cable's income or cash flow from operating activities.

Combined results of operations are as follows:

( in thousands, except per subscriber                  (Unaudited)
information )                                      For the nine months ended                       For the years ended
                                                       September 30,                                   December 31,
                                                1995    Change      1994          1994   Change        1993    Change       1992
Operating revenues:
     Basic and cable
          programming services              $  137,092  10.8 %  $  123,730    $  165,682  (3.5)%   $  171,703   5.3 %   $  163,069
     Premium programming services               38,945   6.9 %      36,447        49,242   6.1 %       46,401   4.1 %       44,559
     Other monthly service                      13,055   2.6 %      12,720        17,422  19.2 %       14,611  12.4 %       13,002
     Advertising                                 9,428  19.0 %       7,925        11,367  28.2 %        8,870   5.7 %        8,394
     Installation and miscellaneous              9,335   6.4 %       8,773        11,643  14.1 %       10,207  12.2 %        9,094

Total operating revenues                       207,855   9.6 %     189,595       255,356   1.4 %      251,792   5.7 %      238,118

Operating expenses:
     Employee compensation and benefits         32,359   5.5 %      30,673        41,343   5.4 %       39,237   2.4 %       38,332
     Program costs                              52,286  14.8 %      45,529        61,614  10.9 %       55,548   8.4 %       51,225
     Other                                      38,526  (0.5)%      38,722        52,271   1.0 %       51,747   9.5 %       47,267
     Depreciation and amortization              41,105  (7.1)%      44,264        57,331  (4.5)%       60,029   4.3 %       57,580

Total operating expenses                       164,276   3.2 %     159,188       212,559   2.9 %      206,561   6.3 %      194,404

Operating income
     excluding unusual items                    43,579  43.3 %      30,407        42,797  (5.4)%       45,231   3.5 %       43,714
Unusual items                                                      (2,993)       (9,493)

Operating income                                43,579              27,414        33,304               45,231               43,714
Interest expense                              (25,823)            (25,295)      (33,789)             (29,805)             (30,934)
Corporate management fee                       (2,657)             (2,218)       (2,957)              (2,293)              (2,252)
Other credits (charges)                            812                (60)          (69)                (139)                (113)
Net gains                                        1,502
Income taxes                                   (6,603)             (2,749)        10,590              (8,273)             (14,872)

Net income (loss)                           $   10,810          $  (2,908)    $    7,079           $    4,721           $  (4,457)


Other Financial and Statistical Data:



EBITDA excluding unusual items              $   84,684  13.4 %  $   74,671    $  100,128  (4.9)%   $  105,260   3.9 %   $  101,294

Percent of operating revenues:
    Operating income                            21.0 %              16.0 %        16.8 %               18.0 %               18.4 %
    EBITDA                                      40.7 %              39.4 %        39.2 %               41.8 %               42.5 %

Capital expenditures                        $   30,119   4.8 %  $   28,753    $   41,616 (37.9)%   $   67,019  15.0 %   $   58,299

Average number of basic subscribers              750.0   5.3 %       712.5         717.7   4.9 %        684.3   4.2 %        656.7

Average monthly revenue
    per basic subscriber                       $ 30.79   4.1 %     $ 29.57       $ 29.65  (3.3)%      $ 30.66   1.5 %      $ 30.22

Program costs as a percent
    of basic and premium revenue                29.7 %              28.4 %        28.7 %               25.5 %               24.7 %

Homes passed at end of period                  1,184.4   1.8 %     1,163.0       1,170.0   2.0 %      1,146.8   1.6 %      1,128.8

Basic subscribers at end of period               758.5   4.8 %       724.1         739.2   5.4 %        701.0   4.1 %        673.1

Penetration at end of period                    64.0 %              62.3 %        63.2 %               61.1 %               59.6 %

The following items affected the comparability of the Scripps Cable reported results of operations:

     In 1995 Scripps Cable sold its cable television system in Barbourville, Kentucky. The sale resulted in a pre-tax gain of $1.5 million, $0.9 million after-tax.

     In 1994 customers of the Sacramento cable television system were awarded special rebates in connection with litigation concerning the system's pricing in the late 1980s. The rebates and related legal fees totaled $3.0 million and reduced 1994 nine month and full year net income $1.7 million.

     In the fourth quarter of 1994 Scripps Cable accrued $6.5 million as an estimate of the ultimate costs of certain lawsuits. The accrual reduced 1994 net income $4.0 million.

     In 1992 management changed its estimate of a tax deduction related to the redemption of a partnership interest in certain of Scripps Cable's cable television systems. The resulting change in the liability for prior year income taxes decreased 1992 net income $8.4 million. In the fourth quarter of 1994 the Internal Revenue Service proposed adjustments related to certain intangible assets and the redemption of the partnership interest. Based upon the proposed adjustments management again changed its estimate of the tax liabilities for prior years. The resulting change in the liability for prior year income taxes and the deferred income tax liability increased 1994 net income $11.8 million.

Rate regulations adopted by the FCC significantly affected Scripps Cable's operating results in 1994 and in 1993. The effects of price decreases resulting from the regulations were partially offset by subscriber growth in 1994. After declining year-over-year for five straight quarters, EBITDA increased in the fourth quarter of 1994 and in each quarter of 1995.

Program costs have increased due to the growth in the number of subscribers, additional programming offered subscribers, and increased costs to produce or purchase programming. Program costs as a percentage of basic and premium programming service revenues increased sharply in 1994 due to the full-year impact of rate regulation on revenues.


LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was $56.7 million in 1994, $65.4 million in 1993, and $51.4 million in 1992. The decrease in 1994 was primarily due to the effects of rate regulation. Cash flow from operating activities was $62.0 million for the nine months ended September 30, 1995 compared to $43.7 million in the 1994 nine month period. The increase was primarily due to improved operating performance.

In the third quarter of 1995 Scripps Cable reached an agreement to acquire cable television systems adjacent to its Knoxville and Chattanooga systems for $62.5 million. The acquisition is expected to be completed by the first quarter of 1996. Scripps Cable invests heavily in its cable plant, continually replacing and modernizing its technology by rebuilding and upgrading its systems with fiber optic cable. Capital expenditures decreased in 1994 as the rebuilds of the Knoxville and Chattanooga systems were substantially completed. Acquisitions of cable television systems and capital expenditures are financed through cash flow from operating activities and, if necessary, additional advances.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders,
The E.W. Scripps Company:

We have audited the accompanying combined balance sheets of The E.W. Scripps Company ("EWS") Cable Television Operations ("Scripps Cable") (see
Note 1) as of December 31, 1994 and 1993, and the related combined statements of income and retained earnings and of cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of EWS's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Scripps Cable at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.






DELOITTE & TOUCHE LLP
Cincinnati, Ohio
November 9, 1995

SCRIPPS CABLE
COMBINED BALANCE SHEETS
( in thousands )                                                              (Unaudited)
                                                                             September 30,             December 31,
                                                                                 1995              1994           1993
ASSETS
CURRENT ASSETS :
Cash and cash equivalents                                                   $         970    $       2,103   $       2,096
Accounts receivable (less allowances -                                             11,532            9,914           7,850
$1,355, $1,115, and $1,267)
Inventories                                                                        15,314           10,433          14,379
Refundable property taxes                                                                           10,400           7,580
Deferred income taxes                                                               5,421            5,401           4,896
Miscellaneous                                                                       1,855            3,186           3,365
Total current assets                                                               35,092           41,437          40,166

PROPERTY, PLANT, AND EQUIPMENT :
Land and improvements                                                               3,700            3,704           2,087
Buildings and improvements                                                          9,577            9,230           8,872
Equipment                                                                         570,544          548,275         520,354
Total property, plant, and equipment                                              583,821          561,209         531,313
Less accumulated depreciation                                                     295,410          266,980         230,807
Net property, plant, and equipment                                                288,411          294,229         300,506

GOODWILL AND OTHER INTANGIBLE ASSETS :
Goodwill                                                                           40,885           40,671          12,848
Non-competition agreements                                                          5,800            5,800          13,400
Franchise costs                                                                   159,273          159,541         159,452
Customer lists                                                                      1,719            1,719           1,719
Other intangible assets                                                             7,100            7,053           7,053
Total goodwill and other intangible assets                                        214,777          214,784         194,472
Less accumulated amortization                                                     119,502          113,067         109,177
Net goodwill and other intangible assets                                           95,275          101,717          85,295

OTHER ASSETS                                                                          623              993           4,097

TOTAL ASSETS                                                                $     419,401    $     438,376   $     430,064

See notes to combined financial statements.

SCRIPPS CABLE
COMBINED BALANCE SHEETS
( in thousands )                                                              (Unaudited)
                                                                              September 30,           December 31,
                                                                                 1995              1994           1993
LIABILITIES AND STOCKHOLDER'S DEFICIENCY
CURRENT LIABILITIES :
Accounts payable                                                            $      13,607    $      14,915   $      12,773
Customer deposits and unearned revenue                                              2,401            3,089           1,005
Accrued liabilities :
      Employee compensation and benefits                                            1,398            1,276             237
      Copyright and programming costs                                               7,302            7,312           6,507
      Commitments and contingencies                                                 6,500            6,500
      Property taxes                                                                3,159            1,674           1,591
      Interest on advances from parent company                                      1,618            1,618           1,635
      Income taxes                                                                  6,966            (437)           1,843
      Miscellaneous                                                                 5,688            5,632           7,287
Total current liabilities                                                          48,639           41,579          32,878

DEFERRED INCOME TAXES                                                              79,737           80,622          66,701

ADVANCES FROM PARENT COMPANY                                                      303,371          336,332         324,979

OTHER LONG-TERM OBLIGATIONS                                                         9,490           12,489          45,231

STOCKHOLDER'S DEFICIENCY :
Capital stock                                                                       1,801            1,801           1,801
Additional paid-in capital                                                         35,144           35,144          35,144
Retained earnings (deficit)                                                      (58,781)         (69,591)        (76,670)
Total stockholder's deficiency                                                   (21,836)         (32,646)        (39,725)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY                              $     419,401    $     438,376   $     430,064


See notes to combined financial statements.

SCRIPPS CABLE
COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
( in thousands )                                          (Unaudited)
                                                   For the nine months ended                          For the years ended
                                                          September 30,                                   December 31,
                                                       1995             1994              1994              1993          1992
OPERATING REVENUES :
Basic services                                  $         137,092   $   123,730    $        165,682    $   171,703   $   163,069
Premium programming services                               38,945        36,447              49,242         46,401        44,559
Other monthly services                                     13,055        12,720              17,422         14,611        13,002
Advertising                                                 9,428         7,925              11,367          8,870         8,394
Installation and miscellaneous                              9,335         8,773              11,643         10,207         9,094
Total operating revenues                                  207,855       189,595             255,356        251,792       238,118

OPERATING EXPENSES :
Employee compensation and benefits                         32,359        30,673              41,343         39,237        38,332
Cable television programming costs                         52,286        45,529              61,614         55,548        51,225
Other operating expenses                                   38,526        41,715              61,764         51,747        47,267
Depreciation and amortization                              41,105        44,264              57,331         60,029        57,580
Total operating expenses                                  164,276       162,181             222,052        206,561       194,404

OPERATING INCOME                                           43,579        27,414              33,304         45,231        43,714

OTHER CREDITS (CHARGES) :
Interest on advances from parent company                 (25,571)      (25,038)            (33,447)       (28,916)      (30,479)
Other interest expense                                      (252)         (257)               (342)          (889)         (455)
Corporate management fee                                  (2,657)       (2,218)             (2,957)        (2,293)       (2,252)
Gain on sale of cable television system                     1,502
Miscellaneous, net                                            812          (60)                (69)          (139)         (113)
Net other credits (charges)                              (26,166)      (27,573)            (36,815)       (32,237)      (33,299)

INCOME (LOSS) BEFORE INCOME TAXES                          17,413         (159)             (3,511)         12,994        10,415

PROVISION (CREDIT) FOR INCOME TAXES                         6,603         2,749            (10,590)          8,273        14,872

NET INCOME (LOSS)                                          10,810       (2,908)               7,079          4,721       (4,457)

RETAINED EARNINGS (DEFICIT) :
Beginning of year                                        (69,591)      (76,670)            (76,670)       (81,391)      (76,934)

End of period                                   $        (58,781)   $  (79,578)    $       (69,591)    $  (76,670)   $  (81,391)


See notes to combined financial statements.

SCRIPPS CABLE
COMBINED STATEMENTS OF CASH FLOWS
( in thousands )                                           (Unaudited)
                                                   For the nine months ended                        For the years ended
                                                           September 30,                                 December 31,
                                                       1995             1994              1994              1993          1992
Cash Flows From Operating Activities:
Net income (loss)                               $          10,810   $   (2,908)    $          7,079    $     4,721   $   (4,457)
Adjustments to reconcile net income (loss)
     to net cash flows from operating
       activities:
     Depreciation and amortization                         41,105        44,264              57,331         60,029        57,580
     Gain on sale of cable television system              (1,502)
     Deferred income taxes                                  (905)            69               (657)        (3,866)       (4,513)
     Adjustment of liability for prior year                                                (11,800)                        8,400
       income taxes
     Payment of prior year income taxes to                                                  (7,400)
       Scripps
     Prepaid franchise fees                                 1,932         1,932               2,574          2,574         2,574
     Refundable property taxes                             10,400       (2,820)             (2,820)        (3,788)       (3,792)
     Commitments and contingencies                                                            6,500
     Changes in certain working capital                     1,892         1,498               4,262          6,504       (9,811)
        accounts
     Miscellaneous, net                                   (1,778)         1,657               1,629          (809)         5,383
Net operating activities                                   61,954        43,692              56,698         65,365        51,364

Cash Flows From Investing Activities:
Additions to property, plant, and equipment              (30,119)      (28,753)            (41,616)       (67,019)      (58,299)
Additions to intangible assets                               (78)          (15)                (89)           (62)         (759)
Purchase of subsidiary companies
     and minority interests                                 (259)      (26,361)            (26,501)        (7,121)       (2,471)
Miscellaneous, net                                          2,830          (62)               2,037          3,377           244
Net investing activities                                 (27,626)      (55,191)            (66,169)       (70,825)      (61,285)

Cash Flows From Financing Activities:
Increases in advances from parent company                                15,525              13,455          8,613         9,264
Payments on long-term debt                                                                                    (71)         (119)
Payments on advances from parent company                 (32,961)       (1,557)             (2,102)        (1,906)       (1,728)
Miscellaneous, net                                        (2,500)       (1,250)             (1,875)          (593)           (9)
Net financing activities                                 (35,461)        12,718               9,478          6,043         7,408

Increase (Decrease) in Cash and Cash                      (1,133)         1,219                   7            583       (2,513)
Equivalents

Cash and Cash Equivalents:
Beginning of year                                           2,103         2,096               2,096          1,513         4,026

End of period                                   $             970   $     3,315    $          2,103    $     2,096   $     1,513

Supplemental Cash Flow Disclosures:
Interest paid                                   $          25,722   $    25,044    $         33,472    $    29,821   $    30,514
Income taxes paid                                             705         4,064              10,947          8,582        11,772

See notes to combined financial statements.

SCRIPPS CABLE
NOTES TO COMBINED FINANCIAL STATEMENTS

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The combined financial statements of The E.W. Scripps Company ("Scripps") Cable Television Operations ("Scripps Cable") include EWS Cable Company ("EWSCC") - 100 shares of no-par capital stock authorized, 50 shares issued and outstanding; L-R Cable Company ("LRCC") - 100 shares of no-par capital stock authorized, 50 shares issued and outstanding; Scripps Howard Cable Company ("SHCC") - 100 shares of no-par capital stock authorized, 80 shares issued and outstanding; and Scripps Howard Cable Company of Sacramento ("SHCCS") - 2,000 shares of no-par capital stock authorized, 100 shares issued and outstanding.

EWSCC and LRCC are wholly-owned subsidiaries of Scripps Howard, Inc. ("SHI"). SHCC and SHCCS are wholly-owned subsidiary companies of Scripps Howard Broadcasting Company ("SHB"). Prior to 1993 SHB was 86%-owned by SHI.
SHI acquired 5.7% of the outstanding shares of SHB in 1993 and Scripps acquired the remaining minority interest in SHB in 1994 (see Note 2).

The historical basis in assets and liabilities of the cable television systems has been carried over. The historical combined financial statements do not necessarily reflect the results of operations or financial position that would have existed if Scripps Cable were an independent company. SHI provides certain legal, treasury, accounting, tax, risk management and other corporate services to Scripps Cable (see
Note 7).

Nature of Business - Scripps Cable operates cable television systems in several states in the southeastern United States, Colorado, and Sacramento, California.

Unaudited Interim Financial Statements - The combined financial statements as of September 30, 1995 and for the nine months ended September 30, 1995 and 1994 are unaudited. In management's opinion the interim financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations and cash flows for these periods.

The results for the interim periods are not necessarily indicative of the results that may be expected for the full year.

Cash and Cash Equivalents - Cash and cash equivalents represent cash on hand, bank deposits, and highly liquid debt instruments with an original maturity of up to three months. Cash equivalents are stated at cost plus accrued interest, which approximates fair value (see Note 7).

Inventories - Inventories include converters, remote controls, and supplies used to install and maintain cable television services. Inventories are stated at the lower of cost or market. Cost is computed using the first in, first out ("FIFO") method.

Property, Plant, and Equipment - Property, plant, and equipment is recorded at cost. Costs of constructing transmission and distribution systems are capitalized. Maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight-line method over estimated useful lives as follows:

Buildings and improvements                                  35 years
Cable television transmission and distribution systems      10 to 15 years
Other cable television equipment                             5 to 10 years
Office and other equipment                                   3 to 10 years

Goodwill and Other Intangible Assets - Goodwill and other intangible assets are stated at the lower of unamortized cost or fair value. At each balance sheet date management reviews the realizability of goodwill and other intangible assets based upon undiscounted estimated future net cash flows of regional groupings of cable television systems. An impairment loss is recognized when the unamortized cost of the assets of a grouping of cable television systems exceeds the undiscounted estimated future net cash flows.

Goodwill represents the cost of acquisitions in excess of tangible assets and identifiable intangible assets received and also includes the excess of cost over book value of shares purchased from minority SHB shareholders allocated to Scripps Cable. Goodwill is amortized on the straight-line basis over periods of up to forty years.

Cable television franchises are amortized on the straight-line basis generally over the remaining terms of acquired cable systems' franchise agreements. Non-competition agreements are amortized on the straight-line basis over the terms of the agreements. Other intangible assets are amortized on the straight-line basis over estimated useful lives not exceeding forty years.

Income Taxes - Scripps Cable is included in the consolidated federal tax return of Scripps.

The provision (credit) for income taxes is generally prepared as if Scripps Cable filed a separate return, however tax benefits for taxable losses and other deductions that would be limited if Scripps Cable were an independent company are recognized currently if such losses and benefits are utilized in the consolidated Scripps provision.

Deferred income taxes are provided for temporary differences between the tax basis and reported amounts of assets and liabilities that will result in taxable or deductible amounts in future years. Scripps Cable's temporary differences primarily result from accelerated depreciation and amortization for tax purposes and accrued expenses not deductible for tax purposes until paid.

Postemployment Benefits - Scripps adopted FAS No. 106 - Employers' Accounting for Postretirement Benefits Other Than Pensions in 1992. Postretirement benefits are recognized during the years that employees render service. Scripps Cable has no significant postretirement benefit obligations. Other postemployment benefits, such as disability-related benefits and severance, are recognized when the benefits become payable.

Self-Insurance - Scripps is primarily self-insured for employee health, workers' compensation, and general liability insurance. Self-insurance liabilities are estimated based upon claims filed and estimated claims incurred but not reported. The cost of such insurance is allocated to Scripps Cable based upon estimated claims. The self-insurance liabilities are not discounted and are classified as Advances From Parent Company in the accompanying Combined Balance Sheets.

Revenue Recognition - Scripps Cable bills its customers in advance and recognizes revenue as cable television services are provided. Credit risk is managed by disconnecting services to delinquent customers. Installation revenues are generally less than direct selling and installation costs and are recognized on the date of installation.

 2.   ACQUISITIONS AND DIVESTITURES

Acquisitions
In the third quarter of 1995 SHB reached an agreement to acquire cable television systems adjacent to the Knoxville and Chattanooga systems for $62,500,000.

Scripps Cable acquired several cable television systems adjacent to existing service areas in the three years ended December 31, 1994.

In 1993 SHI acquired 5.7% of the outstanding shares of SHB and in 1994 Scripps acquired the remaining minority interest in SHB. The excess of the cost over the book value of the shares related to SHB's cable television operations has been recorded as goodwill by Scripps Cable.

The following table presents additional information about the acquisitions:

( in thousands )                                          (Unaudited)
                                                   For the nine months ended                      For the years ended
                                                          September 30,                                December 31,
                                                       1995             1994              1994              1993          1992
Goodwill and other intangible assets acquired   $             167 $         158 $               233 $          161 $         600
Other assets acquired                                          92            87                 152             90         1,990
Liabilities assumed                                                                                                        (119)

Total cable television system acquisitions                    259           245                 385            251         2,471
Excess of cost over book value of SHB stock
     allocated to Scripps Cable and paid to SHI                          26,116              26,116          6,870

Total                                           $             259 $      26,361 $            26,501 $        7,121 $       2,471



The acquisitions have been accounted for as purchases. The acquired operations have been included in the Combined Statements of Income from the dates of acquisition. Pro forma results are not presented because the combined results of operations would not be significantly different from the reported amounts.


Divestitures
In 1995 Scripps Cable sold its cable television system in Barbourville, Kentucky. The sale resulted in a pre-tax gain of $1,502,000.

3.INCOME TAXES

The IRS is currently examining Scripps' consolidated income tax returns for the years 1988 through 1991. In 1995 Scripps reached agreement with the IRS to settle the audits of its 1985 through 1987 tax returns. There was no charge to income as a result of the settlement.

In 1992 management changed its estimate of a tax deduction received in the redemption of a partnership interest in certain of its cable television systems. The resulting change in the liability for prior year income taxes
decreased net income $8,400,000.   In 1994 the IRS proposed adjustments
related to certain intangible assets and the redemption of the partnership interest. Based upon the proposed adjustments management again changed its estimate of the tax liabilities for prior years. The resulting change in the liability for prior year income taxes and the deferred income tax liability increased 1994 net income $11,800,000.

Management believes that adequate provision for income taxes has been made for all open years.

The approximate effects of the temporary differences giving rise to Scripps Cable's deferred income tax liabilities (assets) are as follows:

( in thousands )
                                                                                                        December 31,
                                                                                                   1994           1993
Accelerated depreciation and amortization                                                    $      85,870   $      71,516
Commitments and contingencies                                                                      (2,470)
Refundable property taxes                                                                                          (2,900)
Other temporary differences, net                                                                   (1,892)         (1,027)

Total                                                                                               81,508          67,589
State net operating loss carryforwards                                                             (8,949)         (7,516)
Valuation allowance for state deferred tax assets                                                    2,662           1,732

Net deferred tax liability                                                                   $      75,221   $      61,805


Scripps Cable's state net operating loss carryforwards expire from 2000 through 2019. In 1992 the state of Tennessee extended the loss carryforward period to 15 years and management reduced its estimate of the valuation allowance increasing net income $3,600,000.

The provision (credit) for income taxes is as follows:

( in thousands )
                                                                                                   For the years ended
                                                                                                         December 31,
                                                                                          1994              1993          1992
Current:
     Federal                                                                       $       (10,290)    $    11,905   $    18,431
     State and local                                                                            357            234           954

Total current                                                                               (9,933)         12,139        19,385

Deferred:
     Federal                                                                                (2,482)        (4,141)         (744)
     State and local                                                                          1,825            275       (3,769)

Total deferred                                                                                (657)        (3,866)       (4,513)

Total income tax provision (credit)                                                $       (10,590)    $     8,273   $    14,872


The difference between the statutory rate for federal income tax and the effective income tax rate is as follows:



                                                                                                     For the years ended
                                                                                                        December 31,
                                                                                          1994              1993          1992
Statutory rate                                                                              (35.0)%         35.0 %         34.0 %
Effect of:
     State and local income taxes                                                              41.0            2.6        (17.9)
     Amortization not deductible for tax purposes                                              30.3           17.8          44.5
     Increase in tax rate to 35% on deferred tax liabilities                                                  10.5
     Change in estimated tax basis and lives of certain assets                              (336.3)                         80.7
     Miscellaneous                                                                            (1.6)          (2.2)           1.5

Effective income tax rate                                                                  (301.6)%         63.7 %        142.8 %

4.ADVANCES FROM PARENT COMPANY

Advances from parent company consisted of the following at December 31:

( in thousands )
                                                                                                      December 31,
                                                                                                   1994           1993
9.5% note, due to Scripps through 2017                                                       $     127,019   $     128,504
11% note, due to Scripps through 2017                                                               66,806          67,423
Variable rate borrowings from SHI                                                                  142,507         129,052

Total advances                                                                               $     336,332   $     324,979


Scripps Cable has a variable rate borrowing agreement with SHI. Interest on the borrowings is charged at 1% over the prime interest rate. SHI also manages Scripps Cable's daily flow of cash (see Note 7). Net cash deficiencies are included in variable rate borrowings. Interest on cash deficiencies is charged at SHI's short-term borrowing rate.

Scheduled maturities of the 9.5% and 11% notes are as follows: 1995, $2,319,000; 1996, $2,558,000; 1997, $2,822,000; 1998, $3,114,000; 1999,
$3,436,000; and later years, $179,576,000. All advances are classified as non-current as such amounts can be refinanced on a long-term basis.

5.EMPLOYEE BENEFIT PLANS

SHI sponsors a defined benefit plan covering substantially all employees of Scripps Cable. Benefits are generally based on the employees' compensation and years of service. Funding is based on the requirements of the plan and applicable federal laws.

SHI also sponsors a defined contribution plan covering substantially all employees of Scripps Cable. Scripps Cable matches a portion of employees' voluntary contributions to the plan.

Retirement plans expense allocated to Scripps Cable consisted of the following:

( in thousands )
                                                                                                For the years ended
                                                                                                       December 31,
                                                                                          1994              1993          1992
Service cost                                                                       $            684    $       615   $       450
Interest cost                                                                                   321            284           240
Actual return on plan assets                                                                   (20)             67            30
Net amortization and deferral                                                                    58           (43)            80

Defined benefit plan                                                                          1,043            923           800
Defined contribution plan                                                                       429            373           346

Total retirement plans expense                                                     $          1,472    $     1,296   $     1,146

Assumptions used in the accounting for the defined benefit plan were as follows:

                                                                                                  For the years ended
                                                                                                        December 31,
                                                                                          1994              1993          1992
Discount rate as of December 31                                                                8.5%           7.0%          8.0%
Expected long-term rate of return on plan assets                                               9.5%           8.0%          9.0%
Rate of increase in compensation levels                                                        5.0%           3.5%          4.5%


Scripps Cable's allocation of the funded status of the defined benefit plan at December 31 was as follows:

( in thousands )
                                                                                                  For the years ended
                                                                                                        December 31,
                                                                                          1994              1993          1992
Actuarial present value of projected benefits                                      $          4,462    $     4,631   $     3,579
Plan assets at fair value                                                                     2,411            851           891

Projected benefits in excess of plan assets                                        $          2,051    $     3,780   $     2,688


Plan assets primarily consist of marketable equity and fixed-income securities.

6.COMMITMENTS AND CONTINGENCIES

In 1994 Scripps Cable accrued $6,500,000 as an estimate of the ultimate costs of certain lawsuits. Scripps Cable is also involved in other litigation arising in the ordinary course of business, none of which is expected to result in material loss.

In 1994 customers of the Sacramento cable television system were awarded special rebates in connection with litigation concerning the system's pricing in the late 1980s. The rebates and related legal fees totaled $2,993,000.

Minimum payments on non-cancelable leases at December 31, 1994 were as follows: 1995, $415,000; 1996, $214,000; 1997, $195,000; 1998, $170,000;
1999, $134,000; and later years, $710,000.

Rental expense for cancelable and non-cancelable leases was as follows:
1994, $3,790,000; 1993, $4,270,000; and 1992, $4,000,000.



7.PARENT COMPANY RELATIONSHIP

Scripps Cable participates in SHI's controlled disbursement system, where the bank sends daily notification of checks presented for payment. SHI transfers funds from other sources to cover checks presented for payment. This program generally results in book overdrafts as a result of checks outstanding. These book overdrafts have been classified as Accounts Payable in the Combined Balance Sheets.

SHI also manages Scripps Cable's daily flow of cash. Cash excesses or deficiencies earn or incur interest at appropriate short-term market rates. Cash deficiencies are classified as Advances From Parent Company in the accompanying Combined Balance Sheets (see Note 4).

The balance of advances, including cash deficiencies, at December 31, 1994 and 1993 was $336,332,000 and $324,979,000. Interest charged on advances and cash deficiencies was $33,447,000 in 1994, $28,916,000 in 1993, and
$30,479,000 in 1992. Interest accrued on the advances at December 31 was $1,618,000 in 1994 and $1,635,000 in 1993.

The federal tax provision (credit) allocated to Scripps Cable was ($12,772,000) in 1994, $7,764,000 in 1993, and $17,687,000 in 1992. The
current federal income tax payable (receivable) at December 31 was ($350,000) in 1994 and $2,510,000 in 1993.

Scripps Cable also purchases certain materials and services from SHI. The prices charged are generally equal to prices that Scripps Cable would have been able to negotiate on its own. SHI also provides management services to all of its subsidiaries. Scripps Cable's share of the cost of such services was $2,957,000 in 1994, $2,293,000 in 1993, and $2,252,000 in
1992.




8. PROPOSED TRANSACTION

In October 1995 Scripps reached a definitive agreement that will result in Scripps Cable being owned by Comcast Corporation ("Comcast") through a tax-free transaction. In the transaction Scripps will transfer to its shareholders ownership of its non-cable operations in a separate entity ("New Scripps"). Following the transaction each Scripps shareholder will receive one share in New Scripps and shares of Comcast in exchange for each share of Scripps owned prior to the transaction. The number of Comcast shares received by Scripps shareholders will depend upon the market price of Comcast shares during a specified period shortly prior to closing.

The transaction is expected to close in 1996 and is conditioned upon, among other things, approval by Scripps and Comcast shareholders. Controlling shareholders in Scripps and Comcast have agreed to vote in favor of the transaction.

Certain liabilities included in these combined financial statements will not be assumed by Comcast. At September 30, 1995 those liabilities totaled approximately $331,400,000.

              FINANCIAL STATEMENTS AND FINANCIAL INFORMATION

See index to financial statements at page F-1 of this Form 8-K.


                                SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                           THE E.W. SCRIPPS COMPANY




Dated :  December 28, 1995    By:  /s/ D. J. Castellini

                                  D. J. Castellini
                                  Senior Vice President, Finance &
                                  Administration

                         THE E.W. SCRIPPS COMPANY

          Index to Financial Statements and Financial Information

Item No.                                                       Page

THE E.W. SCRIPPS COMPANY
(A)  1.  Selected Financial Data                                 27

     2.  Management's Discussion and Analysis of Financial
         Condition and Results of Operations                     29

     3.  Independent Auditors' Report                            38

     4.  Consolidated Balance Sheets                             39

     5.  Consolidated Statements of Income
             and Retained Earnings                               41

     6.  Consolidated Statements of Cash Flows                   42

     7.  Consolidated Statements of Stockholders' Equity         43

     8.  Notes to Consolidated Financial Statements              44

     9.  Valuation and Qualifying Accounts                       63

SCRIPPS CABLE
(B)  1.  Selected Financial Data                                 69

     2.  Management's Discussion and Analysis of Financial
         Condition and Results of Operations of Scripps Cable    70

     3.  Independent Auditors' Report                            73

     4.  Combined Balance Sheets                                 74

     5.  Combined Statements of Income                           76

     6.  Combined Statements of Cash Flows                       77

     7.  Notes to Combined Financial Statements                  78

                         THE E.W. SCRIPPS COMPANY

                 Index to Pro Forma Financial Information


Item No.                                                         Page

(B)  1.  Pro Forma Balance Sheet as of September 30, 1995.       P - 2

     2.  Pro Forma Statements of Income for the Nine Months
          Ended September 30, 1995.                              P - 4

     3.  Pro Forma Statements of Income for the Year Ended
          December 31, 1994.                                     P - 5

     4.  Notes to Pro Forma Financial Information.               P - 6

THE E.W. SCRIPPS COMPANY
PRO FORMA BALANCE SHEET
AS OF SEPTEMBER 30, 1995
( in thousands )
                                                                REPORTED        SCRIPPS       PRO FORMA             PRO FORMA
                                                                AMOUNTS         CABLE         ADJUSTMENTS           AMOUNTS
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                              $       14,579   $       970   $         970  (A)
                                                                                                 (3,823)  (F)
                                                                                                 (8,000)  (D)    $       2,756
     Short-term investments                                         38,000                      (38,000)  (F)
     Accounts and notes receivable                                 159,464        12,887                               146,577
         Less allowances                                             5,377         1,355                                 4,022
     Net accounts and notes receivable                             154,087        11,532                               142,555
     Program rights and production costs                            46,199                                              46,199
     Refundable income taxes                                        23,255                                              23,255
     Inventories                                                    31,790        15,314                                16,476
     Deferred income taxes                                          23,771         5,421                                18,350
     Miscellaneous                                                  22,651         1,855                                20,796
     Total current assets                                          354,332        35,092        (48,853)               270,387

INVESTMENTS                                                         52,375           267                                52,108

PROPERTY, PLANT, AND EQUIPMENT
     Land and improvements                                          43,460         3,700                                39,760
     Buildings and improvements                                    190,730         9,577                               181,153
     Equipment                                                   1,080,825       570,544                               510,281
     Total property, plant, and equipment                        1,315,015       583,821                               731,194
     Less accumulated depreciation                                 602,111       295,410                               306,701
     Net property, plant, and equipment                            712,904       288,411                               424,493

GOODWILL AND OTHER INTANGIBLE ASSETS
     Goodwill and other intangible assets                          867,783       214,777                               653,006
     Less accumulated amortization                                 271,804       119,502                               152,302
     Net goodwill and other intangible assets                      595,979        95,275                               500,704

OTHER ASSETS:
     Program rights and production costs (less current              55,577                                              55,577
        portion)
     Miscellaneous                                                   9,907           356                                 9,551
     Total other assets                                             65,484           356                                65,128

TOTAL ASSETS                                                $    1,781,074   $   419,401   $    (48,853)         $   1,312,820

THE E.W. SCRIPPS COMPANY
PRO FORMA BALANCE SHEET
AS OF SEPTEMBER 30, 1995
( in thousands )
                                                                REPORTED        SCRIPPS       PRO FORMA             PRO FORMA
                                                                AMOUNTS         CABLE         ADJUSTMENTS           AMOUNTS
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current portion of long-term debt                       $       47,043                 $      23,460  (F)    $      70,503
    Accounts payable                                                91,414   $    13,607           3,061  (A)           80,868
    Customer deposits and unearned revenue                          23,248         2,401                                20,847
    Accrued liabilities:
        Employee compensation and benefits                          31,322         1,398                                29,924
        Artist and author royalties                                  9,277                                               9,277
        Copyright and programming costs                              7,523         7,302                                   221
        Interest                                                     2,297         1,618           1,618  (A)
                                                                                                 (1,323)  (E)              974
        Income taxes                                                 2,345         6,966           6,966  (A)            2,345
        Miscellaneous                                               47,243        15,347           7,500  (A)           39,396
    Total current liabilities                                      261,712        48,639          41,282               254,355

DEFERRED INCOME TAXES                                              161,393        79,737         (2,850)  (A)           78,806

ADVANCES FROM PARENT COMPANY                                                     303,371         303,371  (A)

LONG-TERM DEBT (LESS CURRENT PORTION)                               63,461                      (61,272)  (E)            2,189

OTHER LONG-TERM OBLIGATIONS AND MINORITY INTERESTS                 133,461         9,490           8,900  (A)          132,871

STOCKHOLDERS' EQUITY                                             1,161,047      (21,836)       (338,284)  (D)          844,599

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $    1,781,074   $   419,401  $     (48,853)         $   1,312,820

THE E.W. SCRIPPS COMPANY
PRO FORMA STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
( in thousands, except per share data )
                                                                REPORTED        SCRIPPS       PRO FORMA             PRO FORMA
                                                                AMOUNTS          CABLE       ADJUSTMENTS             AMOUNTS
OPERATING REVENUES:
    Advertising                                             $      337,234                                       $     337,234
    Circulation                                                     93,242                                              93,242
    Other newspaper revenue                                         38,156                                              38,156
    Total newspapers                                               468,632                                             468,632
    Broadcasting                                                   211,711                                             211,711
    Cable television                                               207,855   $   207,855
    Entertainment                                                   68,964                                              68,964
    Total operating revenues                                       957,162       207,855                               749,307

OPERATING EXPENSES:
    Employee compensation and benefits                             285,273        32,359                               252,914
    Program rights and production costs                             94,436        52,286                                42,150
    Newsprint and ink                                               88,260                                              88,260
    Other operating expenses                                       227,799        38,526   $       1,402  (G)
                                                                                                     547  (B)          191,222
    Depreciation                                                    69,089        34,712             100  (G)           34,477
    Amortization of intangible assets                               21,548         6,393                                15,155
    Total operating expenses                                       786,405       164,276           2,049               624,178

OPERATING INCOME                                                   170,757        43,579         (2,049)               125,129

OTHER CREDITS (CHARGES):
    Interest on advances from parent                                            (25,571)        (25,571)  (B)
    Interest expense                                               (8,875)         (252)           3,402  (E)
                                                                                                 (1,818)  (F)          (7,039)
    Corporate management fees                                                    (2,657)         (2,657)  (B)
    Miscellaneous, net                                               3,415         2,314         (1,294)  (F)
                                                                                                   1,502  (G)            1,309
    Net other credits (charges)                                    (5,460)      (26,166)        (26,436)               (5,730)


INCOME BEFORE TAXES AND MINORITY INTERESTS                         165,297        17,413        (28,485)               119,399

PROVISION FOR INCOME TAXES                                          69,823         6,603        (10,824)  (C)           52,396

INCOME BEFORE MINORITY INTERESTS                                    95,474        10,810        (17,661)                67,003

MINORITY INTERESTS                                                   2,587                                               2,587

NET INCOME                                                  $       92,887   $    10,810   $    (17,661)         $      64,416


AVERAGE WEIGHTED SHARES                                             79,930        79,930          79,930                79,930

EARNINGS PER SHARE                                                   $1.16          $.14          ($.22)                  $.81

THE E.W. SCRIPPS COMPANY
PRO FORMA STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1994
( in thousands, except per share data )
                                                                REPORTED        SCRIPPS       PRO FORMA             PRO FORMA
                                                                AMOUNTS          CABLE       ADJUSTMENTS             AMOUNTS
OPERATING REVENUES:
    Advertising                                             $      433,551                                       $     433,551
    Circulation                                                    116,684                                             116,684
    Other newspaper revenue                                         52,703                                              52,703
    Total newspapers                                               602,938                                             602,938
    Broadcasting                                                   288,184                                             288,184
    Cable television                                               255,356   $   255,356
    Entertainment                                                   73,473                                              73,473
    Total operating revenues                                     1,219,951       255,356                               964,595

OPERATING EXPENSES:
    Employee compensation and benefits                             359,972        41,343                               318,629
    Program rights and production costs                            121,696        61,614                                60,082
    Newsprint and ink                                               94,160                                              94,160
    Other operating expenses                                       303,809        61,764   $       6,500  (G)
                                                                                                     633  (B)          249,178
    Depreciation                                                    85,883        45,843                                40,040
    Amortization of intangible assets                               30,384        11,488                                18,896
    Total operating expenses                                       995,904       222,052           7,133               780,985

OPERATING INCOME                                                   224,047        33,304         (7,133)               183,610

OTHER CREDITS (CHARGES):
    Interest on advances from parent company                                    (33,447)        (33,447)  (B)
    Interest expense                                              (16,616)         (342)           6,195  (E)
                                                                                                 (3,804)  (F)         (13,883)
    Corporate management fees                                                    (2,957)         (2,957)  (B)
    Net gains and unusual items                                     11,151                         3,500  (G)           14,651
    Miscellaneous, net                                               (986)          (69)           (335)  (F)          (1,252)
    Net other credits (charges)                                    (6,451)      (36,815)        (30,848)                 (484)

INCOME BEFORE TAXES AND MINORITY INTERESTS                         217,596       (3,511)        (37,981)               183,126

PROVISION FOR INCOME TAXES                                          86,925      (10,590)        (16,293)  (C)           81,222

INCOME BEFORE MINORITY INTERESTS                                   130,671         7,079        (21,688)               101,904

MINORITY INTERESTS                                                   7,988                         (155)  (H)            7,833

NET INCOME                                                  $      122,683   $     7,079   $    (21,533)         $      94,071


AVERAGE WEIGHTED SHARES                                             76,246        76,246          76,246                76,246

EARNINGS PER SHARE                                                   $1.61          $.09          ($.28)                 $1.23

                         THE E.W. SCRIPPS COMPANY

                 NOTES TO PRO FORMA FINANCIAL INFORMATION

On October 28, 1995 The E.W. Scripps Company ("Scripps") and Comcast Corporation ("Comcast") reached an agreement pursuant to which Scripps will contribute all of its non-cable television assets to Scripps Howard, Inc. ("SHI" - a wholly-owned subsidiary of Scripps and the direct or indirect parent of all of Scripps' operations) and SHI's cable television system subsidiaries ("Scripps Cable") will be transferred to and held directly by Scripps. Scripps Cable will then be acquired by Comcast through a tax-free merger (the "Merger") with Scripps. The remaining SHI business will continue as "New Scripps", which will be distributed in a tax-free "spin-off" to Scripps shareholders (the "Spin-Off") and thereafter renamed The E.W. Scripps Company. As a condition of the Merger Scripps has agreed to retire or defease its $61 million aggregate principal amount 7.375% notes due in 1998 ("Defeasance"). The Merger, Spin-off and Defeasance are
collectively referred to as the "Transactions."   Upon completion of the
Transactions the separate existence of Scripps will cease. The accompanying unaudited pro forma balance sheet and statements of income of Scripps assume completion of the Transactions.

The pro forma balance sheet as of September 30, 1995 assumes the Transactions occurred as of that date. The pro forma statements of income assume the Transactions were completed at the beginning of those periods. Pro forma adjustments primarily represent liabilities which will not be assumed by Comcast, management fees and other items charged to Scripps Cable that will not be charged to Comcast, and defeasance of Scripps' 7.375% notes due in 1998. Earnings per share is based on the weighted average shares outstanding for each period.

The pro forma financial information is not necessarily indicative of the results which actually would have occurred had the Transactions been completed as of the dates indicated or which may occur in the future.

Explanation of specific pro forma adjustments are as follows:

(A) Assets not purchased by Comcast. Liabilities of Scripps Cable not assumed by Comcast.

(B) Intercompany interest, management fees and other items that will not be charged to Comcast.

(C) Tax effect of pro forma adjustments.

(D) Effect of the Transactions, net of estimated expenses of $8.0 million, on Stockholders' Equity.

(E) Defeasance of 7.375% notes and related reduction in interest expense.

(F) Cash and short-term investments used to defease 7.375% notes and related reduction in investment income. Also incurrence of additional short-term debt to defease the notes and interest on the short-term debt at appropriate short-term rates.

(G) Miscellaneous adjustments and entries to conform classification of Scripps and Scripps Cable reported amounts.

(H) Reduction of minority interest in cable television systems owned by Scripps Howard Broadcasting Company ("SHB"). SHB was 86% owned by Scripps prior to September 1994.

                         THE E.W. SCRIPPS COMPANY

                             Index to Exhibits
Item No.                                                       Page

10   Agreement and Plan of Merger by and among
     The E.W. Scripps Company, Scripps Howard, Inc.,
     and Comcast Corporation                                    (1)

12   Computation of Ratio of Earnings to Fixed Charges          E - 2

24   Independent Auditors' Consent                              E - 3

27   Financial Data Schedule                                    E - 4


     (1) The Agreement and Plan of Merger will be filed by amendment to this Report on Form 8-K.